   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 2000



                                                      REGISTRATION NO. 333-43144

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------


                            UNISPHERE NETWORKS, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             3576                            522142617
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------
                              ONE EXECUTIVE DRIVE
                        CHELMSFORD, MASSACHUSETTS 01824
                                 (978) 848-0300
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              JAMES A. DOLCE, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ONE EXECUTIVE DRIVE
                        CHELMSFORD, MASSACHUSETTS 01824
                                 (978) 848-0300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

      MARK G. BORDEN, ESQ.           ALEJANDRO E. CAMACHO, ESQ.           JAY K. HACHIGIAN, ESQ.
    PHILIP P. ROSSETTI, ESQ.       CLIFFORD CHANCE ROGERS & WELLS        GUNDERSON DETTMER STOUGH
        HALE AND DORR LLP                        LLP                 VILLENEUVE FRANKLIN & HACHIGIAN,
         60 STATE STREET                   200 PARK AVENUE                          LLP
   BOSTON, MASSACHUSETTS 02109        NEW YORK, NEW YORK 10166               225 WYMAN STREET
    TELEPHONE: (617) 526-6000         TELEPHONE: (212) 878-8000        WALTHAM, MASSACHUSETTS 02451
    TELECOPY: (617) 526-5000          TELECOPY: (212) 878-8375           TELEPHONE: (781) 890-8800
                                                                         TELECOPY: (781) 622-1622

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED            PROPOSED
                                                                     MAXIMUM              MAXIMUM            AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE         OFFERING PRICE    AGGREGATE OFFERING      REGISTRATION
           TO BE REGISTERED                 REGISTERED(1)           PER SHARE              PRICE               FEE(2)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
  share...............................     9,775,000 shares           $22.00          $215,050,000.00        $56,773.20
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------



(1) Includes 1,275,000 shares which the Underwriters have the option to purchase from the company to cover over-allotments, if any. See "Underwriting."



(2) Pursuant to Rule 457(o) under the Securities Act of 1933, as amended, $39,600.00 of the registration fee was paid in connection with the initial filing of the Registration Statement on August 4, 2000.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2000



                                8,500,000 Shares


                            UNISPHERE NETWORKS LOGO

                                  Common Stock

                               ------------------


     Prior to this offering, there has been no public market for the common stock. The initial public offering price of our common stock is expected to be between $20.00 and $22.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "UNSP".



     Siemens Corporation will own approximately 87% of our outstanding common stock upon completion of this offering. Siemens Corporation, or its subsidiary, has owned substantially all of our outstanding common stock prior to this offering.



     The underwriters have an option to purchase a maximum of 1,275,000 additional shares to cover over-allotments of shares.


     INVESTING IN OUR COMMON STOCK INVOLVES RISKS.  SEE "RISK FACTORS" ON PAGE
5.


                                                                          UNDERWRITING       PROCEEDS TO
                                                          PRICE TO        DISCOUNTS AND       UNISPHERE
                                                           PUBLIC          COMMISSIONS        SOLUTIONS
                                                       ---------------   ---------------   ---------------
Per Share............................................         $                 $                 $
Total................................................  $                 $                 $


     Delivery of the shares of common stock will be made on or about
            , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

                               J.P. MORGAN & CO.

                                                                 UBS WARBURG LLC

               The date of this prospectus is             , 2000.

                        [GRAPHIC -- INSIDE FRONT COVER]

     The heading of the graphic reads "Voice and Data Products for the New Public Network".

     To the left of the heading is our logo.

     In the top left corner of the page is a box depicting the SMX-2100 Service Mediation Switch. To the left of this box are four smaller diagrams representing different access methods to the traditional telephone network. The traditional telephone network, depicted in the form of a cloud, is then connected on its right side by a line to the SMX-2100 Service Mediation Switch box. Below and to the right of the SMX-2100 Service Mediation Switch box is a line depicting the "internet offload" that is performed by the SMX-2100 Service Mediation Switch. The phrase "Voice Switching and Service Mediation" runs vertically along the left side of this illustration.

     In the top right corner of the page is a box depicting the SMX-2100 Service Mediation Switch which is attached on its right side to a smaller box depicting the SRX-3000 Softswitch. To the right of the SMX-2100 Service Mediation Switch box are four smaller diagrams representing different access methods to the traditional telephone network. The traditional telephone network is then connected on its left side by a line to the SMX-2100 Service Mediation Switch box. Below and to the left of the SMX-2100 Service Mediation Switch box is a line depicting the "VoIP" that is performed by the SMX-2100 Service Mediation Switch and the SRX-3000 Softswitch.

     In the bottom left corner of the page is a box depicting the ERX-700/1400. To the left of this box are four smaller diagrams representing different broadband access methods, marked "wireless", "DSL" and "cable network". Above and to the right of the ERX 700/1400 box is a line depicting the broadband access connection provided by the ERX 700/1400 to the new public network. The phrase "Broadband Access" runs vertically along the left side of this illustration.

     In the bottom right corner of the page is a box depicting the ERX-700/1400. To the right of this box are three smaller diagrams depicting different private line access methods, marked "T1/E1", "T3/E3" and "Optical (OC3/OC12)". Above and to the left of the ERX 700/1400 box is a line depicting the private line access connection provided by the ERX-700/1400 to the new public network. The phrase "Private Line Access" runs vertically along the right side of this illustration.

     At the center of the page, the lines from each of the corner diagrams, depicting "Internet Offload", "VoIP", "Broadband Access" and "Private Line Access", meet at the "New Public Network", which is depicted in the form of a cloud.

     Across the bottom of the page runs the following text:

     "We provide data and voice networking products for the new public network that enable communications service providers to offer value-added, integrated voice and high speed data services to business and residential users."

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................    5
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS..................   17
USE OF PROCEEDS.......................   18
DIVIDEND POLICY.......................   18
CAPITALIZATION........................   19
DILUTION..............................   20
SELECTED FINANCIAL DATA...............   21
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   23
BUSINESS..............................   32



                                        PAGE
                                        ----
MANAGEMENT............................   45
RELATIONSHIPS WITH SIEMENS AND RELATED
  PARTY TRANSACTIONS..................   53
PRINCIPAL STOCKHOLDERS................   56
DESCRIPTION OF CAPITAL STOCK..........   58
SHARES ELIGIBLE FOR FUTURE SALE.......   60
UNDERWRITING..........................   62
NOTICE TO CANADIAN RESIDENTS..........   65
LEGAL MATTERS.........................   66
EXPERTS...............................   66
WHERE YOU CAN FIND MORE INFORMATION...   66
INDEX TO FINANCIAL STATEMENTS.........  F-1


                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL                , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS
OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     You should read this prospectus summary together with the more detailed information contained in this prospectus, including the risk factors and financial statements and the notes to the financial statements.


                            UNISPHERE NETWORKS, INC.



     We provide data and voice networking products to communications service providers. Our suite of products enable communications service providers to offer value-added, integrated voice and high-speed data services to business and residential users. Our target markets include:



     - Internet Protocol routing, or IP routing, which consists of the equipment and software for transporting information packets through the internet;



     - broadband access, which involves the connection and management of data at high-speed to the internet; and



     - next-generation voice switching, which incorporates the equipment and software used to transition telephone traffic from today's circuit-switched telephone network to a new packet-based network.



     Our ERX edge routing products connect and manage large numbers of business subscribers at the edge of the internet using dedicated network connections, such as T1, T3 and optical interfaces. Our ERX broadband access products connect and manage large numbers of business and residential users to the internet using emerging broadband, or high-speed, access technologies, such as digital subscriber line, cable and wireless. Our SMX voice switching products enable communications service providers to deliver integrated data and voice services and to direct voice traffic onto the internet or the traditional telephone network. These products, combined with our Unisphere Management Center network and service management software, provide integrated solutions that support communications traffic ranging from basic voice services to value-added, high-speed data services.



     The increasing use of applications such as email, e-commerce, online research, telecommuting and online entertainment has led to a dramatic growth in the volume of data traffic transported over the internet. The large amount of data traffic has burdened the traditional telephone network and the volume of data traffic now exceeds voice traffic. Communications service providers have responded by investing significant resources to build packet networks, which divide data traffic into small units called packets. The internet is a packet-based network that is expanding upon, and we believe ultimately will replace, the capabilities and functionality of the traditional telephone network. This evolution of the internet into the new public network requires new communications equipment that can deliver the high levels of reliability users require of a public network. Our integrated data and voice hardware and software products are specifically designed to meet the requirements of the new public network.



     Our products are used by leading communications service providers such as Global Crossing, ITC Deltacom, Nextlink Communications, Pacific Century CyberWorks HKT and Portugal Telecom. We sell our products primarily through a direct sales force and through value-added resellers.


     Our objective is to be a leading supplier of data and voice networking products for the new public network that enable communications service providers to offer value-added, integrated voice and high-speed data services to business and residential users. We intend to achieve this by:

     - leveraging our combined data and voice technology expertise;

     - expanding and broadening our customer base;

     - expanding our global sales and distribution capabilities;

     - continuing to work closely with key customers; and

     - broadening our product offerings through internal investment, partnerships and acquisitions.


     We were incorporated in Delaware in January 1999 as a subsidiary of Siemens Corporation, which is a wholly-owned subsidiary of Siemens AG. We changed our name from Unisphere Solutions, Inc. to Unisphere Networks, Inc. in September 2000. We refer to Siemens Corporation, Siemens AG and their affiliates as Siemens. Our business has been built upon the acquisitions of three companies. Siemens acquired Argon Networks in March 1999 and Castle Networks and Redstone Communications in April 1999. We have accounted for these acquisitions as if we had effectively acquired the three companies. In April 1999, Siemens contributed a research and development group for voice switching products located in Boca Raton, Florida to us. In June 1999, Siemens contributed the stock of Argon, Castle and Redstone to us. In September 1999, we began shipment of our products for commercial deployment.



     Our principal executive offices are located at One Executive Drive, Chelmsford, Massachusetts 01824. Our telephone number at that location is (978) 848-0300. Our internet address is www.unispherenetworks.com. The information contained on, or linked to, our web site is not a part of this prospectus.



     Unisphere, Unisphere Networks, ERX, SMX, SRX and the Unisphere logo are our trademarks. All other trade names referred to in this prospectus are the property of their respective owners.

                                  THE OFFERING


Common stock offered.................................  8,500,000 shares
Common stock to be outstanding after this offering...  98,729,650 shares
Use of proceeds......................................  For general corporate purposes, including working capital
Proposed Nasdaq National Market symbol...............  UNSP



     The number of shares of our common stock that will be outstanding upon completion of this offering is based on shares of our common stock outstanding as of September 15, 2000, and excludes an aggregate of 12,998,536 shares of common stock available for issuance upon exercise of outstanding options at a weighted average exercise price of $9.58 per share. See "Capitalization."


                               ------------------


Unless indicated otherwise, all information in this prospectus reflects:

     - a 1-for-3 reverse stock split of our common stock effected on April 21, 2000; and

     - no exercise of the underwriters' over-allotment option.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     We present below summary historical, pro forma and supplemental data of Unisphere for the periods and as of the dates indicated. The unaudited pro forma statement of operations data gives effect to the acquisitions of Redstone, Castle and Argon as if they had occurred on October 1, 1998. The pro forma financial data do not necessarily represent what our operating results or financial position would have been or project our operating results or financial position for any future period or date.



                                                                             PRO FORMA
                                                      JANUARY 12, 1999     TWELVE MONTHS     PRO FORMA
                                                     (INCEPTION) THROUGH       ENDED        NINE MONTHS     NINE MONTHS
                                                        SEPTEMBER 30,      SEPTEMBER 30,       ENDED           ENDED
                                                            1999               1999        JUNE 30, 1999   JUNE 30, 2000
                                                     -------------------   -------------   -------------   -------------
             UNISPHERE NETWORKS, INC.                                       (UNAUDITED)     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues.......................................       $   2,813          $   2,813       $     450       $  31,998
Cost of revenues...................................           6,485              6,485           1,556          32,022
                                                          ---------          ---------       ---------       ---------
         Gross loss................................          (3,672)            (3,672)         (1,106)            (24)
Operating expenses:
    Research and development.......................          68,369             92,547          39,560          88,458
    Sales and marketing............................          20,291             27,013          12,105          31,576
    General and administrative.....................          13,919             19,104           9,055          12,763
    Amortization of intangible assets..............          44,147            101,656          76,242          70,915
    Impairment of intangible assets................              --                 --              --         127,274
    Purchased in-process research and development..         217,400                 --              --              --
                                                          ---------          ---------       ---------       ---------
         Total operating expenses..................         364,126            240,320         136,962         330,986
                                                          ---------          ---------       ---------       ---------
         Loss from operations......................        (367,798)          (243,992)       (138,068)       (331,010)
Other income (expense).............................             227              1,143           1,092          (1,654)
                                                          ---------          ---------       ---------       ---------
         Net loss..................................       $(367,571)         $(242,849)      $(136,976)      $(332,664)
                                                          =========          =========       =========       =========
Basic and diluted net loss per share...............       $   (4.27)         $   (2.82)      $   (1.59)      $   (3.86)
                                                          =========          =========       =========       =========
Weighted average shares used in computing basic
  and diluted net loss per share...................          86,133             86,133          86,133          86,133
                                                          =========          =========       =========       =========



                                                           JUNE 30, 2000
                                                     --------------------------
                                                       ACTUAL       AS ADJUSTED
                                                     -----------    -----------
                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..........................   $  1,677       $165,482
Working capital (deficit)..........................    (31,634)       132,171
Total assets.......................................    523,014        686,819
Stockholders' equity...............................    475,263        639,068



     The as adjusted balance sheet data give effect to our receipt of the net proceeds from the sale of 8,500,000 shares of common stock in this offering at an assumed initial public offering price of $21.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.


     The separate financial data of Redstone and Castle have been derived from audited financial statements and are presented below because we consider these companies to be our predecessor business.

                                                                                                   PERIOD FROM
                                                     SEPTEMBER 16, 1997                          JANUARY 1, 1999
                                                     (INCEPTION) THROUGH       YEAR ENDED            THROUGH
                                                      DECEMBER 31, 1997     DECEMBER 31, 1998    APRIL 27, 1999
                                                     -------------------    -----------------    ---------------
REDSTONE COMMUNICATIONS, INC.
Net revenues.......................................         $  --               $     --             $    --
Loss from operations...............................          (676)               (10,263)             (9,013)
Net loss...........................................         $(592)              $ (9,902)            $(8,906)

                                                                                                   PERIOD FROM
                                                      OCTOBER 16, 1997                           JANUARY 1, 1999
                                                     (INCEPTION) THROUGH       YEAR ENDED            THROUGH
                                                      DECEMBER 31, 1997     DECEMBER 31, 1998    APRIL 20, 1999
                                                     -------------------    -----------------    ---------------
CASTLE NETWORKS, INC.
Net revenues.......................................         $  --               $     --             $    --
Loss from operations...............................           (63)                (8,663)             (8,931)
Net loss...........................................         $ (63)              $ (8,386)            $(8,830)

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should consider carefully the following risk factors and all other information contained in this prospectus before purchasing our common stock.

                     RISKS RELATED TO OUR FINANCIAL RESULTS

WE HAVE A LIMITED OPERATING HISTORY AND HAVE OPERATED AS A CONSOLIDATED COMPANY FOR A SHORT PERIOD OF TIME, WHICH WILL MAKE IT DIFFICULT FOR YOU TO PREDICT OUR FUTURE RESULTS OF OPERATIONS.


     We have a limited operating history and have operated as a consolidated company for a short period of time. We were incorporated in January 1999 as a subsidiary of Siemens. Siemens acquired Argon Networks in March 1999 and Castle Networks and Redstone Communications in April 1999, and contributed them to us in June 1999. In addition, our management team has a limited operating history together. James A. Dolce, Jr., our President and Chief Executive Officer, and Thomas M. Burkardt, our Chief Operating Officer, assumed their current positions beginning in January 2000. Our current Chief Financial Officer, John J. Connolly, joined our company in July 2000. We did not begin to ship any products for commercial deployment until September 1999. Due to our limited operating history, it is difficult to predict our future results of operations.


WE HAVE INCURRED NET LOSSES AND NEGATIVE CASH FLOW SINCE OUR INCEPTION AND WE EXPECT TO CONTINUE TO INCUR NET LOSSES AND NEGATIVE CASH FLOW FOR THE FORESEEABLE FUTURE, AND WE MAY NEVER ACHIEVE PROFITABILITY.

     We have incurred net losses and negative cash flow for our entire history, and we expect to continue to incur net losses and negative cash flow for the foreseeable future. We have incurred and will continue to incur significant expenses for research and development, sales and marketing, customer support, developing distribution channels and general and administrative expenses as we expand our business. We will need to generate significantly higher revenues to achieve profitability, and we may never be able to achieve or sustain profitability.

OUR REVENUE AND OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND AS A RESULT OUR STOCK PRICE COULD SIGNIFICANTLY DECLINE.

     Our quarterly revenue and operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are beyond our control. If our quarterly or annual operating results do not meet the expectations of investors or securities analysts, our common stock price could significantly decline. Some of the factors that could affect our quarterly or annual revenue and operating results include:

     - the timing and size of sales of our products, particularly those products recently introduced;

     - our ability to obtain sufficient supplies of sole or limited source components for our products;

     - our ability to develop, manufacture, introduce, ship and support our current product lines as well as new products and product enhancements;

     - the mix of distribution channels through which our products are sold;

     - our ability to control or quickly adjust our fixed expenses, such as research and development and personnel expenses;

     - announcements, new product introductions and reductions in the price of products offered by our competitors;

     - variation in capital spending budgets of communications service providers; and

     - our ability to realize forecasted sales for a particular period.

     As a result, a delay in generating or recognizing revenue and controlling our costs for the reasons set forth above, or for any other reason, could cause significant variations in our operating results. In addition, as a result of any of these factors, it is possible that, in the future, our revenue and operating results will fall below the expectations of public market analysts and investors. In this event, the price of our common stock could significantly decline.

WE MAY NEED ADDITIONAL FINANCING IN THE FUTURE, WHICH MAY NOT BE AVAILABLE, AND WE MAY BE REQUIRED TO ISSUE ADDITIONAL SECURITIES. ANY ADDITIONAL FINANCING MAY RESULT IN RESTRICTIONS ON OUR OPERATIONS OR SUBSTANTIAL DILUTION TO OUR STOCKHOLDERS.


     Historically, Siemens has funded our operations as needed. However, after completion of this offering, Siemens has no obligation to provide us with additional funds. We will be required to fund our operations independently and we may need to raise substantial additional funds to:


     - support our expansion;

     - develop new technologies;

     - respond to competitive pressures;

     - acquire complementary businesses; or

     - respond to unanticipated requirements.

     We may try to raise additional funds through public or private financings, strategic relationships or other arrangements. Additional funding may not be available on acceptable terms or at all. If adequate funds are not available, we may be required to curtail significantly or defer one or more of our operating goals or programs. If we succeed in raising additional funds through the issuance of equity or convertible securities, the issuance could result in substantial dilution to existing stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences and privileges senior to those of the holders of our common stock. The terms of these securities could also impose restrictions on our operations.

                         RISKS RELATED TO OUR CUSTOMERS

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUE FROM A SMALL NUMBER OF CUSTOMERS AND OUR REVENUE COULD DECLINE SIGNIFICANTLY IF WE LOSE A CUSTOMER OR IF A CUSTOMER CANCELS OR DELAYS AN ORDER.


     Because we depend on a small number of customers, our revenue could decline significantly if we lose a customer, or if a customer cancels or delays an order. Sales to Siemens as a value-added reseller of our products accounted for 63.5% of our net revenues for the fiscal year ended September 30, 1999 and 33.8% of our net revenues for the nine months ended June 30, 2000. In addition, for the nine months ended June 30, 2000, sales to ITC Deltacom accounted for 31.9%, Nextlink Communications accounted for 12.5% and Global Crossing accounted for 10.5% of our net revenues. We do not have any long-term contracts with any of our customers and we do not expect the distribution and other agreements that we are a party to with Siemens will have a material effect on the revenues generated by sales to Siemens following the completion of this offering. We expect to continue to derive a majority of our revenues from a limited number of customers in the near future.



THE LONG AND VARIABLE SALES AND DEPLOYMENT CYCLES FOR OUR PRODUCTS MAY CAUSE OUR REVENUE AND OPERATING RESULTS TO VARY SIGNIFICANTLY, WHICH INCREASES THE RISK OF AN OPERATING LOSS FOR ANY GIVEN FISCAL QUARTER.


     Our products have lengthy sales cycles and we may incur substantial sales and marketing expenses and expend significant management effort without making a sale. A customer's decision to purchase our products often involves a significant commitment of its resources and a lengthy product evaluation and qualification process. In addition, the length of our sales cycles will vary depending on the type of customer to whom we are selling and the product being sold. Even after making the decision to purchase our products, our customers often deploy our products slowly. Timing of deployment can vary widely and depends on:

     - the size of the network deployment;

     - the complexity of our customers' network environments;

     - our customers' skill sets;

     - the hardware and software configuration and customization necessary to deploy our products; and

     - our customers' ability to finance their purchase of our products.


     As a result, it is difficult for us to predict the quarter in which our customers may purchase our products and our revenue and operating results may vary significantly from quarter to quarter, which increases the risk of an operating loss for us for any given quarter.


IF OUR PRODUCTS DO NOT INTEROPERATE WITH OUR CUSTOMERS' NETWORKS, ORDERS FOR OUR PRODUCTS WILL BE DELAYED OR CANCELED AND SUBSTANTIAL PRODUCT RETURNS COULD OCCUR, WHICH COULD HARM OUR BUSINESS.

     Many of our customers require that our products be designed to interoperate with their existing networks, each of which may have different specifications and use multiple standards. Our customers' networks may contain multiple generations of products from different vendors that have been added over time as their networks have grown and evolved. Our products must interoperate with these products as well as with future products in order to meet our customers' requirements. In some cases, we may be required to modify our product designs to achieve a sale, which may result in a longer sales cycle, increased research and development expense, and reduced operating margins. If our products do not interoperate with existing equipment in our customers' networks, installations could be delayed, orders for our products could be canceled or our products could be returned. This could harm our business, financial condition and results of operations.

IF WE FAIL TO DEVELOP AND SELL NEW PRODUCTS THAT MEET THE EVOLVING NEEDS OF OUR CUSTOMERS, OR IF OUR NEW PRODUCTS OR ENHANCEMENTS FAIL TO ACHIEVE MARKET ACCEPTANCE, OUR BUSINESS AND RESULTS OF OPERATIONS WOULD BE HARMED.


     Our success depends on our ability to anticipate our customers' evolving needs and to develop and market products that address those needs. We are currently in the process of developing higher-capacity IP routing and next-generation voice switching products to meet the growing bandwidth demands of communications service providers. In addition, we are in the initial stages of testing our SRX-3000 softswitch. The timely development of these products, as well as any additional new or enhanced products, is a complex and uncertain process. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of these and other new products and enhancements. We may not have sufficient resources to anticipate successfully and accurately technological and market trends, or to manage successfully long development cycles. The introduction of new or enhanced products also requires that we manage the transition from older products to these new or enhanced products in order to minimize disruption in customer ordering patterns. We may also be required to collaborate with third parties to develop our products and may not be able to do so on a timely and cost-effective basis, if at all. If we are not able to develop new products or enhancements to existing products on a timely and cost-effective basis, or if our new products or enhancements fail to achieve market acceptance, our ability to continue to sell our products and grow our business would be harmed.



IF WE FAIL TO CAPITALIZE ON OPPORTUNITIES TO WIN CONTRACTS FROM OUR TARGET CUSTOMERS, WE MAY NOT BE ABLE TO SELL PRODUCTS TO THOSE CUSTOMERS FOR AN EXTENDED PERIOD OF TIME AND OUR REVENUE COULD DECLINE.


     We believe that our customers deploy and upgrade their networks infrequently and in large increments. As a result, if we fail to win a purchase contract from a target customer, we may not have an opportunity to sell products to that customer for an extended period of time. In addition, if we fail to win contracts from target customers that are at an early stage in their network design cycle, we may never be able to sell products to these customers because they may prefer to continue purchasing products from their existing vendor. Because we rely on a small number of customers for the majority of our sales, our failure to capitalize on limited opportunities to win contracts with these customers would harm our business, financial condition and results of operations.

CONSOLIDATION AMONG COMMUNICATIONS SERVICE PROVIDERS MAY CAUSE A REEXAMINATION OF STRATEGIC AND PURCHASING DECISIONS BY OUR CURRENT AND POTENTIAL CUSTOMERS, WHICH COULD HARM OUR BUSINESS AND FINANCIAL CONDITION.

     Consolidation among communications service providers may cause delays in the purchase of our products and cause a reexamination of strategic and purchasing decisions by our current and potential customers. In addition, we may lose valuable relationships with key personnel of a customer of ours due to budget cuts, layoffs or other disruptions following, or during, a consolidation.

                         RISKS RELATED TO OUR INDUSTRY

INTENSE COMPETITION AND CONSOLIDATION IN THE MARKETS IN WHICH WE COMPETE COULD PREVENT US FROM INCREASING OR SUSTAINING OUR REVENUE AND PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY.


     The market for data and voice networking products is highly competitive. We compete directly with numerous companies, including Cisco Systems, Juniper Networks, Lucent Technologies, Nortel Networks, Redback Networks and Sonus Networks. Our voice switching products also compete to a limited extent with some traditional voice switching products of Siemens. Many of our current and potential competitors have longer operating histories, significantly greater selling and marketing, technical, financial and customer support resources and broader customer relationships and product offerings than we do. As a result, these competitors may be able to devote greater resources to the development, promotion, sale and support of their products. In addition, these companies may adopt aggressive pricing policies and leverage their customer bases and broader product offerings to gain market share. We believe that competitive pressures are likely to result in price reductions and reduced margins, which would harm our results of operations. Moreover, our competitors may foresee the course of market developments more accurately than we do and could develop new technologies that compete with our products or even render our products obsolete. We may not have sufficient resources to continue to make the investments or achieve the technological advances necessary to compete successfully with existing or new competitors.


     The markets in which we compete are characterized by increasing consolidation. We cannot predict how industry consolidation will affect our competitors and we may not be able to compete successfully in an increasingly consolidated industry. Additionally, because we may be dependent on strategic relationships with third parties in our industry, any consolidation involving these parties could reduce the demand for our products and otherwise harm our business prospects. Our competitors that have large market capitalizations or cash reserves are also better positioned than we are to acquire other companies, including our competitors, thereby obtaining new technologies or products that may displace our product lines. Any of these acquisitions could give our competitors a strategic advantage that would harm our business, financial condition and results of operations.


IF USAGE OF THE INTERNET DOES NOT CONTINUE TO GROW AS EXPECTED OR THE MIGRATION OF COMMUNICATIONS SERVICES TO THE INTERNET IS NOT WIDELY ACCEPTED, OUR BUSINESS COULD BE HARMED.



     The internet is a packet-based network and packet-based technology may not be widely accepted as the platform for the new public network. If use of the internet does not grow significantly or the migration to, and the market acceptance of, the internet as the new public network does not occur, or occurs more slowly than expected, we may not be able to sell our products in significant volumes. Many factors beyond our control may limit the increased use of the internet or delay the migration of communications services to the internet, including:



     - the inability of the internet to support the growing performance and reliability demands placed on it;



     - inadequate demand for IP routing, broadband access and next-generation voice switching from business and residential users;


     - the inability of businesses to address adequately security and privacy concerns of users;


     - the development of legislation and regulations related to the internet and the new public network;


     - installation, space and power constraints at carrier central offices; and

     - evolving industry standards for IP routing, broadband access, next-generation voice switching and other technologies.

IF WE FAIL TO COMPLY WITH EVOLVING INDUSTRY STANDARDS, SALES OF OUR EXISTING AND FUTURE PRODUCTS COULD BE HARMED.

     Failure of our products to comply, or delays in compliance, with the various existing, anticipated, and evolving industry regulations and standards could harm sales of our existing and future products. The markets for our products are characterized by a significant number of communications regulations and standards, some of which are evolving as new technologies are deployed. Our customers often require our products to comply with various standards, including those promulgated by the:

     - Federal Communications Commission;

     - American National Standards Institute;

     - Institute of Electrical and Electronic Engineers;

     - International Telecommunication Union;


     - Internet Engineering Task Force;


     - Telcordia Technologies; or

     - Underwriters Laboratories.

     In addition, our key competitors may establish proprietary standards that they may not make available to us. As a result, our products may not interoperate with their products. We may also be required to comply with recommendations of telecommunications authorities in various countries. Our customers may also require, or we may otherwise deem it necessary or advisable, that we modify our products to address actual or anticipated changes in the regulatory environment.

COMMUNICATIONS SERVICE PROVIDERS ARE SUBJECT TO GOVERNMENT REGULATION, AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS THAT NEGATIVELY IMPACT COMMUNICATIONS SERVICE PROVIDERS COULD HARM OUR BUSINESS.


     The jurisdiction of the Federal Communications Commission, or FCC, extends to the entire communications industry, including communications service providers. Future FCC regulations affecting the internet, communications service providers or their service offerings, may harm our business. For example, FCC regulatory policies that affect the availability of data and internet services may impede communication service providers' penetration into some markets or affect the prices that they are able to charge. In addition, domestic and international regulatory bodies, such as the Federal Trade Commission and the European Commission, are beginning to adopt standards and regulations for the internet. These domestic and foreign standards and regulations address various aspects of internet use, including issues over invasion of privacy, the security of data transmitted over the internet and taxation of e-commerce. Resulting standards and regulations could adversely affect the development of e-commerce and other uses of the internet. This could directly or indirectly harm the telecommunications industry in which communications service providers operate. To the extent communications service providers are adversely affected by laws or regulations regarding their business, products or service offerings, this could harm our business, financial condition and results of operations.

                       RISKS ASSOCIATED WITH OUR PRODUCTS


WE DEPEND ON ACT MANUFACTURING AND CELESTICA TO MANUFACTURE SUBSTANTIALLY ALL OF OUR PRODUCTS, AND ANY DELAY OR INTERRUPTION IN MANUFACTURING BY THESE CONTRACT MANUFACTURERS WOULD RESULT IN DELAYED OR REDUCED SHIPMENTS TO OUR CUSTOMERS AND MAY HARM OUR BUSINESS.



     We currently outsource substantially all of our manufacturing to ACT Manufacturing, or ACT, and Celestica Inc., or Celestica. We do not have internal manufacturing capabilities. Our reliance on ACT and Celestica involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruptions in access to, process technologies and reduced control over component availability, delivery schedules, manufacturing yields and costs. ACT and Celestica also build products for other companies, and they may not have sufficient quantities of inventory available to fill our orders, or may be unwilling to allocate their internal resources to fill our orders on a timely basis. If either ACT or Celestica is unable or unwilling to continue manufacturing our products in required volumes and at high quality levels, we will have to identify, qualify and select acceptable alternative manufacturers, which could be a timely process. It is possible that an alternate source may not be available to us when needed or be in a position to satisfy our production requirements at acceptable prices and quality. If we are required or choose to change our contract manufacturer, our revenue may decline and our customer relationships may be damaged. Any significant interruption in manufacturing would reduce our supply of products to our customers, which may harm our business.


IF WE FAIL TO ACCURATELY PREDICT OUR COMPONENT OR MANUFACTURING REQUIREMENTS, WE COULD INCUR ADDITIONAL COSTS OR EXPERIENCE MANUFACTURING DELAYS.


     We currently provide forecasts of our demand to ACT, Celestica and our component suppliers months prior to scheduled delivery of products to our customers. Lead times for the materials and components that we order vary significantly and depend on numerous factors, including the specific supplier, contract terms and demand for a component at a given time. If we overestimate our component requirements, our contract manufacturer may purchase excess inventory. For those parts that are unique to our products, we could be required to pay for these excess parts and recognize related inventory write-down costs. In the past, we have overestimated our demand for some of our components. If we underestimate our requirements, our contract manufacturer may have an inadequate inventory, which could interrupt the manufacturing of our products and result in delays in shipments and revenue, or could cause us to purchase materials and components from third parties at higher costs. In the past, we have underestimated our demand for some of our components.


WE DEPEND ON SOLE SOURCE AND LIMITED SOURCE SUPPLIERS FOR KEY COMPONENTS, AND IF WE ARE UNABLE TO OBTAIN THESE COMPONENTS ON A TIMELY BASIS, WE WILL NOT BE ABLE TO DELIVER OUR PRODUCTS TO OUR CUSTOMERS.

     We currently purchase several key components from single or limited sources, including IBM, Motorola and PMC-Sierra. For example, we have worked with IBM for over a year to develop several of our key application specific integrated circuits, or ASICs, which are custom designed to perform a specific function more rapidly than a general purpose microprocessor. These ASICs are very complex and IBM is our sole supplier. In the event our sole source or limited source suppliers cannot supply us in the future with the quantity we require, we may not be able to deliver our products to our customers. We may not be able to develop an alternate source to these suppliers in a timely manner.

     We do not have guaranteed supply arrangements with most of our key suppliers and we may not be able to obtain necessary supplies in a timely manner. Financial or other difficulties faced by these suppliers or significant changes in demand for these components could limit the availability of these components. In addition, any of our sole-source suppliers could be acquired by, or enter into exclusive arrangements with, our competitors or stop selling their products or components to us at commercially reasonable prices, or at all. Any interruption or delay in the supply of any of these components, or the inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to meet scheduled product deliveries to our customers and would harm our business, financial condition and results of operations.

IF OUR PRODUCTS CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, OUR BUSINESS COULD BE HARMED.

     Our products are highly technical and are designed to be deployed in very large and complex networks. Because of their nature, our products can only be fully tested when deployed in networks that generate high amounts of data and/or voice traffic. Because of our short operating history, our products have not yet been broadly deployed. For example, we are currently in the initial stages of testing our SRX-3000 softswitch. We have experienced errors in the past in connection with new products and enhancements. We expect that errors may be found from time to time in new or enhanced products after we begin commercial shipments. In addition, our customers may use our products in conjunction with products from other vendors. As a result, if problems occur, it may be difficult to identify the source of these problems. Any defects or errors in our products discovered in the future, or failures of our customers' networks, whether caused by our products or another vendor's products, could result in:

     - loss of, or delay in, revenue and loss of market share;

     - loss of customers;

     - negative publicity regarding us and our products;

     - increased service and warranty costs; and

     - legal actions by our customers.

CLAIMS BASED ON ERRORS IN OUR PRODUCTS OR IN PERFORMING PRODUCT RELATED SERVICES COULD RESULT IN COSTLY LITIGATION AGAINST US.

     Because our products are designed to provide critical communications services, we may be subject to significant liability claims or liquidated damages pursuant to contracts with our customers. Our insurance may not, or may not be sufficient to, cover us against these liabilities or may not continue to be available to us. Liability claims could also require us to spend significant time and money in litigation. As a result, any of these claims, whether or not successful, could seriously damage our reputation and harm our business, financial condition and results of operations.

              RISKS ASSOCIATED WITH OTHER ASPECTS OF OUR BUSINESS

IF WE FAIL TO MANAGE THE GROWTH OF OUR OPERATIONS AND INTEGRATION OF OUR ACQUISITIONS, OUR FUTURE GROWTH WILL BE LIMITED.

     We have rapidly and significantly expanded our operations and expect to continue to do so. This expansion, together with the integration of Argon Networks, Castle Networks and Redstone Communications, is placing a significant strain on our managerial, operational and financial resources. From June 30, 1999 to June 30, 2000, we increased the number of our employees from 260 to 574. We are still in the process of integrating managerial and other personnel. In particular, James A. Dolce, Jr., our President and Chief Executive Officer, and Thomas M. Burkardt, our Chief Operating Officer, assumed their current positions beginning in January 2000. Our current Chief Financial Officer, John J. Connolly, joined the company in July 2000. Our rapid growth has placed a significant demand on management and operational resources. Our management, personnel, systems, procedures, controls and customer service may be inadequate to support our future operations. To manage the expected growth of our operations and personnel, we will be required to:

     - improve existing and implement new operational, financial and management controls, reporting systems and procedures;

     - hire, train, motivate and manage our personnel; and

     - effectively manage multiple relationships with our customers, suppliers and other parties.

     If we are not able to accomplish the foregoing in an efficient and timely manner, our business, financial condition and results of operations will be harmed.

OUR EXECUTIVE OFFICERS AND KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS AND THE LOSS OF THEIR SERVICES COULD DISRUPT OUR OPERATIONS AND OUR CUSTOMER RELATIONSHIPS.


     Our success depends to a significant degree upon the continued contributions of the principal members of our management, many of whom would be difficult to replace. In particular, we rely on the services of each of James A. Dolce, Jr., our President and Chief Executive Officer, and Thomas M. Burkardt, our Chief Operating Officer. Mr. Dolce formerly served as the Chief Executive Officer of Redstone Communications and Mr. Burkardt formerly served as President and Chief Executive Officer of Castle Networks. Siemens acquired Redstone and Castle in April 1999 and contributed them to us in June 1999. Messrs. Dolce and Burkardt have played integral roles in the development and commercialization of the technology and products of those two businesses. In addition, Messrs. Dolce and Burkardt have existing relationships with several communications service providers that are critical to our sales efforts. The loss of the services of either of Messrs. Dolce or Burkardt, or any other key personnel, particularly senior management, sales personnel and engineers, could harm our operations and our customer relationships. We do not have key man life insurance for any of our executive officers or key personnel, including Messrs. Dolce and Burkardt.


COMPETITION FOR QUALIFIED PERSONNEL IN OUR INDUSTRY IS INTENSE AND IF WE ARE NOT SUCCESSFUL IN HIRING AND RETAINING THESE PERSONNEL, OUR ABILITY TO OPERATE AND GROW OUR BUSINESS MAY BE HARMED.

     Competition for qualified personnel in the networking equipment industry is intense and we may not be successful in hiring and retaining qualified personnel. Failure to hire qualified personnel could harm the growth of our business. Our growth and expansion of operations has placed significant demands on our management, engineering, sales and marketing staff and facilities. We will need to hire additional personnel in each of these areas to continue to grow our business. We have experienced, and expect to continue to experience, difficulty in recruiting and retaining qualified personnel.

WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS THAT COULD HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


     The market for our products is global and we market, sell and service our products in the United States and internationally. For the nine months ended June 30, 2000, we derived 32.6% of our net revenues from international sales. The majority of our revenue from these international sales has been derived through sales of our products through Siemens, primarily to companies in Portugal, Germany and Hong Kong. We intend to expand substantially our international operations and enter new international markets. We have a limited management team and this expansion will require significant management attention and financial resources to develop successfully direct and indirect international sales and support channels.


     We have limited experience in marketing and distributing our products internationally. In addition, our international operations are subject to other inherent risks, including:

     - difficulties and costs of staffing and managing foreign operations;

     - certification requirements and differing regulatory and industry standards;

     - reduced protection for intellectual property rights in some countries;

     - fluctuations in currency exchange rates; and

     - import or export licensing requirements.


     In addition, sales efforts on our behalf by Siemens in European countries are subject to seasonal purchasing patterns typical of European customers, particularly in the summer, which could harm our operating results. Moreover, our sales efforts in Asia-Pacific countries are susceptible to recessions that could lead to increased governmental ownership or regulation of the economy, higher interest rates, increased barriers to entry, such as higher tariffs and taxes, and reduced demand for U.S. manufactured goods.


IF WE MAKE ANY ACQUISITIONS OR STRATEGIC INVESTMENTS, OUR BUSINESS COULD BE DISRUPTED AND OUR FINANCIAL CONDITION COULD BE HARMED.

     Our business has been built upon the acquisition of three companies. Although we have no current agreements or negotiations underway with respect to any other acquisitions or strategic investments, we may acquire or make investments in businesses, products or technologies in the future. Acquisitions and strategic investments may entail numerous risks, including:

     - difficulties in assimilating acquired operations, technologies or products;

     - diversion of management's attention from our core business concerns;

     - risks of entering markets in which we have no or limited prior experience;

     - substantial dilution of our current stockholders' ownership;

     - incurrence of substantial debt;

     - incurrence of significant amortization expenses related to goodwill and other intangible assets; and

     - incurrence of significant immediate write-offs.

OUR BUSINESS WILL BE HARMED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD-PARTY CHALLENGES.

     We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our technology is difficult and the steps taken by us may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

WE COULD BECOME SUBJECT TO LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS, WHICH COULD SERIOUSLY HARM OUR BUSINESS.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. Claims for alleged infringement and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

     - stop selling, incorporating or using our products that use the challenged intellectual property;

     - obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, the license for which may not be available on reasonable terms, or at all; or

     - redesign those products that use such technology.

     If we are forced to take any of the foregoing actions, our business may be seriously harmed. Our general liability insurance does not cover potential claims of this type.

NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY MAY NOT BE AVAILABLE TO US OR MAY BE VERY EXPENSIVE.

     We integrate third-party technology with our products, including signalling system gateway technology of Trillium Digital Systems and software from Fujitsu Siemens Computers. From time to time we may be required to license technology from third parties to develop new products or product enhancements. Third-party licenses may not be available to us on commercially reasonable terms, if at all. Our inability to obtain third-party licenses required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at a greater cost, any of which could seriously harm our business, financial condition and results of operations.

                 RISKS RELATED TO OUR RELATIONSHIP WITH SIEMENS


YOU WILL NOT BE ABLE TO CONTROL OUR CORPORATE EVENTS BECAUSE SIEMENS WILL OWN APPROXIMATELY 87% OF OUR OUTSTANDING COMMON STOCK UPON COMPLETION OF THIS OFFERING. SIEMENS' MAJORITY OWNERSHIP COULD DISCOURAGE OR PREVENT A POTENTIAL ACQUIRER FROM OBTAINING CONTROL OF US, WHICH MAY HARM THE MARKET PRICE OF OUR COMMON STOCK.



     Upon completion of this offering, Siemens will beneficially own approximately 87% of our outstanding common stock, or approximately 86% if the underwriters' over-allotment option is fully exercised. Accordingly, Siemens, by virtue of its majority ownership of our common stock, will have the power, acting alone, to elect a majority of our board of directors and will have the ability to determine the outcome of any corporate actions requiring stockholder approval, regardless of how our other stockholders may vote. Siemens, other than by virtue of its majority ownership of our common stock, does not have the right to elect a minimum number of our directors. Under Delaware law and our certificate of incorporation, Siemens may exercise its voting power by written consent, without convening a meeting of stockholders. Siemens' interests could conflict with the interests of our other stockholders. Siemens' ownership may have the effect of delaying, deferring or preventing a change in control of our company or of discouraging a potential acquirer from attempting to obtain control of us, which could harm the market price of our common stock.


BECAUSE WE HAVE THREE DIRECTORS WHO ARE ALSO SENIOR EXECUTIVES OF SIEMENS OR ARE AFFILIATED WITH SIEMENS, SOME OF OUR DIRECTORS MAY FACE CONFLICTS OF INTEREST.

     Three of our directors are also senior executives of Siemens or are affiliated with Siemens. These directors may have conflicts of interest with respect to matters potentially or actually involving us, such as acquisitions, financings and other corporate opportunities that may be suitable for us. These relationships could create, or appear to create, potential conflicts of interest when directors or officers are faced with decisions that could have different implications for our company and Siemens.

WE COMPETE WITH SIEMENS AND WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH SIEMENS. BECAUSE OF SIEMENS' MAJORITY OWNERSHIP OF OUR COMPANY, WE MAY NOT RESOLVE THESE CONFLICTS ON THE MOST FAVORABLE TERMS TO US AND OUR BUSINESS MAY BE HARMED.

     Conflicts of interests may arise between Siemens and ourselves in a number of areas, including:

     - business opportunities that may be attractive to both Siemens and us; and

     - contractual relationships with Siemens concerning distribution relationships, technical services, and other matters.


     Our voice switching products compete to a limited extent with some traditional voice switching products of Siemens. In addition, Siemens is a value-added reseller of products of our competitors. We may not be able to resolve any potential conflicts with Siemens and, even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.


     We have agreements with Siemens relating to distribution of our products, engineering services and other matters and they may be amended or terminated upon agreement between the parties. While we are controlled by Siemens, Siemens may be able to require us to terminate these agreements or to agree to amend these agreements. The amendments may be less favorable to us than the current terms of these agreements.

                ADDITIONAL RISKS THAT MAY AFFECT OUR STOCK PRICE

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL OUR SHARES AT OR ABOVE THE PRICE YOU PAID, OR AT ALL.

     There has previously not been a public market for our common stock. We cannot predict the extent to which investor interest in our stock will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The trading price of our common stock could be subject to wide fluctuations in response to factors such as:

     - actual or anticipated variations in quarterly operating results;

     - failure to meet analyst predictions and projections;

     - changes in market valuations of communications service providers and equipment companies;


     - continued growth of the internet and e-commerce;


     - new products or services offered by us or our competitors; and

     - our sales of common stock or other securities in the future.

     In addition, stock markets in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may harm the market price of our common stock, regardless of our actual operating performance.

     In addition, in the past, following periods of volatility in the overall market and market price of a company's securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources, which would harm our business, financial condition and results of operations.

FUTURE SALES BY EXISTING STOCKHOLDERS AND OPTIONHOLDERS COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.


     Once a trading market develops for our common stock, many of our stockholders and optionholders will have an opportunity to sell their common stock for the first time. Siemens is not required under our certificate of incorporation or otherwise to own a minimum percentage of our common stock. Sales of a substantial number of shares of common stock in the public market after the offering, or the threat that substantial sales might occur, could cause the market price of our common stock to decrease. These factors could also make it difficult for us to raise capital by selling additional equity securities.


YOU WILL INCUR IMMEDIATE DILUTION BECAUSE THE INITIAL PUBLIC OFFERING PRICE OF A SHARE OF OUR COMMON STOCK WILL EXCEED ITS TANGIBLE BOOK VALUE.


     The initial public offering price of our common stock will be substantially higher than the tangible book value per share of the outstanding common stock immediately after the completion of this offering. If you purchase common stock in this offering, you will incur immediate dilution of approximately $19.16 in the book value per share of the common stock from the price you pay.


OUR MANAGEMENT MAY USE THE PROCEEDS OF THIS OFFERING IN WAYS THAT MAY NOT INCREASE OUR PROFITABILITY OR OUR MARKET VALUE.

     Our management will have considerable discretion in how we use the net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our profitability or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology -- for instance, as may, will, should, expect, plan, anticipate, believe, estimate, predict, potential or continue, the negative of these terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the risk factors section. These factors may cause our actual results to differ materially from any forward-looking statement.


     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                USE OF PROCEEDS


     We will receive net proceeds of approximately $163.8 million from the sale of 8,500,000 shares in this offering at an assumed initial public offering price of $21.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, our net proceeds will be approximately $188.7 million.


     The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate future access to public equity markets. As of the date of this prospectus, we have not allocated the net proceeds of this offering for specific uses. We expect to use the proceeds for general corporate purposes, including working capital. We may also use a portion of the net proceeds for acquisitions of businesses, products and technologies that complement our business. We have no present plans, commitments, or current negotiations with respect to any acquisitions.

     Pending our use of the net proceeds from this offering, we intend to invest the proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of June 30, 2000:


     - on an actual basis; and


     - on an as adjusted basis to reflect our receipt of the estimated net proceeds from our sale of 8,500,000 shares of common stock in this offering, at an assumed initial public offering price of $21.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.



                                                                       JUNE 30, 2000
                                                              -------------------------------
                                                                 ACTUAL         AS ADJUSTED
                                                              -------------    --------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND
                                                                      PER SHARE DATA)
Cash and cash equivalents...................................   $    1,677        $  165,482
                                                               ==========        ==========
Stockholders' equity:
  Common stock, $.01 par value; 104,404,040 shares
  authorized, 86,133,333 shares issued and outstanding,
  actual; 295,000,000 shares authorized, 94,633,333 shares
  issued and outstanding, as adjusted.......................          861               946
Additional paid-in capital..................................    1,174,708         1,338,428
Accumulated deficit.........................................     (700,235)         (700,235)
Deferred compensation.......................................          (71)              (71)
                                                               ----------        ----------
  Total stockholders' equity................................      475,263           639,068
                                                               ==========        ==========
          Total capitalization..............................   $  475,263        $  639,068
                                                               ==========        ==========


     The table set forth above excludes:


     - 10,666,873 shares of common stock issuable upon exercise of options outstanding as of June 30, 2000 at a weighted average exercise price of $8.95 per share; and



     - 7,604,127 shares of common stock available for issuance as of June 30, 2000 under our 1999 stock incentive plan.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of common stock upon the completion of this offering.


     Our net tangible book value as of June 30, 2000 was approximately $10.0 million, or approximately $0.12 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 8,500,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $21.00 per share and after deducting the estimated underwriting discount and offering expenses payable by us, our net tangible book value, as adjusted, as of June 30, 2000 would have been approximately $173.8 million, or approximately $1.84 per share of common stock. This represents an immediate increase in net tangible book value of $1.72 per share to our existing stockholders and an immediate dilution in net tangible book value of $19.16 per share to new investors of common stock in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates this per share dilution:



Assumed initial public offering price per share............            $21.00
Net tangible book value per share at June 30, 2000.........  $ 0.12
Increase per share attributable to this offering...........  $ 1.72
                                                             ------
Net tangible book value per share after this offering......              1.84
                                                                       ------
Dilution per share to new investors........................            $19.16
                                                                       ======



     The following table summarizes, as of June 30, 2000, the differences between our existing stockholders and new investors with respect to the number of shares of common stock issued by us, the total consideration paid and the average price per share paid:



                                   SHARES ISSUED              TOTAL CONSIDERATION
                              ------------------------    ----------------------------    AVERAGE PRICE
                                NUMBER      PERCENTAGE        AMOUNT        PERCENTAGE      PER SHARE
                              ----------    ----------    --------------    ----------    -------------
Existing stockholders.......  86,133,333       91.0%      $1,175,154,000       86.8%         $13.64
New investors...............   8,500,000        9.0%         178,500,000       13.2%         $21.00
                              ----------      -----       --------------      -----
          Total.............  94,633,333      100.0%      $1,353,654,000      100.0%
                              ==========      =====       ==============      =====


     The foregoing discussions and tables exclude:


     - 10,666,873 shares of common stock issuable upon exercise of options outstanding as of June 30, 2000 at a weighted average exercise price of $8.95 per share; and



     - 7,604,127 shares of common stock available for issuance at June 30, 2000 under our 1999 stock incentive plan.


     To the extent outstanding options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

     This information should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     The table below sets forth our selected financial data. The consolidated financial data as of September 30, 1999 and for the period from January 12, 1999 (date of inception) through September 30, 1999 and as of and for the nine months ended June 30, 2000 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Operating results for the nine months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending September 30, 2000 or for any future period.



                                       UNISPHERE NETWORKS, INC.
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                            JANUARY 12, 1999
                                                           (INCEPTION) THROUGH        NINE MONTHS ENDED
                                                           SEPTEMBER 30, 1999           JUNE 30, 2000
                                                           -------------------        -----------------
STATEMENT OF OPERATIONS DATA:
Net revenues...........................................         $   2,813                 $  31,998
Cost of revenues.......................................             6,485                    32,022
                                                                ---------                 ---------
         Gross loss....................................            (3,672)                      (24)
Operating expenses:
    Research and development...........................            68,369                    88,458
    Sales and marketing................................            20,291                    31,576
    General and administrative.........................            13,919                    12,763
    Amortization of intangible assets..................            44,147                    70,915
    Impairment of intangible assets....................                --                   127,274
    Purchased in-process research and development......           217,400                        --
                                                                ---------                 ---------
         Total operating expenses......................           364,126                   330,986
                                                                ---------                 ---------
         Loss from operations..........................          (367,798)                 (331,010)
Other income (expense).................................               227                    (1,654)
                                                                ---------                 ---------
         Net loss......................................         $(367,571)                $(332,664)
                                                                =========                 =========
Basic and diluted net loss per share...................         $   (4.27)                $   (3.86)
                                                                =========                 =========
Weighted average shares used in computing basic and
  diluted net loss per share...........................            86,133                    86,133
                                                                =========                 =========



                                                             SEPTEMBER 30, 1999         JUNE 30, 2000
                                                             ------------------        ----------------
BALANCE SHEET DATA:
Cash and cash equivalents................................        $   9,082                $   1,677
Working capital (deficit)................................          (45,277)                 (31,634)
Total assets.............................................          691,739                  523,014
Stockholder's equity.....................................          632,380                  475,263


     The separate financial data of Redstone and Castle have been presented below because we consider these companies to be our predecessor business.

     The table below sets forth selected financial data of Redstone Communications. The financial data as of December 31, 1997 and 1998 and April 27, 1999, for the period from September 16, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998 and for the period from January 1, 1999 to April 27, 1999 are derived from the audited financial statements of Redstone Communications included elsewhere in this prospectus.

                                      REDSTONE COMMUNICATIONS, INC.
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                             PERIOD FROM
                                               SEPTEMBER 16, 1997                          JANUARY 1, 1999
                                               (INCEPTION) THROUGH       YEAR ENDED            THROUGH
                                                DECEMBER 31, 1997     DECEMBER 31, 1998    APRIL 27, 1999
                                               -------------------    -----------------    ---------------
STATEMENT OF OPERATIONS DATA:
Net revenues.................................        $   --               $     --             $    --
Operating expenses:
    Research and development.................           503                  8,767               6,759
    Sales and marketing......................            40                    731               1,323
    General and administrative...............           133                    765                 931
                                                     ------               --------             -------
         Total operating expenses............           676                 10,263               9,013
                                                     ------               --------             -------
         Loss from operations................          (676)               (10,263)             (9,013)
Other income, net............................            84                    361                 107
                                                     ------               --------             -------
         Net loss............................        $ (592)              $ (9,902)            $(8,906)
                                                     ======               ========             =======
BALANCE SHEET DATA:
    Cash and cash equivalents................        $6,318               $ 10,972             $ 3,969
    Working capital..........................         6,185                  9,707               2,745
    Total assets.............................         6,558                 12,506               6,449
    Stockholders' deficit....................          (576)                (8,836)            (15,136)

     The table below sets forth selected financial data of Castle Networks. The financial data as of December 31, 1997 and 1998 and April 20, 1999, for the period from October 16, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998 and for the period from January 1, 1999 to April 20, 1999 are derived from the audited financial statements of Castle Networks included elsewhere in this prospectus.

                                          CASTLE NETWORKS, INC.
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                             PERIOD FROM
                                                OCTOBER 16, 1997                           JANUARY 1, 1999
                                               (INCEPTION) THROUGH       YEAR ENDED            THROUGH
                                                DECEMBER 31, 1997     DECEMBER 31, 1998    APRIL 20, 1999
                                               -------------------    -----------------    ---------------
STATEMENT OF OPERATIONS DATA:
Net revenues.................................        $   --               $     --             $    --
Operating expenses:
    Research and development.................            23                  6,051               4,248
    Sales and marketing......................             2                  1,785               2,781
    General and administrative...............            38                    827               1,902
                                                     ------               --------             -------
         Total operating expenses............            63                  8,663               8,931
                                                     ------               --------             -------
         Loss from operations................           (63)                (8,663)             (8,931)
Other income, net............................            --                    277                 101
                                                     ------               --------             -------
         Net loss............................        $  (63)              $ (8,386)            $(8,830)
                                                     ======               ========             =======
BALANCE SHEET DATA:
    Cash and cash equivalents................        $   47               $ 12,218             $ 6,219
    Working capital (deficit)................           (70)                11,115               3,660
    Total assets.............................            61                 13,700               8,249
    Stockholders' deficit....................           (63)                (6,506)            (12,708)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with the "Selected Financial Data", the financial statements and the notes to the financial statements included elsewhere in this prospectus.

OVERVIEW

     We provide data and voice networking products for the new public network. Our suite of products enable communications service providers to offer value-added, integrated voice and high-speed data services to business and residential users. Our IP routing, broadband access and next-generation voice switching products, combined with our network and service management software, provide integrated solutions that support communications traffic ranging from value-added, high-speed data services to basic voice services.

     We were incorporated in Delaware in January 1999 as a subsidiary of Siemens. Our business has been built upon the acquisitions of three companies. In March 1999, Siemens purchased Argon Networks. In April 1999, Siemens purchased Castle Networks and Redstone Communications. In June 1999, Siemens contributed the stock of Argon, Castle and Redstone to us and we have accounted for the acquisitions and their results of operations from the date of acquisition as if we had effectively acquired the three companies. All three companies were development-stage companies engaged in research and development of next-generation products for the networking industry. In addition, in April 1999, Siemens contributed a research and development group for voice switching products located in Boca Raton, Florida to us. From our inception through August 1999, we were a development stage company focused on developing our initial products, recruiting personnel and building our corporate infrastructure, and therefore had no significant product revenue. In September 1999, we began shipping our products for commercial deployment and recorded our first significant product revenue. We emerged from the development stage at that time.


     Prior to its acquisition, Argon was exclusively engaged in the development of a gigabit switch router. Under the terms of the acquisition agreement, Siemens paid $200.0 million in cash to the holders of Argon securities. We agreed to assume a retention and performance related payment obligation from Siemens. The aggregate amount of this obligation, which we expect to pay the employees of Argon before September 30, 2000, is $13.0 million. As of June 30, 2000, $11.1 million of this obligation had been expensed and $3.5 million had been paid. Prior to the acquisition, Argon incurred cumulative net losses of $21.4 million.


     Prior to its acquisition, Castle was engaged in the development of voice switching technology. Under the terms of the acquisition agreement, Siemens paid $300.0 million in cash to the holders of Castle securities. We agreed to assume a milestone related payment obligation from Siemens and we have paid $15.0 million in cash to the employees of Castle for these milestone achievements. There are no other milestone payments to be made in connection with this acquisition. Prior to the acquisition, Castle incurred cumulative net losses of $17.3 million.

     Prior to its acquisition, Redstone was engaged in the development of an edge router. Under the terms of the acquisition agreement, Siemens paid $450.0 million in cash to the holders of Redstone securities. We agreed to assume a milestone related payment obligation from Siemens and we have paid $50.0 million in cash to the employees of Redstone for these milestone achievements. There are no other milestone payments to be made in connection with this acquisition. Prior to the acquisition, Redstone incurred cumulative net losses of $19.4 million.

     The following is a summary of the allocation of the purchase prices for the acquisitions, in millions:

                       ALLOCATED TO
                        PURCHASED
                        IN-PROCESS                                   NET
                         RESEARCH     ALLOCATED TO                 TANGIBLE    TOTAL
 ENTITY                    AND         ASSEMBLED      ALLOCATED     ASSETS    PURCHASE
ACQUIRED     DATE      DEVELOPMENT     WORKFORCE     TO GOODWILL   ACQUIRED    PRICE
--------  ----------   ------------   ------------   -----------   --------   --------
Argon     March 1999      $ 36.4          $1.0         $148.1       $14.5      $200.0
Castle    April 1999      $ 79.3          $0.9         $214.3       $ 5.5      $300.0
Redstone  April 1999      $101.7          $1.1         $342.2       $ 5.0      $450.0
                          ------          ----         ------       -----      ------
                          $217.4          $3.0         $704.6       $25.0      $950.0
                          ======          ====         ======       =====      ======


     Each of the acquisitions was accounted for using the purchase method of accounting. The assembled workforce is being amortized on a straight-line basis over a three year period and goodwill is being amortized on a straight-line basis over a seven year period. The in-process research and development calculation was based on a discounted cash flow methodology and is discussed in detail below. During the nine months ended June 30, 2000, we canceled and abandoned Argon's original product development effort and we recorded an impairment charge of $127.3 million for the unamortized goodwill value and a portion of the unamortized value of the workforce intangible asset.



     We sell and market our products through a direct sales force and value-added resellers. To date, our principal value-added reseller has been Siemens. Customers' decisions to purchase our products for deployment in commercial networks often involve a significant commitment of resources and a lengthy evaluation, testing and product qualification process. We believe these long sales cycles, as well as our expectation that customers will deploy and upgrade their networks infrequently and in large increments with short lead times, will cause our revenues and results of operations to vary significantly and unexpectedly from quarter to quarter. During the nine months ended June 30, 2000, four customers accounted for 88.7% of our net revenues.


     We recognize revenue from product sales upon shipment, provided that persuasive evidence of an arrangement exists, the sales price is fixed or determinable, there are no uncertainties regarding customer acceptance and collectibility is deemed probable. If uncertainties exist, revenue is recognized when the uncertainties are resolved. Revenue from technical support and maintenance contracts is recognized ratably over the period of the related agreements. Revenue from professional services are recognized when the services are completed.

RESULTS OF OPERATIONS


     Due to our short period of existence, for comparative purposes, we are comparing our results for the nine months ended June 30, 2000 to our pro forma results for the nine months ended June 30, 1999. The pro forma results are based on the combined financial results of Unisphere, Argon, Redstone and Castle for the nine months ended June 30, 1999, which appear elsewhere in this prospectus.



  Nine Months Ended June 30, 2000 Compared to Pro Forma Nine Months Ended June 30, 1999



     Net Revenues. For the nine months ended June 30, 2000, our net revenues were $32.0 million, resulting from sales of our ERX edge routers, SMX voice switching products and related services. For the pro forma nine months ended June 30, 1999, our net revenues were $0.5 million. For the nine months ended June 30, 2000, sales to Siemens as a value-added reseller of our products accounted for 33.8%, ITC DeltaCom accounted for 31.9%, Nextlink Communications accounted for 12.5% and Global Crossing accounted for 10.5% of net revenues. We anticipate that, as our sales increase, each of these customers will account for a smaller percentage of our net revenues. However, we expect to continue to derive a majority of our revenues from a limited number of customers in the near future.


     Cost of Revenues. Cost of revenues includes payments to our contract manufacturers, as well as costs associated with testing functions, warranty costs and other costs related to the delivery of our products to our customers. Our cost of revenues were $32.0 million, or 100.0% of net revenues, for the nine months ended June 30, 2000. Our cost of revenues for the pro forma nine months ended June 30, 1999 were $1.6 million. Of the $32.0 million in the nine months ended June 30, 2000, $1.1 million related to milestone payments to employees resulting from the acquisitions of Castle and Redstone. In addition, we recorded an $8.3 million inventory provision in the nine months ended June 30, 2000 relating to excess inventory purchased. This inventory provision was a result of material component purchases for our first generation SMX products exceeding the amount needed to satisfy the demand for the finished products. Demand for the first generation finished products was less than originally forecasted as a result of our customers' anticipation of, and willingness to wait for, the release of our second generation SMX product which provides additional features. Excluding the milestone payments and the inventory provision, our cost of sales would have been 70.9% of net revenues. We anticipate our cost of sales will decrease as a percentage of net revenues in the future as we achieve economies of scale.



     Gross Profit. Our gross profit was 0.0% of net revenues for the nine months ended June 30, 2000. Excluding the milestone payments and the inventory provision described above, our gross profit would have been 29.1% of net revenues for the nine months ended June 30, 2000. Our gross loss was $1.1 million for the pro forma nine months ended June 30, 1999.



     Research and Development Expenses. Research and development expenses consist primarily of salaries and related personnel costs, independent contractor costs and prototype costs related to the design, development, testing and enhancement of our products. We expense our research and development costs as incurred. Our research and development expenses increased to $88.5 million for the nine months ended June 30, 2000 from $39.6 million for the pro forma nine months ended June 30, 1999. This increase in expenses for the nine months ended June 30, 2000 included milestone and retention payments of $23.6 million to employees resulting from the acquisitions of Argon, Castle and Redstone. This increase was also the result of an increase in personnel and personnel-related expenses, an increase in non-recurring engineering costs and an increase in the prototype expenses for the development of our products. Research and development is essential to our future success and we expect that research and development expenses, excluding milestone payments, will increase in absolute dollars in the future.



     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries and related personnel expenses, commissions, advertising, tradeshows, promotions, customer evaluations and other marketing expenses. Our sales and marketing expenses increased to $31.6 million for the nine months ended June 30, 2000 from $12.1 million for the pro forma nine months ended June 30, 1999. This increase in expenses for the nine months ended June 30, 2000 included milestone and retention payments of $1.3 million to employees resulting from the acquisitions of Argon, Castle and Redstone. During the latter half of fiscal 1999 and the first half of fiscal 2000, we expanded our distribution capabilities both domestically and internationally. This expansion, as well as our initial advertising and marketing campaign, resulted in a significant increase in our spending. We expect that sales and marketing expenses, excluding milestone payments, will increase in absolute dollars in the future as we hire additional sales personnel and expand sales offices and distribution channels.



     General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related expenses for executive, finance, information technology and human resource personnel, recruiting expenses and professional fees. Our general and administrative expenses increased to $12.8 million for the nine months ended June 30, 2000 from $9.1 million for the pro forma nine months ended June 30, 1999. The expenses for the nine months ended June 30, 2000 included milestone payments of $3.0 million to employees resulting from the acquisitions of Castle and Redstone. We expect that general and administrative expenses, excluding milestone payments, will increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business and our operation as a public company.



     Amortization of Intangible Assets. Our intangible assets include goodwill and workforce resulting from the acquisitions of Argon, Castle and Redstone. Our amortization of intangible assets was $70.9 million for the nine months ended June 30, 2000 and $76.2 million for the pro forma nine months ended

June 30, 1999. Amortization expense in the nine months ended June 30, 2000 decreased from the pro forma nine months ended June 30, 1999 due to the impairment of the goodwill resulting from the acquisition of Argon, which was recorded in March 2000.



     Impairment of Intangible Assets. During the nine months ended June 30, 2000, we canceled and abandoned Argon's original product development effort, which was the primary business focus at Argon. The cancellation of the project was due to continuing technology problems, major delays and insufficient technical features for the competitive marketplace.



     As a result of our cancellation of the Argon gigabit switch router, we performed an impairment review of the goodwill generated from the Argon acquisition. At the time this impairment review was performed, we determined that there would be no future cash flows generated from the Argon development efforts. Accordingly, during the nine months ended June 30, 2000, we recorded an impairment charge of $127.0 million for the writedown of the remaining unamortized value of the Argon goodwill.



     We also performed an impairment review of the workforce intangible asset generated from the Argon acquisition. At the time this impairment review was performed, we determined that there was a partial impairment of this asset, based on the higher than expected level of employee turnover experienced to date. Accordingly, during the nine months ended June 30, 2000, we recorded an impairment charge of $0.3 million for the writedown of a portion of the unamortized value of the Argon workforce intangible asset.



     Other Income (Expense). Our other income (expense) consists of interest income and a loss on the disposal of fixed assets. Our interest income was the result of investing excess cash in overnight investment vehicles. Our interest income decreased to $0.3 million for the nine months ended June 30, 2000 from $1.1 million for the pro forma nine months ended June 30, 1999. Our disposal of fixed assets related to the cancellation and abandonment of the Argon gigabit switch router project and from the consolidation of redundant facilities and functions in the nine months ended June 30, 2000. Our loss on the disposal of fixed assets was $2.0 million.


  Quarterly Results of Operations


     The following table presents our historical operating results for the three months ended June 30, 1999, September 30, 1999, December 31, 1999, March 31, 2000 and June 30, 2000. In addition, we have included a table to present the milestone payments included in the operating results for those periods. The information for each of these periods is unaudited and has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited consolidated quarterly results when read in conjunction with our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. These operating results are not necessarily indicative of the results of any future period.

                                                      FOR THE THREE MONTHS ENDED
                                    ---------------------------------------------------------------
                                    JUNE 30,    SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                      1999          1999            1999         2000        2000
                                    ---------   -------------   ------------   ---------   --------
                                                            (IN THOUSANDS)
                                                              (UNAUDITED)
Net revenues:
  Third parties...................  $     391     $     636       $  3,142     $   8,610   $  9,430
  Related parties.................         59         1,727          4,338         1,877      4,601
                                    ---------     ---------       --------     ---------   --------
       Net revenues...............        450         2,363          7,480        10,487     14,031
Cost of revenues..................      1,556         4,929          5,192        17,470      9,360
                                    ---------     ---------       --------     ---------   --------
       Gross profit (loss)........     (1,106)       (2,566)         2,288        (6,983)     4,671
Operating expenses:
  Research and development........     14,486        52,987         21,812        40,954     25,692
  Sales and marketing.............      5,319        14,908         12,094         8,903     10,579
  General and administrative......      4,361         9,512          2,795         7,546      2,422
  Amortization of intangible
     assets.......................     18,733        25,414         25,414        25,414     20,087
  Impairment of intangible
     assets.......................         --            --             --       127,274         --
  Purchased in-process research
     and development..............    181,000            --             --            --         --
                                    ---------     ---------       --------     ---------   --------
       Total operating expenses...    223,899       102,821         62,115       210,091     58,780
                                    ---------     ---------       --------     ---------   --------
       Loss from operations.......   (225,055)     (105,387)       (59,827)     (217,074)   (54,109)
Other expenses....................         --            --             --        (1,975)        --
Interest income...................        148            51            117           120         84
                                    ---------     ---------       --------     ---------   --------
       Net loss...................  $(224,857)    $(105,336)      $(59,710)    $(218,929)  $(54,025)
                                    =========     =========       ========     =========   ========


     The table below reflects the milestone payments included in the expense classifications above:


                                                      FOR THE THREE MONTHS ENDED
                                    ---------------------------------------------------------------
                                    JUNE 30,    SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                      1999         1999            1999          2000        2000
                                    ---------   -------------   ------------   ---------   --------
                                                            (IN THOUSANDS)
                                                              (UNAUDITED)
Cost of revenue...................  $      --     $     923       $     --     $   1,051   $     --
Research and development..........      1,070        33,825          3,477        18,118      1,977
Sales and marketing...............         --         3,919             --         1,278         --
General and administrative........         --         7,403             --         3,031         --
                                    ---------     ---------       --------     ---------   --------
       Total milestone payments...  $   1,070     $  46,070       $  3,477     $  23,478   $  1,977
                                    =========     =========       ========     =========   ========



     Net revenues increased as a result of increased sales of our ERX edge routers and SMX voice switching products since their commercial deployment in September 1999. Sales to Siemens as a value-added reseller of our products increased in the quarters ended December 31, 1999 and June 30, 2000 as a result of the timing of orders by Siemens' customers.



     Cost of revenues increased significantly in the quarter ended March 31, 2000 primarily as a result of recording an $8.3 million inventory provision relating to excess inventory and a $1.1 million charge for milestone payments as noted above. In addition, during the second quarter, we significantly increased our customer service headcount to meet anticipated future demand. These customer service employees were primarily focused on product education and training during the second quarter.


     Research and development expenses have increased quarter to quarter when excluding the milestone payments noted in the table above. The increase is a result of our continued investment in product development.

     Sales and marketing expenses have fluctuated over the past five quarters based on initial investments in new product launches and the opening of new sales offices. Excluding the milestone payments noted in the table above, our sales and marketing expenses were the highest during the three months ended September 30, 1999 and December 31, 1999. During these periods, we invested heavily in advertising and marketing to promote our company and products. The investment consisted of an initial advertising and marketing campaign with a cost of approximately $4.0 million and the shipment of evaluation units to potential customers. During the three months ended March 31, 2000, we reduced our advertising and marketing investment after completion of our initial product launches and marketing campaign.



     General and administrative expenses have fluctuated over the past five quarters based on our initial investments and organizational changes. During the three months ended June 30, 1999, we incurred startup costs consisting of relocation, recruiting and general organization investments that account for our higher than normal operating expenses. During the three months ended March 31, 2000, we incurred severance costs of approximately $0.9 million related to management changes.


     Our operating expenses are largely based on anticipated organizational growth and revenue trends. As a result, a delay in generating or recognizing revenues could cause significant variations in our operating results. We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

  Liquidity and Capital Resources


     Historically, Siemens has funded our operations as needed. Siemens will continue to fund our operations until the completion of this offering. However, after the completion of this offering, Siemens has no obligation to provide us with additional funds. We will be required to fund our operations independently. Through June 30, 2000, Siemens' total contribution to us, including the costs of acquisitions, was $1.2 billion. As discussed below, we expect that the proceeds from this offering, together with the capital contributions from Siemens through the closing of this offering and our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working and capital expenditures for at least 12 months and, therefore, we do not expect the transition from funding by Siemens to independent funding following this offering to have a material effect on our financial condition or results of operations.



     Net cash used in operating activities was $154.3 million for the nine months ended June 30, 2000 and $57.0 million for the period from January 12, 1999 (date of inception) through September 30, 1999. Net cash flows from operating activities include our net loss and increases in prepaid expenses and other current assets, inventory, long term deposits and the payment of milestone achievements, offset in part by depreciation and amortization and increases in accounts payable and accrued expenses.



     Net cash used in investing activities was $28.3 million for the nine months ended June 30, 2000 and $931.8 million for the period from January 12, 1999 (date of inception) through September 30, 1999. Net cash used for investing activities primarily reflects purchases of property and equipment, primarily computers and test equipment for product development and final assembly and test. In addition, for the period ended September 30, 1999 net cash used in investing activities included $922.9 million, net of cash acquired, for the acquisitions of Argon, Castle and Redstone.



     Net cash provided by financing activities was $175.2 million for the nine months ended June 30, 2000 and $997.9 million for the period from January 12, 1999 (date of inception) through September 30, 1999. Net cash provided by financing activities for these periods was derived from capital contributions from Siemens.



     We incurred a significant working capital deficit in fiscal 1999 and the first nine months of fiscal 2000 and we expect to continue to incur negative cash flow for the foreseeable future. However, we believe that the net proceeds from this offering, together with the capital contributions from Siemens through the closing of this offering and our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least 12 months. If our existing resources, proceeds from this offering and cash generated from operations are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and sales and marketing efforts, which could harm our business, financial condition and operating results.

MARKET RISK

     We do not currently use derivative financial instruments. We generally invest our marketable security investments in high-quality credit instruments, primarily United States Government obligations and corporate obligations with contractual maturities of less than one year. We do not expect any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material.


     We do not currently invoice customers in any currency other than the United States dollar. In addition, we do not currently incur significant expenses denominated in foreign currencies. Therefore, we believe we are not currently subject to significant risk as a result of currency fluctuations. As our business continues to grow and expand into additional foreign countries, we may incur a higher level of foreign currency denominated expenses and may begin to bill our customers in certain foreign currencies. We do not have any derivative hedging instruments as of June 30, 2000, nor do we have any plans to enter into such derivative instruments. As foreign currency transaction levels increase, we will evaluate the benefits of entering into hedging activities to reduce our potential risk from foreign currency fluctuations.


  Recent Accounting Pronouncements

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. This bulletin established guidelines for revenue recognition. We recognize revenues in accordance with this pronouncement.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. We do not currently engage in trading market risk sensitive instruments or purchase hedging instruments or "other than trading" instruments that are likely to expose us to market risk, whether interest rate, foreign currency exchange, commodity price or equity price risk. We may do so in the future as our operations expand domestically and abroad. We will evaluate the impact of foreign currency exchange risk and other derivative instrument risk on our results of operations when appropriate. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, will be adopted on October 1, 2000, and is not expected to have a material impact on our financial condition or results of operations.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, or FIN 44, Accounting for Certain Transactions involving Stock Compensation -- an interpretation of APB Opinion No. 25, which clarifies the application of Accounting Principles Board Opinion No. 25, Stock Issued to Employees, for certain stock-based compensation issues. Among other issues, this Interpretation clarifies (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that FIN 44 covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying FIN 44 are recognized on a prospective basis from July 1, 2000. We adopted the provisions of FIN 44 as of the required effective dates.

IN PROCESS RESEARCH AND DEVELOPMENT

     We allocated $36.4 million to in-process research and development for the gigabit switch router technology in connection with the Argon acquisition, $79.3 million for the voice switching technology in connection with the Castle acquisition and $101.7 million for the edge router technology in connection with the Redstone acquisition. These allocations to in-process research and development represented the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the dates of acquisition, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, we expensed these costs as of the acquisition dates.


     We assessed and allocated values to the in-process research and development. The value assigned to this asset was determined by identifying significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of these products. At the time of each acquisition, the acquired companies had not developed any products or technology and had not generated any revenues. At the time of the acquisitions, the Argon project was estimated to be 51% complete, the Castle project was estimated to be 65% complete and the Redstone project was estimated to be 76% complete. We derived the stage of completion factor for each in-process project based on a comparison of hours and costs invested from project inception through the acquisition date for each project and estimates of the hours and costs remaining to achieve technological feasibility for each in-process project. Each project included some software and hardware components that are considered complex and unique technology. Argon had completed various hardware platform testing and certain software; Castle had completed various field trials with its base system; and Redstone had completed its hardware design. The cumulative research and development costs at the time of acquisition for each of the acquired companies were $17.7 million for Argon, $10.3 million for Castle and $16.0 million for Redstone.


     The nature of the efforts to develop the acquired in-process technology into commercially viable products principally related to the completion of all planning, designing, prototyping, high-volume verification and testing activities that were necessary to establish that the proposed technologies met their design specifications, including functional, technical and economic performance requirements. Anticipated completion dates for the projects in progress were expected to occur during the year following each acquisition and we expected to begin generating the economic benefits from each of the acquired technologies shortly after completion. Funding for such projects would have been obtained from capital contributions from Siemens.

     The value assigned to purchased in-process technology was determined using the income approach, and included estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present value. The revenue projections used to value the in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by us and our competitors.

     The rates utilized to discount the net cash flows to their present value were based on venture capital rates of return. Due to the nature of the forecasts and the risks associated with the projected growth, profitability and developmental projects, a discount rate was used for the business enterprise and for the in-process research and development. The discount rate used was 30% for Argon, 27% for Castle and 25% for Redstone. We believed these rates were appropriate because they were commensurate with each acquired company's stage of development, the uncertainties in the economic estimates described above, the inherent uncertainty surrounding the successful development of the purchased in-process technologies, the useful life and the profitability levels of these technologies and the uncertainty of technological advances that were unknown at that time.


     Argon's technology developments have not met the forecasted assumptions at the time of the acquisition and therefore, during the second quarter of fiscal 2000, we cancelled the existing development effort of the Argon technology. The cancellation of the project was due to continuing technology problems, major delays and insufficient technical features for the competitive marketplace.



     As a result of the cancellation of the Argon technology, we performed an impairment review of the goodwill generated from the Argon acquisition. At the time this impairment review was performed, it was determined that there would be no future cash flows generated from the Argon development efforts. Accordingly, in March 2000, we recorded an impairment charge of $127.0 million for the writedown of the remaining unamortized value of the Argon goodwill.



     Castle's and Redstone's in-process technologies were completed within the anticipated time schedules for these projects. Initial customer shipments were made in September 1999. To date, the Castle and Redstone products have not achieved the financial results forecasted at the time of the acquisitions. During the nine months ended June 30, 2000, actual revenues were significantly lower than expected revenues as a result of longer than expected sales cycles with significant prospective customers and additional time required to build internal sales infrastructure and distribution channels. The lower than expected revenues and resulting cash flows has not had, nor is expected to have, any material adverse impact on our results of operations, including the recoverability of intangible assets.

                                    BUSINESS

OVERVIEW


     We provide data and voice networking products to communications service providers. Our suite of products enables communications service providers to offer value-added, integrated voice and high-speed data services to business and residential users. The markets for our products include IP routing, broadband access and next generation voice switching. Our target customers include new and established service providers, cable operators and domestic and international wireless and wireline carriers.



     Our ERX edge routing products connect and manage large numbers of business subscribers at the edge of the internet using dedicated network connections, such as T1, T3 and optical interfaces. Our ERX broadband access products connect and manage large numbers of business and residential subscribers to the internet using any of the emerging broadband, or high-speed, access technologies, such as digital subscriber line, or DSL, cable and wireless. We believe IP routing and broadband access are essential for the efficient and reliable delivery of both data and voice traffic over the internet.



     Our SMX voice switching products enable communications service providers to convert voice traffic into a packet format, direct voice traffic onto either the internet or the traditional telephone network, and deliver basic and advanced voice services to business and residential users. The redirection or conversion of voice traffic from the traditional telephone network to the new public network is also referred to as voice mediation. Our SMX products perform voice mediation by supporting redirection, or internet offload, and voice conversion, or voice over IP. These products, combined with our Unisphere Management Center network and service management software, provide integrated solutions that support communications traffic ranging from basic voice services to value-added, high-speed data services.



     We believe the use and functionality of the internet will continue to grow at significant rates. The internet is expanding upon, and we believe that ultimately it will replace, the capabilities and functionality of the traditional telephone network. This evolution of the internet into the new public network requires new internet communications equipment that can deliver the high levels of reliability users require of a public network. We offer integrated data and voice hardware and software products that are specifically designed to meet these requirements.


INDUSTRY BACKGROUND

  Data Traffic is Growing More Rapidly than Voice Traffic


     The internet has become an integral communications medium for many consumers, businesses, students and others. The increasing use of applications such as email, e-commerce, online research, telecommuting and online entertainment have led to a dramatic growth in the volume of data traffic transported over the internet. The large amount of data traffic has burdened the traditional telephone network and the volume of data traffic now exceeds voice traffic. Communications service providers have responded by investing significant resources to build and expand data networks.


  The Traditional Circuit-Switched Telephone Network is Inefficient

     Although the traditional telephone network is highly reliable in transporting voice traffic, it is inefficient in carrying combined voice and data traffic. It is a circuit-switched network that delivers voice traffic by establishing a dedicated path, or circuit, for the duration of each call. A dedicated circuit is inefficient because it provides substantially more network capacity than is required to support a voice conversation, particularly during pauses in a conversation. The inefficiency of the traditional telephone network is even greater when it is used to carry data traffic, which is characterized by larger bursts of traffic followed by longer periods of inactivity. The larger bursts of data traffic often exceed the capacity of the circuit, which can result in slow performance or a failed connection. The longer periods of inactivity between bursts of data traffic result in large amounts of unutilized network capacity on the dedicated circuit and the network overall.

  Packet Networks are More Efficient


     Unlike the traditional telephone network, the internet aggregates and transports data from multiple users over shared network connections. Data traffic is divided into small units called packets. The aggregation of packets from multiple users enables communications service providers to better utilize available network capacity, thereby reducing their equipment and operating costs. The efficient use of network capacity has become increasingly important due to the growing number of internet users and the larger variety of applications and content being downloaded from the internet, including rich web content such as complex graphics and streaming video and audio. This substantial growth in data traffic is driving communications service providers to build large-scale packet networks in order to provide better service at a lower cost.


  The Internet is Evolving Into the New Public Network


     The growing importance of the internet and its efficiency and scalability, coupled with the inefficiency of the traditional telephone network in transporting data traffic, position the internet to become the new public network for providing data, voice and other services. The co-existence of the traditional telephone network and the packet-based internet requires investment in and maintenance of disparate networks to provide services to a common user. Substantial savings can be realized by providing these services over a single network. These savings include the elimination of duplicative or overlapping equipment purchases, the reduction in network operating costs and the rapid deployment of new services.


  Users Increasingly Demand High-Speed Internet Connections


     With the increasing importance of the internet, users are demanding high-speed internet access. Users have traditionally connected to the internet using dial-up connections over traditional telephone lines. This access method often causes dropped connections, delays in access and slow performance. Several minutes are often required to access a multi-media web site and several hours may be required to transfer or download large files. As a result, users are demanding higher-speed connections. Business users are connecting to the internet using dedicated network connections, such as T1, T3 and optical interfaces. Smaller businesses and residential users are connecting to the internet using emerging high-speed internet connections, including DSL, cable and wireless. These high-speed internet connections provide "always on" availability and eliminate the tedious dial-up process and uncertainties associated with dial-up connections.


  Service Providers Compete by Offering Value-Added Services


     As new entrants in the communications service provider industry emerge, the delivery of high-speed connectivity is becoming intensely competitive. This competition is resulting in the rapid decline in the price of bandwidth that communications service providers may charge their customers. To offset this price erosion, communications service providers are offering integrated data and voice services, which require high-speed internet connections. In addition, communications service providers are seeking to retain and grow their user bases and increase their profitability by offering value-added services such as security, remote data storage and virtual private data networks over high-speed internet connections.


REQUIREMENTS OF THE NEW PUBLIC NETWORK


     We believe that the internet will evolve into a new public network that is capable of delivering mission-critical data and voice communications and services. This new network must expand upon the scalability and efficiencies of packet networks in moving data and minimizing equipment and operating costs. In addition, the new public network must enable communications service providers to deliver revenue-generating data and voice services to business and residential users. To meet these requirements, communications products for the new public network must offer the following benefits:

     Evolutionary Path to the New Public Network. Communications equipment for the new public network must integrate seamlessly with the traditional telephone network. Given the substantial investment in the traditional telephone network, the transition to the new public network will be gradual. The shift to the new public network must be nondisruptive to users. We believe next-generation products used in this new environment must first reduce the burden on overloaded and expensive circuit switches by offloading data traffic onto the new public network. The continued transport of data and voice traffic between the circuit-switched and packet networks will allow communications service providers to migrate to the new public network while maintaining revenue streams from existing equipment. Ultimately, next-generation products must enable communications service providers to build incremental data and voice traffic capacity and offer value-added services on the new public network.

     Provide Scalability, Performance and Reliability. Communications service providers' central offices typically support tens or even hundreds of thousands of simultaneous calls. The new public network must allow communications service providers to increase easily their service offerings and network capacity as demand increases. As voice traffic is moved onto the new public network, users will demand from their communications service providers the same quality of service and functionality that they are accustomed to with the traditional telephone network. Because communications service providers operate complex networks and must carry mission-critical traffic, they adhere to internal and industry reliability requirements.

     Reduce Costs Per Connection. To be economically attractive, the new public network must provide clear advantages over the traditional telephone network to communications service providers in terms of cost per connection, space occupied and power consumption.


     Support Growth in High-Speed Internet Connections. With the growth in high-speed internet connections, communications service providers must manage hundreds of thousands of new user connections and provide high-speed routing of data to and from the internet. These management and routing functions include connectivity, provisioning, authentication and accounting. In addition, many communications service providers require the ability to support dedicated connections, such as T1, T3 and optical interfaces, and multiple types of high-speed internet connections at a single central office location, including DSL, cable and wireless.



     Provide New Revenue Generating Services. As competition among communications service providers continues to escalate, they must differentiate themselves by offering value-added services that can be offered with high-speed internet connections. These value-added services help to increase revenue and profits for communications service providers. In addition, these value-added services reduce customer turnover by encouraging users to consider the total cost of replacing multiple services and to evaluate the risk of transitioning business critical services to a new communications service provider. As a result, the new public network must be based on open standard architecture that allows the development of innovative data and voice services.


OUR SOLUTION

     We develop, market and support data and voice networking products for the new public network. Our suite of products enable communications service providers to offer value-added, integrated voice and high-speed data services to business and residential users. We believe our solutions enable a nondisruptive migration to the new public network. We design and market next-generation:

     - Edge routing products;

     - Broadband access products;

     - Voice switching products; and

     - Network and service management products.

     Our products are designed to provide highly reliable, cost efficient, scalable and flexible network solutions that interoperate with existing network equipment and shorten the time required to introduce new network features and services. We believe our products provide the following competitive benefits:

     Provide an Evolutionary Migration Path to the New Public Network. Our products integrate the hardware and software needed to migrate voice and data traffic from the traditional telephone network to the new public network. This migration to a packet-based network is performed as a series of steps that minimize the risk of disrupting service or compromising the performance and quality users have come to expect from the traditional telephone network. Our products permit the network to identify where traffic is coming from, which services are being used and by which customers. With this information, communications service providers' networks can intelligently match the specific requirements of the user or application with the network resources needed to maintain the performance, reliability and service level guarantees required for individual or business-critical applications. For example, we are designing our voice switching products to receive voice traffic from the traditional telephone network and to convert it into packet format for transmission over the new public network. Our ERX products are designed to provide quality of service that ensures the performance and reliability of voice traffic over the new public network.

     Our products interoperate with existing routers and switches as well as with existing software applications such as billing and customer care. This can preserve the customer's investment and reduce the cost and complexity of product deployment. Our products provide an advantage to communications service providers by permitting them to use both circuit-switched and packet-based networks for both data and voice services, without first requiring that the data and voice networks be integrated into a single network infrastructure. This enables communications service providers to migrate to the new public network with minimal disruption to users.


     Meet the Scalability, Performance and High Reliability Requirements of the New Public Network. Our modular ERX-700/1400 edge routers and SMX-2100 voice switching products provide a significant advantage to communications service providers by allowing their networks to scale. Our products provide communications service providers the ability to increase the number of users, bandwidth or services of a single system as demand increases. Our product architecture combines software and high-speed microprocessor technology with ASICs, which enable a superior level of performance for users regardless of the applications and services being used. This architecture is designed to ensure that when voice is transmitted over the internet, users receive the same quality of voice service as when it is delivered over the traditional telephone network. Our products are engineered to comply with rigorous industry standards for reliability and safety. Our products are designed to be fully redundant and thereby ensure continuous operations in the event of a network or component failure. Our ERX and SMX products have obtained Telcordia Technologies Network Equipment Building System, or NEBS, certification.


     Reduce Cost Per User/Connection. We believe that the price and performance of our products offer communications service providers a competitive advantage by reducing their cost per user/connection to deploy data and voice services. Our products are designed to reduce costs by supporting more users and connections and by decreasing complexity through the integration of the functions of multiple systems into a single product. For example, our SMX-2100 voice switching product is an alternative to a traditional telephone circuit switch at a lower cost. In addition, the modular design of our edge routers and voice switching products allows communications service providers to add incremental services by installing new modules into existing equipment.


     Support Multiple High-Speed Access Technologies. Our ERX products are designed to allow simultaneous delivery of high-speed services over dedicated connections, such as T1, T3 and optical interfaces, as well as over DSL, cable and wireless connections from a single system. By delivering multiple high-speed access services from a single system, our products reduce the need to purchase, install and operate multiple pieces of equipment. In addition to supporting these services, our products combine routing functionality with high-speed internet access to provide a competitive advantage to communications service providers.

     Deliver New High-Value Data and Voice Services. The combination of our software and hardware allows communications service providers to deploy new high-value data and voice services. Our ERX products support value-added data services for business-critical applications across the internet, such as virtual private networks and priority service levels, or IP quality of service. Additionally, our SMX products enable new voice services such as unified messaging, which brings voice messaging and electronic mail together into a single service. Our Unisphere Management Center products employ a graphical JAVA-based development environment that allows communications service providers to quickly create or modify new services for deployment.


OUR STRATEGY

     Our objective is to be a leading supplier of data and voice networking products for the new public network that enable communications service providers to offer value-added, integrated voice and high-speed data services to business and residential users. Key elements of our strategy include:


     Leverage Our Combined Data and Voice Technology Expertise. We intend to leverage our expertise in both data and voice technologies to offer comprehensive solutions that enable our customers to deploy and manage integrated data and voice services. Our highly experienced team of engineers, as well as our software, ASIC technology and product architectures, are key elements of our technology expertise. For example, we believe our ERX edge router was the first to integrate software and ASIC technology to provide wire speed routing for the edge of the internet. Wire speed routing means that our products are able to route data packets as quickly as the connection is able to deliver these packets. We believe our technological expertise will enable us to be a leading provider of products facilitating next-generation services across existing and emerging networks.



     Expand and Broaden Our Customer Base. We intend to penetrate further our existing customer base and obtain new customers by leveraging our technological expertise and by aggressively investing in sales and marketing efforts. We believe our products offer significant price and performance advantages to communications service providers deploying advanced data and voice services. Currently, our products are used by leading communications service providers such as Global Crossing, ITC Deltacom, Nextlink Communications, Pacific Century CyberWorks HKT and Portugal Telecom. Our target customers consist of new and established communications service providers, including local, long distance and international telephone companies, competitive local exchange carriers, internet service providers, cable operators and carriers that provide services to other carriers.


     Expand Global Sales and Distribution Capabilities. We plan to continue to expand our global presence by increasing the size of our direct sales force and by opening new domestic and international sales offices. We have offices in each of three regions: North America; Asia and the Pacific; Europe, Middle East and Africa. In addition, we are adding sales and support representatives at our headquarters in Massachusetts to support our expanding worldwide sales force. To complement our direct sales force, we have entered into value-added reseller and other sales and distribution relationships.

     Continue to Work Closely with Key Customers. We intend to continue to work extensively with our customers to enhance our current products and to develop new products to meet their future requirements. We have developed our products with significant input from our customers and work with our customers to provide customized solutions and product enhancements to meet their specific needs. Our customer relationships provide insight into market requirements for new data and voice services, which is critical to providing timely and innovative solutions to our current and future customers.

     Broaden Our Product Offerings Through Internal Investment, Partnerships and Acquisitions. Through continued investment in research and development, we intend to broaden our product offerings and functionality and to expand into complementary markets. We intend to continue to develop products that address the competitive demands of communications service providers to enable them to effectively deploy the new public network. We are in the process of developing higher-capacity IP routing and voice switching products to meet the growing bandwidth demands of communications service providers.

     We have entered into strategic partnerships and plan to continue to do so to complement our existing product offerings. For example, we have partnerships with Hewlett-Packard and Micromuse to establish a broader portfolio of network management products. In addition, we plan to pursue selective acquisition opportunities as they may arise to enhance further our product offerings.

PRODUCTS

     Our suite of products enable communications service providers to offer value-added, integrated voice and high-speed data services to business and residential users. It consists of our following carrier-class products:

     - ERX-1400 and ERX-700 Edge Routing Switches and our Subscriber Access Feature Pack Software;

     - SMX-2100 Service Mediation Switch;

     - SRX-3000 Softswitch; and

     - Unisphere Management Center.

ERX-1400 AND ERX-700 EDGE ROUTING SWITCHES WITH SUBSCRIBER ACCESS FEATURE PACK

     Our ERX-1400 and ERX-700 Edge Routing Switches are next-generation routing devices designed to provide the features required at the edge of communications service provider networks. Our ERX Edge Routing Switches aggregate thousands of private line connections over T1, T3 and optical interfaces. Unlike conventional routers that were originally developed for small-scale enterprise applications and are increasingly inadequate in large-scale service provider networks, our ERX Edge Routing Switches are specifically designed to accommodate the size and scope of the new public network. By providing high port density, wire-speed forwarding performance, carrier-class reliability and support for new value-added services, our ERX Edge Routing Switches meet the large-scale deployment requirements of communications service providers.

     With the addition of our optional broadband access software, Subscriber Access Feature Pack, our ERX can be placed between digital subscriber line access multiplexers, or DSLAMs, and Internet backbone routers, providing termination and aggregation for over 30,000 broadband connections such as DSL, cable and wireless. This software option is designed to support the rapid deployment of DSL services while reducing the complexity and cost of subscriber management. A wide range of packet transport options are supported, allowing communications service providers to purchase interoperable DSL transport from different carriers. Our software integrates with the communications service provider's existing back office support to provide authentication, authorization and accounting, as well as service selection and billing support.


     Our ERX-1400 is offered in a modular, 14-slot chassis with a switch fabric that operates at up to 10 Gbps. A wide range of interface options are available, including Channelized T1/E1, Channelized T3, Unchannelized T3/E3, OC-3/STM1, OC-12/STM4, Fast Ethernet and Gigabit Ethernet. Our ERX-700, designed for applications that require mid-range capacity, has the same features and performance of the ERX-1400 in a more economical 7-slot chassis. Both models feature a full complement of internet routing protocols, including BGP-4, IS-IS, OSPF and RIP. The following illustration depicts the ERX-1400 and ERX-700.


     [DIAGRAM - IP ROUTING AND BROADBAND ACCESS
     The heading for this diagram reads "IP Routing and Broadband Access".
     In the center of the page is a cloud depicting the new public network.
     To the left of the cloud depicting the new public network is a box depicting the ERX-700/1400. To the left of this box are four smaller diagrams representing different broadband access methods, marked "wireless", "DSL" and "cable network", used by small businesses and residential users to access the new public network. Above and to the right of the ERX 700/1400 box is a line depicting the broadband access connection provided by the ERX 700/1400 to the new public network.
     To the right of the cloud depicting the new public network is a box depicting the ERX-700/1400. To the right of this box are three smaller diagrams depicting different private line access methods, marked "T1/E1", "T3/E3" and "Optical (OC3/OC12)", used by business users to access the new public network. Above and to the left of the ERX 700/1400 box is a line depicting the private line access connection provided by the ERX-700/1400 to the new public network.]

     Key benefits of our ERX Edge Routing Switches include:


     High Port Density and Scalability. As demand for internet access increases, communications service providers must build an infrastructure that can scale to meet demand and provide value-added services. The lack of available point-of-presence, or co-location space, however, restricts the number of new users that can be brought on-line. A single 22.75-inch shelf of our ERX-1400 Edge Routing Switch supports over 30,000 concurrent connections, while drawing less than 20 amps of power. Up to three shelves may be stacked in a standard 7-foot rack, enabling efficient use of scarce space at a carrier's point of presence facilities. The common hardware and software architecture of our ERX products enables communications service providers to scale up from our ERX-700 model to our ERX-1400 model while preserving their investment as their access requirements grow.

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

     Wire-Speed Performance Under Demanding Traffic Patterns. Our ERX Edge Routing Switches are designed to provide high performance under a wide range of operating conditions. Unlike traditional routers, which rely on software running solely on reduced instruction set computer, or RISC, processors, our ERX architecture features software running on custom ASICs in addition to distributed RISC processors. This architecture provides independent processing resources for routing, packet forwarding and service delivery. As packets are processed by the ERX, our custom ASICs ensure the network delivers the quality of service demanded by the application or user. At the same time, RISC processors perform route computation tasks independently. This architecture is designed to enable the ERX to process a large number of small size packets at wire speed.


     Carrier-Class Reliability and Availability. Our ERX Edge Routing Switches are designed for continuous availability and consistent high performance to achieve the service levels required by communications service providers as critical applications are added to packet networks. These design features include full hardware redundancy, on-line servicing, a distributed DC power system and front-to-back airflow to ensure the system can meet stringent NEBS standards. Our ERX internet software is based on a high performance design that allows each program module to have access to dedicated resources. This design improves stability and reliability by ensuring that the performance of one program module does not adversely affect others.



     Tiered and Value-Added Services. Our ERX Edge Routing Switches deliver different levels, or tiers, of service, allowing communications service providers to attract and retain users, increase their revenue per user and strengthen brand name recognition. Different service levels are provided according to agreements that define levels of bandwidth and network performance delivered by the communications service provider to the user. Our ERX is designed to ensure that higher priority traffic is given preferential treatment according to policies defined by the communications service provider, which is critical during periods of network congestion. Our ERX also allows the delivery of value-added services such as managed security and virtual private networking, which enable the use of the internet for business-critical applications.


SMX-2100 SERVICE MEDIATION SWITCH

     Our SMX-2100 Service Mediation Switch is a next-generation product for transitioning communications traffic from the traditional circuit-switched telephone network to the new packet-based public network. It is designed to allow communications service providers to deliver differentiated services at lower cost. Its applications include:

     - Internet offload; and

     - Voice over IP, or VoIP.


     Every dial-up internet session begins with a telephone call to an internet service provider. These calls place a tremendous strain on traditional circuit switches because they can remain active for hours. This can result in an inefficient use of resources and requires communications service providers to deploy more circuit switches. Our SMX-2100 Service Mediation Switch offers a less expensive alternative solution by offloading dial-up internet traffic away from these expensive circuit switches, freeing up capacity and enabling communications service providers to cap the purchase of additional circuit switch equipment.


     With the addition of our optional VoIP module, our SMX-2100 Service Mediation Switch allows communications service providers to combine voice and data traffic onto a single, converged network. This hardware and software option is designed to receive voice traffic from the traditional telephone network and to convert it into packet format for transmission over the new public network. Our VoIP products are in the initial stages of testing and have not been commercially deployed.

     Our SMX-2100 is offered in a modular, 19-slot chassis with four slots reserved for management modules. The remaining 15 slots may be filled with four port DS3 modules. A single shelf will support up to 60 DS3 interfaces, or more than 40,000 channels.

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


     Our SMX-2100 is designed to be compatible with existing infrastructure, allowing communication service providers to augment traditional circuit switch equipment to cost-effectively deliver new services. The following illustration depicts the SMX-2100 Service Mediation Switch and the SRX-3000 softswitch.

[DIAGRAM : VOICE SWITCHING AND SERVICE MEDIATION PRODUCTS

     The heading for this diagram reads "Voice Switching and Service Mediation Products".

     In the center of the page is a cloud depicting the new public network.

     In the top left of the page is a box depicting the SMX-2100 Service Mediation Switch. Below and to the right of the SMX-2100 Service Mediation Switch box is a line, marked "VoIP", that connects it to the cloud in the center depicting the new public network. The SMX-2100 Service Mediation Switch box is attached on its left side to a smaller box depicting the SRX-3000 Softswitch. A line on the lower left side of the SMX-2100 Service Mediation Switch box connects it to a cloud depicting the traditional telephone network. To the left of the cloud depicting the traditional telephone network are two smaller diagrams representing different access methods to the traditional telephone network. A line, marked "Internet Offload", on the lower right side of the cloud depicting the traditional telephone network connects it to another box depicting the SMX-2100 Service Mediation Switch placed in the bottom left of the page. Above and to the right of the SMX-2100 Service Mediation Switch box is a line that connects it to the cloud in the center depicting the new public network.

     The graphical illustrations on the top and bottom of the right half of the page mirror the graphical illustrations on the top and bottom of the left half of the page.]

SRX-3000 SOFTSWITCH

     Our SRX-3000 softswitch is being designed as an open platform that runs on commercially available hardware and delivers real-time multi-media services. Functions performed by our softswitch will include call signaling and processing, call admission, authorization and authentication, address translation, usage recording and feature processing.

     Our SRX-3000 softswitch is designed to provide a service creation and delivery platform for communications service providers to quickly and cost effectively develop and deliver calling features, such as voice messaging, call forwarding and caller-identification, as well as new high-value voice services, such as unified messaging, calling card services and find-me features. It is designed to support published industry standard interfaces for the development and delivery of basic and advanced voice services. Our SRX-3000 is in initial stages of testing and has not been commercially deployed.

     Key benefits of our SMX-2100 Service Mediation Switch and SRX-3000 softswitch include:

     High Port Density and Scalability. Our voice switches are high density carrier class products that deliver increased scalability compared to traditional circuit switches at a lower cost. A single SMX-2100 supports over 40,000 concurrent voice lines in a 30 inch design. When multiple SMX-2100s are combined into a clustered configuration, they will support over 100,000 concurrent voice lines. This cluster configuration is in initial stages of testing and has not yet been commercially deployed.

     Carrier-Class Reliability. Our voice switches are based on a distributed architecture with fully redundant hardware, no single point of failure, and online servicing and configuration to protect against network failure. In addition, our voice switches have the ability to revert to earlier versions of software or a prior configuration if a failure occurs while servicing our switches. Our SRX-3000 is being designed with a full hardware and software redundancy and an open switching platform residing on commercially available NEBS compliant hardware. Communications service providers will be able to designate a primary and secondary SRX to control distributed SMX-2100s. In the event that the primary SRX-3000 fails, the SMX-2100 will automatically transfer control over to the secondary SRX-3000 without disruption to voice calls in process.

     Rapid Deployment of Data and Voice Services. Our SMX-2100 voice switch enables the rapid deployment of data and voice services. Our SRX-3000 voice switch is designed to enable rapid development of new services by providing an open and standards-based development platform. The typical deployment time for our voice switches is shorter than the deployment of traditional circuit-based switches. Our Unisphere Management Center products use JAVA tools and a downloadable JAVA graphical interface, which provide the development environment necessary for fast and consistent service roll-out. This environment allows communications service providers to leverage third party developers, and provides access to a large pool of external resources who are familiar with developing to these common and open standards.

UNISPHERE MANAGEMENT CENTER

     Our Unisphere Management Center products enable communications service providers to efficiently deliver their services and manage our products. To date, we have focused on developing our Unisphere Management Center products to allow enhanced service delivery for our data products. We are currently developing our Unisphere Management Center products to extend this functionality to our voice products. All Unisphere Management Center products provide an easy-to-use graphical user interface, enabling service providers to monitor network operations and physically view and configure services from local or

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

remote management workstations. Our Unisphere Management Center product family consists of the following:

     - Service Management and Provisioning. This product family includes our Subscriber Management Center and Service Selection Center products. Our Subscriber Management Center provides the ability to activate services quickly, allowing the communications service provider to define network wide policies that automatically configure the device and back office applications when new users and services are added to the network. Our Service Selection Center provides a customizable portal interface that lets users dynamically select services via their web browser.

     - Configuration Management. This product provides network operators with a complete view of the network and network activity. Based on the HP OpenView Network Node Manager, our Configuration Manager product automatically learns network devices and connections and provides immediate identification of the source of network problems. Our Configuration Manager is also used for trend analysis, monitoring of bandwidth utilization and measurement of service delivery performance.

     - Fault Management. Our Fault Management system is based on distributed architecture used to retrieve events from network devices and associate these events with the services and customers affected. The Fault Management system enables communications service providers to anticipate problems and model future service deployments resulting in faster deployment of new services and quicker return on investment.

     - Device Management. The Device Management products provide a graphical user interface to manage our ERX and SMX products from either a local or remote workstation.

     - Performance Monitoring and Management. This product enables communications service providers to monitor and manage network and service performance. The Performance Manager product is used to collect, consolidate, store and archive critical network performance and service analysis data.

CUSTOMERS

     The following is a representative list of customers for which, as of June 30, 2000, we have recognized at least $100,000 in revenue from the sale of our products:


ACN Communications                          Pacific Century CyberWorks HKT
Dishnet DSL                                 Portugal Telecom
Global Crossing                             RMI.net
ITC Deltacom                                Seednet
Nextlink Communications                     Siemens



     Sales to Siemens as a value-added reseller of our products accounted for 63.5% of our net revenues for the fiscal year ended September 30, 1999 and 33.8% of our net revenues for the nine months ended June 30, 2000. In addition, for the nine months ended June 30, 2000, sales to ITC Deltacom accounted for 31.9%, Nextlink Communications accounted for 12.5%, and Global Crossing accounted for 10.5% of our net revenues. We anticipate that, as our sales increase, each of these customers will account for a smaller percentage of our net revenues. However, we expect to continue to derive a majority of our revenues from a limited number of customers in the near future.



     See the notes to consolidated financial statements of Unisphere, included elsewhere in this prospectus, for geographic information related to net revenues and assets.

SALES AND MARKETING


     We sell and market our products primarily through our direct sales force and value-added resellers. We may also establish strategic distribution relationships with other infrastructure equipment manufacturers. Our target customers include new and established communications service providers, including local, long distance and international telephone companies, competitive local exchange carriers, internet service providers, cable operators and carriers that provide services to other carriers.


     Direct Sales. Our global, direct sales organization is divided into three regional operations: North America; Asia and the Pacific; and Europe, Middle East and Africa. We have sales offices throughout North America, including San Jose and Long Beach, California; Vancouver, Canada; Denver, Colorado; Naperville, Illinois; Columbia, Maryland; Newton, Pennsylvania; Dallas, Texas; Reston, Virginia; and Seattle, Washington. We also have sales offices throughout Asia and Europe, including regional offices in Beijing, Hong Kong, Munich, Paris, Seoul, Singapore and Tokyo.

     Our direct sales account managers are responsible for a market on either a geographic or named account basis and work as a team with a systems engineer. Our systems engineers consult with and guide and assist our customers to deploy our products. Our systems engineers also identify the features that are required for our products to be successful in specific applications.


     Value-Added Resellers. We have established a strategic distribution relationship with Siemens. We believe that Siemens has significant customer relationships in place and offers products that complement ours. Siemens provides initial support to its customers that purchase our products, including taking calls in the event that a customer needs product support. Our agreement with Siemens allows it to distribute our products on a worldwide, non-exclusive basis with discounts based on the type of product it orders. In addition, we have a number of country specific value-added resellers. These resellers have expertise in deploying complex internet infrastructure equipment in their respective markets and provide the initial support required by customers that purchase our products.


     We have a variety of marketing programs to support the sale and distribution of our products. These include preparation of sales tools, business cases, competitive analyses and other marketing collateral, sales training, and publication of customer deployments, new product information and educational articles in industry journals. In addition, we are an active participant in communications standards organizations such as the Internet Engineering Task Force, the International Telecommunications Union and Optical Internetworking Forum and Optical Domain Service Interconnect. We also employ direct marketing to prospective customers and participate in leading industry tradeshows such as Supercom and Networld + InterOp.

CUSTOMER SERVICE AND SUPPORT

     We are committed to providing our customers with high levels of service and support and believe customer satisfaction is essential to our sales effort. We support our products with web based tools, documentation, and training courses tailored to our customers' various needs and operate customer support centers located in Chelmsford, Massachusetts and Westford, Massachusetts. Our sales and network engineering personnel work closely with customers, third party contractors and others to coordinate network design, installation services and provide continuous customer support.

     Our customer service center gives us the capability to assist our customers by remotely diagnosing and addressing network problems that may arise. We also offer professional services to assist our customers in utilizing our products and Unisphere Management Center software within their network operations centers. Our customer service and support team provides technical assistance and support to our customers 24 hours a day, 7 days a week.

RESEARCH AND DEVELOPMENT

     Our future success depends on our ability to increase the performance of our products, to develop and introduce new products and product enhancements and to effectively respond to our customers' changing needs. Our research and development team is primarily responsible for, and is currently working on, meeting these objectives. We have made, and will continue to make, a substantial investment in research and development. Research and development expenses were $68.4 million, including $34.9 million of development milestone and retention payments, for the year ended September 30, 1999 and $88.5 million, including $23.6 million of development milestone and retention payments, for the nine months ended June 30, 2000. In addition to developing our ERX, SMX and SRX platforms, we are in the process of developing higher-capacity IP routing and voice switching products to meet the growing bandwidth demands of communications service providers.


     We conduct our research and development at three facilities in the United
States: Westford, Massachusetts, Chelmsford, Massachusetts and Boca Raton, Florida. We also contract a division of Siemens located in Kanata, Canada to assist with product development.

MANUFACTURING

     We maintain only limited in-house manufacturing capability for final system integration and testing of our products. Our internal manufacturing expertise is focused on product design for testability, design for manufacturability and the transfer of products from development to manufacturing.


     We have established our contract manufacturing relationship with ACT and Celestica based on quality assurance, timeliness of delivery and strengths in the volume manufacture of our products. Using a contract manufacturer allows us to reduce our capital expenditures, achieve purchasing economies of scale and reduce inventory warehousing. Under our manufacturing services agreement with ACT, ACT manufactures our ERX edge routing products. The ACT agreement is automatically renewed each month unless ACT or we provide 90 days' prior notice of termination. Under our two-year manufacturing and purchase agreement with Celestica, Celestica manufactures our SMX voice switching products. The Celestica agreement is automatically renewed for one-year periods unless otherwise terminated.


     We also have a three-year custom sales agreement with IBM pursuant to which it supplies us with our proprietary ASICs based on our design specifications. Either party may terminate this agreement if the other party causes a material breach of this agreement. If IBM terminates this agreement as a result of our material breach, IBM is entitled to cancel all of our then outstanding purchase orders. In addition, we may be required to pay all of IBM's procurement costs, the quoted price applicable for the affected products or delivered services and any applicable cancellation charges.

COMPETITION

     The market for data and voice networking products for the new public network is intensely competitive, subject to rapid technological changes and significantly affected by new product introductions and other market activities. We encounter strong competition from large suppliers, such as Cisco Systems, Lucent Technologies and Nortel Networks, who offer a broad range of products across multiple service areas, are substantially larger than we are and have significantly greater financial, sales, marketing, distribution, technical, manufacturing and other resources. This makes them better positioned to acquire other companies, thereby obtaining new technologies or products that may displace our product lines. We also compete with single product companies which offer or will offer solutions that compete with one of our product areas. We compete with Juniper Networks in the IP routing market, Redback Networks in the broadband access market and Sonus Networks in the next-generation voice switching market, and several other companies in each of these markets.

     The principal competitive factors in these markets include, or are likely to include:

     - product performance and price;

     - features and reliability;

     - technical support and service;

     - compliance with industry standards; and

     - sales and distribution capabilities.

INTELLECTUAL PROPERTY


     Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of patent, trademark, copyright and trade secret laws, employee and third-party nondisclosure agreements and licensing arrangements to protect our intellectual property. We have seven patent applications pending in the United States, and several related non-United States patent applications pending, relating to the design and operation of our products. Our pending patent applications may not result in the issuance of any patents. If any patent is issued, it may be invalidated or circumvented or may otherwise fail to provide us with any meaningful protection. These legal protections afford only limited protection for our technology. Moreover, we sell our products in foreign countries, including Beijing, Hong Kong and other parts of Southeast Asia, that offer significantly less protection to our intellectual property than does the United States. We cannot assure you that others will not develop technologies that are similar or superior to our technology.


     We have incorporated third-party licensed technology into our current products. From time to time, we may be required to license additional technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to maintain or re-license any third-party licenses required in our current products, or to obtain any new third-party licenses to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from making these products or enhancements, any of which could seriously harm the competitiveness of our products.

     We have a license arrangement with Trillium Digital Systems pursuant to which they have made available to us the programs for the signaling gateways, or SS7s, used with our SMX-2100 voice switching product. We also use software from Fujitsu Siemens Computers in our SRX-3000 softswitch products.


GOVERNMENT REGULATION



     There are an increasing number of laws and regulations in the United States and abroad pertaining to communications and commerce on the internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments. Due to the increasing use of the internet as a medium for communication and commerce, new laws and regulations may be enacted with respect to the internet and electronic commerce covering issues such as user privacy, content and quality of products and services, taxation, intellectual property rights, information security, enforcement of internet transactions and dispute resolution. These new laws and regulations could impede the growth of the internet as a medium of commerce by reducing demand for our products and services or increasing our costs of doing business. Some of these issues are elaborated below.



     Privacy Concerns. The Federal Trade Commission, or the FTC, recently recommended that Congress take legislative action to protect the privacy of information on the internet and there are bills pending in Congress which, if enacted into law, could impose privacy standards or authorize the FTC to implement such standards, creating civil and criminal penalties for violations. Additionally, the European Union has recently adopted a privacy directive regarding the collection and transmission of data over IP networks. The European Union directive generally prohibits transmission of personal information outside the European Union unless the receiving country has enacted adequate individual privacy protection laws. The United States and the European Union have negotiated a data privacy agreement which articulates voluntary data privacy standards that United States companies will be able to follow to comply with the European Union directive. Member states of the European Union will also adopt laws to implement this directive. These regulatory initiatives taken by the United States and the European Union could impede the expected growth of internet commerce and IP networks, other commercial uses of the internet and businesses such as ours that are dependent on the growth of the internet.


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


     Commercial Regulation. There could be new laws and regulations which affect the enforceability of internet contracts and dispute resolutions pertaining to them. The European Union has adopted a directive with respect to protocols to be implemented before an internet contract is effective.



     Internet Taxation. Numerous legislative proposals have been made at the federal, state and local levels, and by various foreign governments, that would apply existing tax laws to internet transactions or impose additional taxes on the sale of goods and services over the internet. Although Congress has enacted a moratorium on new state and local taxes on internet access or e-commerce, existing state and local laws were expressly excepted from this moratorium. Legislative or regulatory developments in this area, or other attempts to impose or collect taxes on internet commerce both in the United States and abroad may adversely affect the demand for our products and services, our costs of doing business and our financial results.



     Telecommunications Act of 1996. While the Federal Communications Commission, or the FCC, does not currently regulate service providers which do not otherwise qualify as "telecommunications providers" under the terms of the Telecommunications Act of 1996, the FCC recently stated its intention to consider whether to regulate voice and fax telephony services provided over IP networks as "telecommunications." The Telecommunications Act of 1996, which provided for significant deregulation of the United States telecommunications industry, remains subject to judicial review and additional FCC rulemaking. The Telecommunications Act of 1996, as well as various initiatives of the FCC to implement its provisions, may adversely impact service providers, which would also adversely impact the demand for our products and services.



     Export. Due to the technology used in our products and services, our products and services may be subject to the export restrictions of the United States or other countries. The application of new or existing export constraints could reduce our access to foreign markets, increase our costs of doing business and adversely affect the results of our business operations.


EMPLOYEES

     As of June 30, 2000, we had a total of 574 employees. Of these employees, 539 were based in the United States and 35 were based internationally. Of the total, 335 were in research and development, 122 in sales and marketing, 36 in customer support and professional services, 34 in manufacturing and 47 in finance and administration. None of our employees is subject to a collective bargaining agreement and we believe that our relations with our employees are good.

FACILITIES


     We are headquartered in Chelmsford, Massachusetts where we lease approximately 110,000 square feet. This lease expires in 2007. In addition, we lease approximately 54,000 square feet in two buildings in Westford, Massachusetts. The leases for the Westford facilities expire in 2003 and 2004. We recently entered into leases for an additional 225,000 square feet in Westford, Massachusetts. These leases are expected to commence between January and March 2001, or upon the later completion of our improvements on the premises, and will expire ten years from the commencement of the leases, with options for extension and expansion. We also lease approximately 18,000 square feet in Boca Raton, Florida. This lease will expire in July 2005. We plan to consolidate some of our facilities in the future.



     We believe our existing facilities are adequate for our current needs and that suitable additional office space will be available as needed.


LEGAL PROCEEDINGS

     We are not subject to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


     Our executive officers, directors and key employees, their ages and their positions as of September 15, 2000, are as follows:



NAME                                        AGE                        POSITIONS
----                                        ---                        ---------
Executive Officers and Directors:
  James A. Dolce, Jr......................  38     President, Chief Executive Officer and Director
  Thomas M. Burkardt......................  41     Chief Operating Officer and Vice President
  John J. Connolly........................  43     Chief Financial Officer, Treasurer and Vice
                                                   President
  Jeffrey P. Lindholm.....................  44     Vice President, Worldwide Sales and Support
  Kurt A. Melden..........................  44     Chief Technical Officer
  Anthony T. Maher(2).....................  55     Chairman of the Board of Directors
  Craig R. Benson(1)......................  45     Director
  Dietrich A. Diehn(2)....................  54     Director
  Stephan D. Howaldt......................  34     Director
  Daniel E. Smith(1)(2)...................  51     Director

Key Employees:
  Christopher P. Lawler...................  45     Vice President, Engineering, Data Products Group
  Dana B. Rasmussen.......................  41     Vice President, Product Line Management and
                                                   Corporate Marketing
  Michael D. Regan........................  37     Vice President, Engineering, Voice Products Group
  Benson M. Rosen.........................  43     Vice President, Customer Service
  Carl M. Simone..........................  43     Vice President, Manufacturing Operations
  Suzanne M. Zabitchuck...................  45     General Counsel and Secretary


---------------
(1) Member of the audit committee.
(2) Member of the compensation committee.

     James A. Dolce, Jr. has served as our President and as one of our directors since January 2000. Mr. Dolce has served as our Chief Executive Officer since July 2000. From April 1999 to January 2000, Mr. Dolce served as our Vice President, Data Products Group. From September 1997 to April 1999, Mr. Dolce served as President of Redstone Communications, which he co-founded. From May 1996 to July 1997, Mr. Dolce served as Vice President and General Manager of the Remote Access Business Unit of Cascade Communications, a provider of wide area network switches. From October 1995 to May 1996, Mr. Dolce served as Vice President of Sales and Marketing for Arris Networks, a networking company, which he co-founded. From April 1989 to June 1995, Mr. Dolce served as Vice President of Sales and Marketing for Promptus Communications, a manufacturer of high-speed, digital network access products, which he also founded.


     Thomas M. Burkardt has served as our Chief Operating Officer and Vice President since January 2000. From April 1999 to January 2000, Mr. Burkardt served as our Vice President, Voice Products Group. From November 1997 to July 1998, Mr. Burkardt served as President and, from July 1998 to April 1999, as Chief Executive Officer of Castle Networks, which he co-founded. From April 1996 to July 1997, Mr. Burkardt served as director of the xDSL Business Unit of Cascade Communications. From September 1991 to April 1996, Mr. Burkardt created and managed the IBM Connectivity Business Unit of Cabletron Systems, a computer networking company.


     John J. Connolly has served as our Chief Financial Officer, Treasurer and Vice President since July 2000. From August 1994 to June 2000, he served as Senior Vice President and Chief Financial Officer of Davox, a provider of customer interaction management solutions.

     Jeffrey P. Lindholm has served as our Vice President, Worldwide Sales and Support, since June 1999. From October 1998 to June 1999, Mr. Lindholm served as Vice President of Sales and Customer Service at Redstone Communications. From January 1998 to October 1998, Mr. Lindholm served as Vice President of Sales Development at Bay Networks, a manufacturer of IP-based data communications equipment. From October 1997 to January 1998, Mr. Lindholm served as Vice President of Worldwide Sales and Service of New Oak Communications, a manufacturer of access switches. From August 1996 to October 1997, Mr. Lindholm served as Vice President of Sales and Customer Service at Starburst Communications, a provider of networking software. From October 1988 to August 1996, Mr. Lindholm served as Vice President of Worldwide Sales at Wellfleet Communications, a provider of network communications equipment, and, after its merger with Synoptics, Bay Networks.


     Kurt A. Melden has served as our Chief Technical Officer since April 2000. From July 1997 to April 2000, Mr. Melden served as Chief Technical Officer and director of Redstone Communications, which he co-founded. From May 1996 to July 1997, Mr. Melden served as Corporate Fellow and, from July 1991 to May 1996, as hardware director for Cascade Communications, which he co-founded.

     Dr. Stephan D. Howaldt has served on our board of directors since July 2000. Since April 2000, Dr. Howaldt has been engaged by Siemens AG as an affiliated member of its mergers and acquisitions group. From February 1994 to April 2000, Dr. Howaldt served as an Executive Director of the Technology Team and in various other functions within the investment banking advisory group of UBS Warburg, a division of UBS AG, and its predecessor organizations in London. During the term of his employment with UBS Warburg, Dr. Howaldt had been involved with Siemens in arranging the initial public offering of EPCOS AG and the sale of Siemens Nixdorf Retail and Banking GmbH.


     Anthony T. Maher has served as chairman of the board of directors of our company since February 1999. Since May 1978, Mr. Maher has held various executive positions within the Siemens Public Communication Networks Group of Siemens AG, a network equipment provider, including as a member of the board of directors from October 1997 to September 1998, Executive Director for Access Networks from October 1995 to September 1997, and Executive Director of Worldwide Product Planning from January 1993 to September 1995. Mr. Maher is currently a member of the board of directors of Siemens ICN, a provider of IP solutions for carrier and enterprise networks, Accelerated Networks, a provider of telecommunications products, Efficient Networks, a developer of digital subscriber line customer premises equipment, Floware Wireless Systems, a provider of broadband fixed wireless local access communications systems, and several private companies.



     Craig R. Benson has served on our board of directors since September 2000. Since July 1999, Mr. Benson has served as a director of Cabletron Systems, a computer networking company, which he founded. From April 1998 to July 1999, Mr. Benson served as Chief Executive Officer and President and, from 1983 to July 1999, as Chief Operating Officer and chairman of the board of directors of Cabletron Systems.


     Dietrich A. Diehn has served on our board of directors since April 1999. Since October 1998, he has served as Chief Financial Officer of Siemens Information and Communication Networks, a subsidiary of Siemens Corporation. From October 1997 to September 1998, Mr. Diehn served as a member of the management board and as Chief Financial Officer of the Private Communication Systems Group of Siemens AG. From February 1995 to September 1997, Mr. Diehn served as Chief Financial Officer and Senior Vice President of Siemens Stromberg Carlson, a telecommunications company.


     Daniel E. Smith has served on our board of directors since April 1999. Since October 1998, Mr. Smith served as President, Chief Executive Officer and a director of Sycamore Networks, a developer of voice and data transport products. From June 1997 to July 1998, Mr. Smith served as a director and as Executive Vice President and General Manager of the Core Switching Division at Ascend Communications, a provider of network communications equipment. From April 1992 to June 1997, Mr. Smith served as President, Chief Executive Officer and a director of Cascade Communications.

     Christopher P. Lawler has served as our Vice President of Engineering, Data Products Group since April 1999. From October 1997 to April 1999, Mr. Lawler served as Vice President of Engineering of Redstone Communications, which he co-founded. From January 1994 to October 1997, Mr. Lawler was Director of Engineering for the LAN switching division of 3COM, a provider of broad-based networking systems and services.


     Dana B. Rasmussen has served as our Vice President of Product Line Management since May 1999 and as Vice President, Corporate Marketing, since April 2000. From June 1998 to April 1999, Mr. Rasmussen served as Vice President of Product Management for the Enterprise Router Products division at Nortel Networks, a supplier of voice and data equipment. From April 1996 to June 1998, Mr. Rasmussen served as Director of Product Management for the Enterprise Router Division of Bay Networks. From February 1995 to April 1996, Mr. Rasmussen served as Product Line Manager of Routing Software and, from June 1993 to February 1995, as Senior Product Manager of LAN and WAN protocols at Wellfleet Communications and, after its merger with Synoptics, Bay Networks, a manufacturer of IP-based data communications equipment.



     Michael D. Regan has served as our Vice President of Engineering, Voice Products Group since April 1999. From November 1997 to April 1999, Mr. Regan served as Vice President of Engineering for Castle Networks, which he co-founded. From July 1997 to November 1997, Mr. Regan served as Engineering Manager for Lucent Technologies, a supplier of communications systems. From March 1997 to June 1997, Mr. Regan served as Engineering Manager for Cascade Communications. From March 1993 to February 1997, Mr. Regan served as Engineering Manager for Cabletron Systems, a computer networking company.


     Benson M. Rosen has served as our Vice President, Customer Service since April 1999. From September 1998 to April 1999, Mr. Rosen served as Director of Customer Service at Redstone Communications. From February 1997 to September 1998, Mr. Rosen served as Director of Systems Engineering at Harris & Jeffries, a supplier of integrated networking protocol software products. From May 1992 to February 1997, Mr. Rosen served as Director of Professional Services at Wellfleet Communications and, after its merger with Synoptics, Bay Networks. From September 1987 to May 1992, Mr. Rosen held various customer support and systems engineering management positions at Wellfleet Communications.

     Carl M. Simone has served as our Vice President, Manufacturing Operations since January 2000. From April 1998 to January 2000, Mr. Simone was our Director of Manufacturing. From September 1996 to March 1998, Mr. Simone served as Senior Manufacturing Manager and, from September 1994 to September 1996, as Manager of Engineering Services at Cascade Communications.

     Suzanne M. Zabitchuck has served as our General Counsel since November 1999 and as our Secretary since July 2000. From December 1992 to November 1999, Ms. Zabitchuck served as Corporate Counsel and Assistant Secretary of Watts Industries, a valve manufacturing company.


     Each of our executive officers is elected by, and serves at the discretion of, the board of directors. Each executive officer serves for a term of one year. There are no family relationships among any of our directors or executive officers. We currently have three directors who are also senior executives of Siemens or are affiliated with Siemens. We intend to appoint one additional outside director prior to completion of this offering.


BOARD COMMITTEES

     We have established an audit committee and a compensation committee.

     Audit Committee. The audit committee reviews our internal accounting procedures and considers and reports to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The audit committee currently consists of

Messrs. Benson and Smith. We intend to appoint one additional outside director to our audit committee prior to completion of this offering.


     Compensation Committee. The compensation committee reviews and recommends to the board of directors the benefits and stock option grants of all employees, consultants, directors and other individuals compensated by us and the salaries of our executive officers. The compensation committee also administers our stock option and other employee benefit plans. The compensation committee currently consists of Messrs. Diehn, Maher and Smith.

DIRECTOR COMPENSATION


     We reimburse our directors for all out-of-pocket expenses incurred in the performance of their duties as directors. During fiscal 1999, we also paid Mr. Martin C. Clague, our former Chief Executive Officer and a director, and each of Messrs. Diehn and Maher a cash retainer of $15,000. In fiscal 1999, we granted Mr. Smith an option to purchase 20,000 shares of common stock pursuant to our 1999 stock incentive plan. In July 2000, we granted Mr. Diehn an option to purchase 40,000 shares of common stock, Dr. Howaldt an option to purchase 40,000 shares of common stock, Mr. Maher an option to purchase 60,000 shares of common stock and Mr. Smith an option to purchase 20,000 shares of common stock. In September 2000, we granted Mr. Benson an option to purchase 40,000 shares of common stock. The grant of options to directors is at the discretion of the board of directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Except as described below, none of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Mr. Maher, the chairman of our board of directors and a member of our compensation committee, is a director of a division of Siemens. Additional information concerning transactions between entities affiliated with members of the compensation committee and us is included in this prospectus under the caption "Relationships with Siemens and Related Party Transactions."

EMPLOYMENT AGREEMENTS

     James A. Dolce, Jr. In July 2000, we entered into an amended and restated employment agreement with James A. Dolce, Jr., our President and Chief Executive Officer. The agreement has a three-year term, subject to earlier termination by either us or Mr. Dolce. Mr. Dolce is paid an annual base salary of $270,000, subject to annual review. In addition, Mr. Dolce is entitled to an annual bonus of up to 40% of his base salary. If we terminate Mr. Dolce's employment without cause or he resigns for good reason, he is entitled to twelve months' severance pay and accelerated vesting of all options and shares of our restricted stock then held by him, as well as twelve months' coverage under our group health and basic life insurance plans.


     In connection with the employment agreement, in August 2000, we sold 2,500,000 shares of restricted common stock to Mr. Dolce at a purchase price of $10.50 per share. Mr. Dolce paid substantially all of the purchase price for these shares by delivering a promissory note which matures in January 2003 and bears interest at the six-month LIBOR index rate plus 50 basis points per annum. The note is secured by the purchased shares and is recourse to Mr. Dolce as to 25% of its principal amount. These shares vest over a three-year period, 8.33% every three months after January 1, 2000.


     Thomas M. Burkardt. In March 1999, Castle Networks entered into an employment agreement with Mr. Burkardt, our Chief Operating Officer and Vice President. The initial term of the agreement continues until March 2002, and is automatically renewable thereafter for successive one-year periods unless otherwise terminated. Pursuant to the agreement, Mr. Burkardt's initial annual compensation consisted of a base salary of $260,000 and a bonus of up to 40% of his base salary. In fiscal 2000, Mr. Burkardt's base salary was increased to $270,000. If we terminate Mr. Burkardt's employment without cause, Mr. Burkardt will receive a cash payment equal to 100% of his then annual base salary as well as twelve months' coverage under our group health and basic life insurance plans. Mr. Burkardt has also agreed not to compete with us for a period ending on the later of three years from the date of this agreement or one year from the termination of Mr. Burkardt's employment.


     John J. Connolly. In June 2000, we entered into an employment agreement with Mr. Connolly, our Chief Financial Officer, Treasurer and a Vice President. The initial term of the agreement continues until July 2002, and is automatically renewable thereafter for successive one-year periods unless otherwise terminated. Pursuant to the agreement, Mr. Connolly receives an initial annual base salary of $210,000, is eligible to participate in any bonus plan for which executive employees are eligible and was awarded stock options for 225,000 shares of common stock. On the first anniversary of Mr. Connolly's date of hire, 25% of the total options granted to Mr. Connolly will vest, and 6.25% of the remaining options will vest upon completion of each quarterly anniversary thereafter. If we terminate Mr. Connolly's employment without cause or Mr. Connolly resigns for good reason, Mr. Connolly will be entitled to six months' severance pay. In addition, if we terminate Mr. Connolly's employment without cause or he resigns for good reason, Mr. Connolly will be entitled to the lesser of 28,125 of the total options granted to Mr. Connolly or the remaining balance of his initial grant of unvested options. Pursuant to the agreement, if we terminate Mr. Connolly's employment without cause or Mr. Connolly resigns for good reason, Mr. Connolly agrees not to compete with us for six months after his termination.

     Jeffrey P. Lindholm. In March 1999, Redstone Communications entered into an employment agreement with Mr. Lindholm, our Vice President, Worldwide Sales and Support. The initial term of the agreement continues until March 14, 2001, and is automatically renewable thereafter for successive one-year periods unless otherwise terminated. Pursuant to the agreement, Mr. Lindholm's initial annual compensation consisted of a base salary of $140,000. In fiscal 2000, Mr. Lindholm's base salary was increased to $260,000. If we terminate Mr. Lindholm's employment without cause, Mr. Lindholm will receive a cash payment equal to 100% of his then annual base salary as well as twelve months' coverage under our group health and basic life insurance plans. Mr. Lindholm has also agreed not to compete with us for a period ending on the later of three years from the date of this agreement or one year from the termination of Mr. Lindholm's employment.

     Kurt A. Melden. In March 1999, Redstone Communications entered into an employment agreement with Mr. Melden, our Chief Technology Officer. The initial term of the agreement continues until March 2001, and is automatically renewable thereafter for successive one-year periods unless otherwise terminated. Pursuant to the agreement, Mr. Melden's initial annual compensation consisted of a base salary of $126,000. In fiscal 2000, Mr. Melden's base salary was increased to $185,000. If we terminate Mr. Melden's employment without cause, Mr. Melden will receive a cash payment equal to 100% of his then annual base salary as well as twelve months' coverage under our group health and basic life insurance plans. Mr. Melden has also agreed not to compete with us for a period ending on the later of three years from the date of this agreement or one year from the termination of Mr. Melden's employment.


     Martin C. Clague. We have entered into a severance agreement with Mr. Clague in connection with the termination of his employment as of January 31, 2000. Pursuant to the severance agreement, Mr. Clague received an aggregate of $647,660 upon leaving the company. Mr. Clague also received a nonstatutory option award under our 1999 stock incentive plan to purchase 46,666 shares of our common stock at an exercise price of $7.35 per share. These options vested in April 2000 and are exercisable until February 2001. Mr. Clague also has continued coverage until January 31, 2001 under our group health plans.



     George S. Donahue. We have entered into a severance agreement with Mr. Donahue in connection with the termination of his employment as of June 1, 2000. Pursuant to the severance agreement, Mr. Donahue received a nonstatutory option award under our 1999 stock incentive plan to purchase 16,666 shares of our common stock at an exercise price of $9.30 per share. These options vested in June 2000 and are exercisable until June 2001.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued for the fiscal year ended September 30, 1999 for Messrs. Martin C. Clague, our former Chief Executive Officer and President, and George S. Donahue, our former Chief Financial Officer, who were the only executive officers whose salary and bonus for such fiscal year were in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                     COMPENSATION
                                                              ---------------------------
                                        ANNUAL COMPENSATION     AWARDS        PAYOUTS
                                        -------------------   ----------   --------------
                                                              SECURITIES     LONG TERM
                                                              UNDERLYING   INCENTIVE PLAN    ALL OTHER
NAME AND PRINCIPAL POSITIONS             SALARY      BONUS     OPTIONS        PAYOUTS       COMPENSATION
----------------------------            ---------   -------   ----------   --------------   ------------
Martin C. Clague......................  $420,000        --     140,000          --           $69,617(2)
  Chief Executive Officer and
  President(1)
George S. Donahue.....................  $231,000        --      16,666          --           $10,295(4)
  Chief Financial Officer(3)

---------------
(1) Mr. Clague ceased to be our Chief Executive Officer and President as of January 31, 2000.

(2) This amount represents a hiring bonus of $60,000, an automobile allowance of $9,000 and flexible credits under our benefit plan of approximately $617.

(3) Mr. Donahue ceased to be our Chief Financial Officer as of June 1, 2000.

(4) This amount represents an automobile allowance of $7,200 and flexible credits under our benefit plan of approximately $3,095.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning grants of options to purchase shares of our common stock made during the fiscal year ended September 30, 1999 to Messrs. Clague and Donahue. In the fiscal year ended September 30, 1999, we granted options to purchase up to an aggregate of 3,104,000 shares to our employees, directors and consultants. These options were granted pursuant to our 1999 stock incentive plan. These options have a maximum term of ten years. These options generally vest at the rate of 25% of the total number of shares on the first anniversary of the date of grant and 6.25% every three months thereafter. Upon our change of control, unexercisable but outstanding options to purchase shares of our common stock will become exercisable for that number of shares of common stock for which the option would have become exercisable in the 12 months after the consummation of the change in control event. In addition, our board of directors has the right, at its discretion, to accelerate the vesting of unexercisable options at any time, including upon our change of control.


     The potential realizable values are based on an assumption that the price of our common stock will appreciate from an assumed initial public offering price of $21.00 per share at the compounded annual rate shown from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future price growth of shares of our common stock.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                       POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF     PERCENT OF                                        ASSUMED ANNUAL RATES OF
                          SECURITIES   TOTAL OPTIONS                                    STOCK PRICE APPRECIATION FOR
                          UNDERLYING    GRANTED TO                                              OPTION TERM
                           OPTIONS     EMPLOYEES IN    EXERCISE OR                     ------------------------------
NAME                       GRANTED      FISCAL YEAR    BASE PRICE    EXPIRATION DATE        5%               10%
----                      ----------   -------------   -----------   ---------------   -------------    -------------
Martin C. Clague........   186,666          6.0%          $7.35          7/09/09        $4,709,190       $7,871,127
George S. Donahue.......    33,333          1.1%          $7.35          7/09/09        $  840,921       $1,405,549


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES


     No options were exercised by Messrs. Clague and Donahue during fiscal 1999. The following table sets forth information regarding exercisable and unexercisable stock options held as of September 30, 1999 by Messrs. Clague and Donahue. There was no public trading market for our common stock as of September 30, 1999. Accordingly, the value of our options has been calculated by determining the difference between the exercise price per share and an assumed initial public offering price of $21.00 per share. During fiscal 1999, no stock appreciation rights were granted or outstanding.



                                                   NUMBER OF SHARES              VALUE OF UNEXERCISED
                                                UNDERLYING OPTIONS AT                IN-THE-MONEY
                                                   FISCAL YEAR-END            OPTIONS AT FISCAL YEAR-END
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
Martin C. Clague...........................      --            186,666        $ --           $2,547,991
George S. Donahue..........................      --             33,333        $ --           $  454,995


STOCK PLANS

  1999 Stock Incentive Plan

     Our 1999 stock incentive plan was adopted by our board of directors in June 1999, and was amended in April 2000 and July 2000. Our 1999 stock incentive plan provides for the initial issuance of up to 19,690,839 shares of our common stock, to be increased annually by 5% of the outstanding shares of our common stock, 7,000,000 shares of common stock or such lesser amount as is determined by our board of directors. The aggregate number of shares of our common stock that may be issued under the plan is 34,690,839 shares.


     Under our 1999 stock incentive plan, we are authorized to grant incentive stock options to our employees and non-statutory stock options, stock appreciation rights and restricted stock awards to our officers, directors, employees, consultants and advisors. In general, options granted pursuant to our 1999 stock incentive plan expire ten years after the original grant date. Upon our change of control, unexercisable but outstanding options will become exercisable for that number of shares of common stock for which the option would have become exercisable in the 12 months after the consummation of the change in control event. In addition, our board of directors has the right, at its discretion, to accelerate the vesting of unexercisable options at any time, including upon our change of control. Options are not assignable or transferable except by will or the laws of descent or distribution. These restrictions on transfer will terminate automatically upon the closing of this offering. As of September 15, 2000, under our 1999 stock incentive plan, an aggregate of 12,998,536 shares of common stock were reserved for future issuance upon exercise of outstanding options, 3,221,334 shares of common stock were issued pursuant to restricted stock awards and 874,983 shares of common stock were issued pursuant to exercise of stock options.


  2000 Employee Stock Purchase Plan

     Our 2000 employee stock purchase plan was adopted by our board of directors in July 2000. Our 2000 employee stock purchase plan provides for the initial issuance of up to 600,000 shares of our common stock, to be increased annually by 0.7% of the outstanding shares of our common stock, or such lesser amount as is determined by our board of directors.

     Our 2000 employee stock purchase plan will be administered by the compensation committee of our board of directors. All of our employees whose customary employment is for more than 20 hours per week and for more than six months in any calendar year are eligible to participate in our 2000 employee stock purchase plan. Employees who would own 5% or more of the total combined voting power or value of our common stock immediately after the grant of the option to purchase our common stock are not eligible to participate in our 2000 employee stock purchase plan. To participate in our 2000 employee stock purchase plan, an employee must authorize us to deduct an amount, not less than one percent nor more than 10 percent of a participant's total cash compensation, from his or her pay during 12-month plan periods. The exercise price for the option granted in each payment period is 85% of the lesser of the last reported sale price of our common stock on the first or last business day of the plan period. The compensation committee may, in its discretion, choose an offering period of six months or less for each of the offerings and choose a different offering period for each offering.

           RELATIONSHIPS WITH SIEMENS AND RELATED PARTY TRANSACTIONS

RELATIONSHIP WITH SIEMENS


     As of June 30, 2000, Siemens owned 100% of our common stock and will own 87% upon the completion of this offering. Siemens has indicated that, as of the date of this offering, it has no intention to sell shares of our common stock that it owns, though it may do so in the future.



     Since inception, we have been funded by Siemens through capital contributions. During the period from January 12, 1999 to September 30, 1999, Siemens contributed $1.0 billion and, for the nine months ended June 30, 2000, Siemens contributed approximately $175.2 million. Siemens will continue to fund us through capital contributions until the completion of this offering. We do not intend to recast any funds provided by Siemens as loans.



     Siemens has the power, by virtue of its majority ownership of our common stock, to elect our entire board of directors and to approve or disapprove any corporate transactions or other matters submitted to our stockholders for approval, including the approval of mergers or other significant corporate transactions.


     Immediately prior to the completion of this offering, we will enter into the agreements described below with Siemens for the purpose of defining various present and prospective arrangements and transactions between us. These agreements were negotiated between a parent and a subsidiary and therefore are not the result of negotiations between independent parties. Siemens and we intend that these agreements and the transactions provided for in such agreements, taken as a whole, accommodate our and their interests in a manner that is fair to both of us. However, because of the complex nature of the various relationships between Siemens, its affiliates and us and our subsidiaries, we cannot assure you that each of the agreements described below, or the transactions provided for in the agreements, were effected on terms at least as favorable to us as we could have obtained from unaffiliated third parties.

     We and our subsidiaries may enter into additional or modified arrangements and transactions in the future with Siemens and its affiliates. We or our subsidiaries, or Siemens or its affiliates, as the case may be, will negotiate the terms of such arrangements and transactions.

     The following is a summary of the material arrangements and transactions between Siemens and us.

SOFTWARE DEVELOPMENT SERVICES AGREEMENTS


     In October 1999, we entered into a software development arrangement with Siemens Canada Limited. Pursuant to this arrangement, Siemens Canada Limited provides engineering services to assist in the development of our ERX edge routing products. It is a month-to-month arrangement that may be terminated at will.


     In May 2000, we entered into a software development services agreement with Siemens Canada Limited. Pursuant to this agreement, Siemens Canada Limited provides engineering services to assist in the development of some of our Unisphere Management Center products. We own the intellectual property rights of any developments under this agreement. Either party may terminate this agreement upon 180 days' prior notice.

OEM SOFTWARE DISTRIBUTION AGREEMENT FOR DIRX-METADIRECTORY SOFTWARE

     In March 2000, we entered into a five year software development and distribution agreement with Siemens AG. Pursuant to this agreement, Siemens AG grants us a license to develop and distribute Siemens AG's DirX-Metadirectory software for use with some of our Unisphere Management Center products and applications.

VENDOR DISTRIBUTION AGREEMENT

     In July 2000, we entered into a master purchase and reseller/distributor agreement with Siemens AG, ICN Group, Carrier Sales Germany. Pursuant to this agreement, Siemens will distribute our ERX edge routing and Unisphere Management Center products within Germany and upon mutual agreement to defined customers in other countries. This agreement has a five year term. Additional products may be added at Siemens' request and based on terms and conditions to be mutually agreed by the parties. This agreement can be extended to other Siemens divisions. In addition, this agreement may be extended to Siemens' affiliates on a global basis on the same terms and conditions, or similar terms and conditions by mutual agreement of the parties.


TAX ALLOCATION AGREEMENT



     We entered into a tax allocation agreement with Siemens Corporation setting forth our respective obligations and responsibilities with respect to federal, state and local income taxes for periods in which we are included in the Siemens Corporation consolidated income tax returns. Under the terms of the tax agreement, we are required to calculate our income taxes as if we were separate from Siemens Corporation and pay over to Siemens Corporation the amount of tax we would have paid had we not been part of the Siemens Corporation tax return. If any of our tax attributes generated after the date of this offering are utilized by another member of the Siemens group, Siemens Corporation is required to reimburse us for benefits from these attributes in the year that we would have used the attributes had such member of the Siemens Group not used them, even if that is after we are no longer included in the Siemens Corporation tax return. Under this agreement, payments received by us after we are no longer included in the Siemens Corporation tax return will not result in a tax benefit in our statement of operations. In addition, under this agreement, we will not receive a tax benefit from our net operating losses incurred prior to this offering.



     The agreement also provides that Siemens Corporation has the right to prepare and control any tax returns and control and settle any tax audits relating to periods in which we are included in Siemens Corporation's tax return. The agreement applies to us and any future subsidiaries.



TRANSACTIONS WITH DIRECTORS AND OFFICERS



     In fiscal 1999, we granted options to purchase shares of common stock to Mr. Dolce, our President and Chief Executive Officer, Mr. Burkardt, our Chief Operating Officer and a Vice President, Mr. Lindholm, our Vice President, Worldwide Sales and Support, and Mr. Melden, our Chief Technology Officer. Messrs. Dolce and Burkardt each received an option to purchase 66,666 shares of common stock. Mr. Lindholm received an option to purchase 33,333 shares of common stock and Mr. Melden received an option to purchase 21,666 shares of common stock. The exercise price of each of these options is $7.35 per share. In November 1999, Mr. Lindholm also received an option to purchase 13,333 shares of common stock with an exercise price of $8.10 per share. Each of these options is exercisable for up to ten years. These options generally vest over a four-year period, 25% on the first anniversary of the date of grant and 6.25% every three months thereafter.



     During the first half of fiscal 2000, we paid Mr. Dolce an aggregate of $9.0 million, Mr. Lindholm an aggregate of $1.75 million and Mr. Melden an aggregate of $8.5 million in connection with milestone achievements relating to the acquisition of Redstone Communications.



     In July 2000, we granted options to purchase shares of common stock to each of Messrs. Burkardt, Lindholm and Connolly, our Chief Financial Officer. Mr. Burkardt received options to purchase 533,334 shares of common stock at an exercise price of $10.50 per share. Mr. Lindholm received options to purchase 485,334 shares of common stock at an exercise price of $10.50 per share. Mr. Connolly received options to purchase 225,000 shares of common stock at an exercise price of $10.50 per share. Each of these options is exercisable for up to ten years. These options vest over a four-year period, 25% on the first anniversary of the stated initial vesting date and 6.25% every three months thereafter.



     In August 2000, we sold restricted common stock to each of Messrs. Burkardt, Lindholm and Melden. Mr. Burkardt purchased 200,000 shares of restricted common stock at a purchase price of $10.50 per share. These shares vest over a four-year period, 6.25% every three months after January 1, 2000. Mr. Burkardt paid substantially all of the purchase price for these shares by delivering a promissory note which matures in January 2003 and bears interest at the six-month LIBOR index rate plus 50 basis points per annum. Mr. Lindholm purchased 143,000 shares of restricted common stock at a purchase price of $10.50 per share. Mr. Melden purchased 378,334 shares of restricted common stock at a purchase price of $10.50 per share. Mr. Lindholm's and Mr. Melden's shares of restricted common stock vest over a four-year period, 25% on the first anniversary of the stated initial vesting date and 6.25% every three months thereafter.



     With respect to shares of restricted common stock sold to Mr. Dolce in August 2000, see "Management -- Employment Agreements."

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information with respect to the beneficial ownership of our common stock as of September 15, 2000 and as adjusted to reflect the sale of the shares of common stock offered by us in this offering, for:


     - each person known by us to beneficially own more than 5% of our common stock;

     - each of our directors;

     - each of Messrs. Clague and Donahue; and

     - all of our executive officers and directors as a group.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Percentage of outstanding shares of our common stock prior to this offering is based on 90,229,650 shares of common stock outstanding as of September 15, 2000. Percentage of outstanding shares of our common stock after completion of this offering is based on 90,229,650 shares of common stock outstanding as of September 15, 2000 and reflects the sale of shares of our common stock in this offering. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 15, 2000 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Unisphere Networks, Inc., One Executive Drive, Chelmsford, Massachusetts 01824.



                                                                                     PERCENTAGE OF
                                                                               SHARES BENEFICIALLY OWNED
NAME OF                                                 NUMBER OF SHARES    --------------------------------
BENEFICIAL OWNER                                       BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING
----------------                                       ------------------   ---------------   --------------
5% STOCKHOLDER
  Siemens Corporation(1).............................      86,133,333              95.5%            87.2%
EXECUTIVE OFFICERS AND DIRECTORS
  James A. Dolce, Jr.(2) ............................       2,525,000               2.8%             2.6%
  Martin C. Clague(3)................................          46,666                 *                *
  George S. Donahue(4)...............................          16,666                 *                *
  Craig R. Benson....................................              --                --               --
  Dietrich A. Diehn(5)...............................          15,000                 *                *
  Stephan D. Howaldt.................................              --                --               --
  Anthony T. Maher(6)................................          22,500                 *                *
  Daniel E. Smith(7).................................          15,000                 *                *
All directors and executive officers as a group (12
  persons)(8)........................................       3,462,791               3.8%             3.5%


---------------
 * Indicates beneficial ownership of less than 1% of the outstanding common stock.


(1) The address of Siemens Corporation is 153 East 53rd Street, New York, New York 10022. The board of directors of Siemens Corporation has investment and voting power with respect to such shares of common stock.



(2) Includes 25,000 shares of common stock subject to options exercisable within 60 days of September 15, 2000.



(3) Includes 46,666 shares of common stock subject to options exercisable within 60 days of September 15, 2000.



(4) Includes 16,666 shares of common stock subject to options exercisable within 60 days of September 15, 2000.

(5) Includes 15,000 shares of common stock subject to options exercisable within 60 days of September 15, 2000.



(6) Includes 22,500 shares of common stock subject to options exercisable within 60 days of September 15, 2000.



(7) Includes 15,000 shares of common stock subject to options exercisable within 60 days of September 15, 2000.



(8) Includes 241,313 shares of common stock subject to options exercisable within 60 days of September 15, 2000.

                          DESCRIPTION OF CAPITAL STOCK

     Effective upon the completion of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 295,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

     The following summary description of our capital stock, as of the completion of this offering, may not contain all the information that is important to you. You should also refer to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated by-laws filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK


     As of September 15, 2000, there were 90,229,650 shares of common stock outstanding and held of record by 210 stockholders. Based upon the number of shares outstanding as of September 15, 2000 and giving effect to the issuance of the shares of common stock offered by us in this offering, there will be 98,729,650 shares of common stock outstanding upon the completion of this offering. In addition, as of September 15, 2000, there were outstanding stock options for the purchase of a total of 12,998,536 shares of common stock.


     Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Our directors are elected by a plurality of the votes of the shares of common stock present in person or by proxy at the meeting. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by our board of directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of our liquidation, dissolution or winding up of our affairs, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock to be issued by us in this offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Upon the completion of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

     Our board of directors will be authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each share of preferred stock would be entitled to no more than one vote per share. Our board of directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. Our board of directors is authorized to issue preferred stock with conversion and other rights and preferences that could adversely affect the other rights of the holders of common stock.

     We have no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

     Our certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law. In general, Section 203 restricts some business combinations involving interested stockholders, defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock or is an affiliate or associate of the corporation or the owner of 15% or more of the outstanding voting stock of the corporation at any time in the past three years, or their affiliates. Because of such election, Section 203 will not apply to us.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of such liability is not permitted by Delaware General Corporation Law as it exists or may later be amended.

     Our certificate of incorporation further provides for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is EquiServe L.P.

                        SHARES ELIGIBLE FOR FUTURE SALE

EFFECT OF SALES OF SHARES

     Prior to this offering, no public market existed for our common stock, and we can make no prediction as to the effect, if any, that sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales occur, could cause the market price of our common stock to decrease and could impair our future ability to raise capital through an offering of our equity securities.

SALE OF RESTRICTED SHARES


     Upon completion of this offering, based upon the number of shares outstanding as of September 15, 2000, we will have an aggregate of 98,729,650 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these outstanding shares, the 8,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, generally only may be sold in compliance with the limitations of Rule 144 described below. All of the remaining 90,229,650 shares of common stock that will be outstanding after this offering will be "restricted securities" as that term is defined under Rule 144. Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144, including Rule 144(k), or Rule 701 under the Securities Act. Upon expiration of the lock-up agreements described
below,                of these restricted shares will be immediately available
for resale in the public market.


     In general, under Rule 144, commencing 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - 1% of the number of shares our common stock then outstanding, which is expected to be approximately 987,296 shares upon completion of this offering; or


     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale, subject to the restrictions specified in Rule 144.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

     Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell their shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon completion of this offering. Immediately upon completion of this offering, no outstanding shares may be sold under Rule 144(k).

OPTIONS


     Rule 701 provides that the shares of common stock acquired upon the exercise of options outstanding as of September 15, 2000 or pursuant to other rights granted under our stock plans may be resold (to the extent not subject to the lock-up agreements) by persons, other than affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144, without compliance with its one-year minimum holding period, subject to certain limitations. As of September 15, 2000, options to purchase a total of 12,998,536 shares of common stock were outstanding, 1,084,571 of which options are exercisable. Of the total shares
issuable pursuant to such options           are subject to 180-day lock-up
agreements.

     We intend to file one or more registration statements on Form S-8 under the Securities Act following the offering to register all shares of common stock, up
to                shares, which are issuable pursuant to our stock option and stock purchase plans. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the lock-up agreements, to the extent applicable and to Rule 144 limitations applicable to affiliates.

LOCK-UP AGREEMENTS

     Siemens, holding 86,133,333 shares of our common stock, and substantially all of our other stockholders and optionholders have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Credit Suisse First Boston Corporation or our prior written consent, which consent we have agreed will not be given without the prior written consent of Credit Suisse First Boston Corporation, for a lock-up period of 180 days from the date of this prospectus.

     We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except we may issue and grant options to purchase shares of common stock under our purchase and option plans. In addition, we may issue shares of common stock in connection with an acquisition of another company provided that the terms of such issuance may provide that the common stock issued to specified persons in connection with an acquisition will not be resold prior to the expiration of the 180-day lock-up period.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                , 2000, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and UBS Warburg LLC are acting as representatives, the following respective numbers of shares of common stock:


                                                                  NUMBER
                        UNDERWRITER                             OF SHARES
                        -----------                             ----------
Credit Suisse First Boston Corporation......................
J.P. Morgan Securities Inc..................................
UBS Warburg LLC.............................................

                                                                ----------
          Total.............................................     8,500,000
                                                                ==========


     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.


     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,275,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.



     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.


     The following table summarizes the compensation and estimated expenses we will pay:


                                                  PER SHARE                             TOTAL
                                       --------------------------------    --------------------------------
                                          WITHOUT             WITH            WITHOUT             WITH
                                       OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT
                                       --------------    --------------    --------------    --------------
Underwriting discounts and
  commissions paid by us.............      $                 $              $                 $
Expenses payable by us...............      $                 $              $                 $


     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.


     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances pursuant to the exercise of such options or the exercise of any other employee stock options outstanding on the date hereof.


     Our officers, directors, Siemens Corporation and substantially all of our stockholders and optionholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.



     The underwriters have reserved for sale, at the initial public offering price, up to 550,000 shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.



     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in that respect.


     We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "UNSP".

     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between the representatives and us. The principal factors to be considered in determining the public offering price include:

     - the information in this prospectus or available to the underwriters;

     - the history and the prospects for the industry in which we will complete;

     - the ability of our management;

     - the prospects for our future earnings;

     - the present state of our developments and our current financial condition;

     - the general condition of the securities markets at the time of this offering; and

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.


     In connection with this offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.


     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.


     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis, exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer, and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Legal matters for the underwriters will be passed upon by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Waltham, Massachusetts.

                                    EXPERTS


     The consolidated financial statements and schedule of Unisphere Networks, Inc. as of September 30, 1999 and June 30, 2000 and for the period from January 12, 1999 (date of inception) to September 30, 1999 and for the nine months ended June 30, 2000, have been included herein and in this registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


     The financial statements of Redstone Communications, Inc. as of April 27, 1999 and for the period from January 1, 1999 to April 27, 1999 and cumulative from inception (September 16, 1997) to April 27, 1999, have been included herein and in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Redstone Communications, Inc. at December 31, 1997 and 1998, and for the period from inception (September 16, 1997) to December 31, 1997, for the year ended December 31, 1998 and cumulative from inception through December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Castle Networks, Inc. as of April 20, 1999 and for the period from January 1, 1999 to April 20, 1999 and cumulative from inception (October 16, 1997) to April 20, 1999, have been included herein and in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Castle Networks, Inc. at December 31, 1997 and 1998, and for the period from inception (November 18, 1997) to December 31, 1997, for the year ended December 31, 1998 and for the period from inception (October 16, 1997) to December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Argon Networks, Inc. as of March 31, 1998 and March 12, 1999, and for the year ended March 31, 1998, for the period from April 1, 1998 to March 12, 1999, and for the period from inception (March 13, 1997) to March 12, 1999, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including the exhibits and schedules to the registration statement, under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance reference is made to the copy of each contract, agreement or other document filed as an exhibit to the registration statement.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Commission filings, including the registration statement, will also be available to you on the Commission's Internet site (http://www.sec.gov).

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
UNISPHERE NETWORKS, INC.
  Independent Auditors' Report..............................   F-3
  Consolidated Statements of Operations for the period from
     January 12, 1999 (date of inception) through September
     30, 1999 and for the nine months ended June 30, 2000...   F-4
  Consolidated Balance Sheets at September 30, 1999 and June
     30, 2000...............................................   F-5
  Consolidated Statements of Stockholder's Equity for the
     period from January 12, 1999 (date of inception)
     through September 30, 1999 and for the nine months
     ended June 30, 2000....................................   F-6
  Consolidated Statements of Cash Flows for the period from
     January 12, 1999 (date of inception) through September
     30, 1999 and for the nine months ended June 30, 2000...   F-7
  Notes to Consolidated Financial Statements................   F-8
REDSTONE COMMUNICATIONS, INC.
  Independent Auditors' Report..............................  F-21
  Statements of Operations for the period from January 1,
     1999 to April 27, 1999 and for the cumulative period
     from inception (September 16, 1997) to April 27,
     1999...................................................  F-22
  Balance Sheet at April 27, 1999...........................  F-23
  Statements of Stockholders' Deficit for the periods from
     inception (September 16, 1997) to April 27, 1999.......  F-24
  Statements of Cash Flows for the period from January 1,
     1999 to April 27, 1999 and for the cumulative period
     from inception (September 16, 1997) to April 27,
     1999...................................................  F-25
  Notes to Financial Statements.............................  F-26
REDSTONE COMMUNICATIONS, INC.
  Report of Independent Accountants.........................  F-34
  Statements of Operations for the period from inception
     (September 16, 1997) to December 31, 1997, the year
     ended December 31, 1998, and for the cumulative period
     from inception to December 31, 1998....................  F-35
  Balance Sheets at December 31, 1997 and 1998..............  F-36
  Statements of Stockholders' Equity for the periods from
     inception (September 16, 1997) to December 31, 1998....  F-37
  Statements of Cash Flows for the period from inception
     (September 16, 1997) to December 31, 1997, the year
     ended December 31, 1998, and for the cumulative period
     from inception to December 31, 1998....................  F-38
  Notes to Financial Statements.............................  F-39
CASTLE NETWORKS, INC.
  Independent Auditors' Report..............................  F-47
  Statements of Operations for the period from January 1,
     1999 to April 20, 1999 and for the cumulative period
     from inception (October 16, 1997) to April 20, 1999....  F-48
  Balance Sheet at April 20, 1999...........................  F-49
  Statements of Stockholders' Deficit for the periods from
     inception (October 16, 1997) to April 20, 1999.........  F-50
  Statements of Cash Flows for the period from January 1,
     1999 to April 20, 1999 and for the cumulative period
     from inception (October 16, 1997) to April 20, 1999....  F-51
  Notes to Financial Statements.............................  F-52

                                                              PAGE
                                                              ----
CASTLE NETWORKS, INC.
  Report of Independent Accountants.........................  F-61
  Statements of Operations for the period from inception
     (October 16, 1997) to December 31, 1997, the year ended
     December 31, 1998 and for the period from inception
     (October 16, 1997) to December 31, 1998................  F-62
  Balance Sheets at December 31, 1997 and 1998..............  F-63
  Statements of Stockholders' Deficit for the periods from
     inception (October 16, 1997) to December 31, 1998......  F-64
  Statements of Cash Flows for the period from inception
     (October 16, 1997) to December 31, 1997, the year ended
     December 31, 1998, and for the period from inception
     (October 16, 1997) to December 31, 1998................  F-65
  Notes to Financial Statements.............................  F-66
ARGON NETWORKS, INC.
  Report of Independent Public Accountants..................  F-73
  Statement of Operations for the year ended March 31, 1998, for the period from April 1, 1998 to March 12, 1999 and
     for the cumulative period from inception (March 13,
     1997) to March 12, 1999................................  F-74
  Balance Sheets at March 31, 1998 and March 12, 1999.......  F-75
  Statements of Redeemable Preferred Stock and Stockholders'
     Deficit for the period from inception (March 13, 1997)
     to March 12, 1999......................................  F-76
  Statements of Cash Flows for the year ended March 31,
     1998, for the period from April 1, 1998 to March 12,
     1999 and for the cumulative period from inception
     (March 13, 1997) to March 12, 1999.....................  F-77
  Notes to Financial Statements.............................  F-78
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
  Pro Forma Combined Statements of Operations for the year
     ended September 30, 1999...............................  F-89
  Pro Forma Combined Statements of Operations for the nine
     months ended June 30, 1999.............................  F-90
  Notes to Unaudited Pro Forma Combined Statements of
     Operations.............................................  F-91

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder

Unisphere Networks, Inc. and Subsidiaries:



     We have audited the accompanying consolidated balance sheet of Unisphere Networks, Inc. and Subsidiaries (an indirect wholly-owned subsidiary of Siemens
AG) as of September 30, 1999 and June 30, 2000, and the related consolidated statements of operations, stockholder's equity and cash flows for the period from January 12, 1999 (date of inception) to September 30, 1999 and for the nine months ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unisphere Networks, Inc. and Subsidiaries as of September 30, 1999 and June 30, 2000 and the results of their operations and their cash flows for the period from January 12, 1999 (date of inception) to September 30, 1999 and for the nine months ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP


September 6, 2000

Boston, Massachusetts

                            UNISPHERE NETWORKS, INC.

              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                               JANUARY 12, 1999
                                                              (DATE OF INCEPTION)    NINE MONTHS
                                                                    THROUGH             ENDED
                                                                 SEPTEMBER 30,        JUNE 30,
                                                                     1999               2000
                                                              -------------------    -----------
                                                                        (IN THOUSANDS,
                                                                    EXCEPT PER SHARE DATA)
Net revenues:
  Third parties.............................................       $   1,027          $  21,182
  Related parties...........................................           1,786             10,816
                                                                   ---------          ---------
          Net revenues......................................           2,813             31,998
Cost of revenues............................................           6,485             32,022
                                                                   ---------          ---------
          Gross loss........................................          (3,672)               (24)
Operating expenses:
  Research and development..................................          68,369             88,458
  Sales and marketing.......................................          20,291             31,576
  General and administrative................................          13,919             12,763
  Amortization of intangible assets.........................          44,147             70,915
  Impairment of intangible assets...........................              --            127,274
  Purchased in-process research and development.............         217,400                 --
                                                                   ---------          ---------
          Total operating expenses..........................         364,126            330,986
                                                                   ---------          ---------
          Loss from operations..............................        (367,798)          (331,010)
Other income (expense):
  Other expense.............................................              --             (1,975)
  Interest income...........................................             227                321
                                                                   ---------          ---------
     Total other income (expense)...........................             227             (1,654)
                                                                   ---------          ---------
          Net loss..........................................       $(367,571)         $(332,664)
                                                                   =========          =========
Basic and diluted net loss per share........................       $   (4.27)         $   (3.86)
                                                                   =========          =========
Weighted average shares used in computing basic and diluted
  net loss per share........................................          86,133             86,133
                                                                   =========          =========


   The accompanying notes are an integral part of the consolidated financial statements.

                            UNISPHERE NETWORKS, INC.

              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

                          CONSOLIDATED BALANCE SHEETS


                                                               SEPTEMBER 30,       JUNE 30,
                                                                   1999              2000
                                                              ---------------    ------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND
                                                                      PER SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents.................................     $   9,082        $    1,677
  Accounts receivable, net of allowances of $0 in 1999 and
     $1,612 in 2000.........................................           424             1,419
  Accounts receivable from related parties..................         2,939             1,711
  Inventories...............................................           532             6,803
  Prepaid expenses and other current assets.................         1,105             4,507
                                                                 ---------        ----------
          Total current assets..............................        14,082            16,117
Property and equipment, net.................................        14,205            32,384
Long-term deposit...........................................            --             9,250
Intangible assets, net......................................       663,452           465,263
                                                                 ---------        ----------
          Total assets......................................     $ 691,739        $  523,014
                                                                 =========        ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................     $   5,764        $   16,809
  Accounts payable to related parties.......................         3,992             3,296
  Accrued milestone payments................................        37,717             7,566
  Accrued expenses..........................................        11,886            18,940
  Deferred service revenue..................................            --             1,140
                                                                 ---------        ----------
          Total current liabilities.........................        59,359            47,751
Stockholder's equity:
  Common stock, $.01 par value; 104,404,040 shares
     authorized, 86,133,333 shares issued and outstanding...           861               861
  Additional paid-in capital................................       999,090         1,174,708
  Accumulated deficit.......................................      (367,571)         (700,235)
  Deferred compensation.....................................            --               (71)
                                                                 ---------        ----------
          Total stockholder's equity........................       632,380           475,263
                                                                 ---------        ----------
          Total liabilities and stockholder's equity........     $ 691,739        $  523,014
                                                                 =========        ==========


   The accompanying notes are an integral part of the consolidated financial statements.

                            UNISPHERE NETWORKS, INC.

              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY


                                   COMMON STOCK       ADDITIONAL                                    TOTAL
                                -------------------    PAID-IN     ACCUMULATED     DEFERRED     STOCKHOLDER'S
                                  SHARES     AMOUNT    CAPITAL       DEFICIT     COMPENSATION      EQUITY
                                ----------   ------   ----------   -----------   ------------   -------------
                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Issuance of common stock......  86,133,333    $861    $  257,540    $      --       $  --         $258,401
Capital contribution from
  parent......................          --      --       741,550           --          --          741,550
Net loss......................          --      --            --     (367,571)         --         (367,571)
                                ----------    ----    ----------    ---------       -----         --------
Balance, September 30, 1999...  86,133,333     861       999,090     (367,571)         --          632,380
Capital contribution from
  parent......................          --      --       175,203           --          --          175,203
Deferred compensation related
  to the issuance of stock
  options to non-employees....          --      --           415           --        (415)              --
Amortization of compensation
  expense related to non-
  employee stock options......          --      --            --           --         344              344
Net loss......................          --      --            --     (332,664)         --         (332,664)
                                ----------    ----    ----------    ---------       -----         --------
Balance, June 30, 2000........  86,133,333    $861    $1,174,708    $(700,235)      $ (71)        $475,263
                                ==========    ====    ==========    =========       =====         ========


   The accompanying notes are an integral part of the consolidated financial statements.

                            UNISPHERE NETWORKS, INC.

              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               JANUARY 12, 1999         NINE
                                                              (DATE OF INCEPTION)      MONTHS
                                                                    THROUGH             ENDED
                                                                 SEPTEMBER 30,        JUNE 30,
                                                                     1999               2000
                                                              -------------------    -----------
                                                                        (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................       $(367,571)         $(332,664)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
  Purchased in-process research and development.............         217,400                 --
  Depreciation and amortization.............................          46,328             79,031
  Amortization of deferred compensation.....................              --                344
  Impairment of intangible assets...........................              --            127,274
  Loss on disposal of fixed assets..........................              --              1,975
     Changes in operating assets and liabilities (net of
       acquired balances):
       Accounts receivable..................................            (232)              (995)
       Related party accounts receivable....................          (2,939)             1,228
       Inventories..........................................           2,286             (6,271)
       Prepaids expenses and other current assets...........          (1,471)            (3,402)
       Long-term deposit....................................              --             (9,250)
       Accounts payable.....................................           3,213             11,045
       Related party accounts payable.......................           3,364               (696)
       Accrued milestone payments...........................          37,717            (30,151)
       Accrued expenses.....................................           4,898              7,054
       Deferred service revenue.............................              --              1,140
                                                                   ---------          ---------
          Net cash used in operating activities.............         (57,007)          (154,338)
                                                                   ---------          ---------
Cash flows from investing activities:
  Purchases of property and equipment.......................          (8,849)           (28,444)
  Proceeds from sale of assets..............................              --                174
  Acquisition of businesses net of cash acquired of
     $27,054................................................        (922,946)                --
                                                                   ---------          ---------
          Net cash used in investing activities.............        (931,795)           (28,270)
                                                                   ---------          ---------
Cash flows from financing activities:
  Capital contributions by parent...........................         741,550            175,203
  Repayment of capital lease obligation.....................          (2,067)                --
  Proceeds from issuance of common stock to parent..........         258,401                 --
                                                                   ---------          ---------
          Net cash provided by financing activities.........         997,884            175,203
                                                                   ---------          ---------
Net increase (decrease) in cash and cash equivalents........           9,082             (7,405)
Cash and cash equivalents, beginning of period..............              --              9,082
                                                                   ---------          ---------
Cash and cash equivalents, end of period....................       $   9,082          $   1,677
                                                                   =========          =========


   The accompanying notes are an integral part of the consolidated financial statements.

                            UNISPHERE NETWORKS, INC.

              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


(1) NATURE OF THE BUSINESS


     Unisphere Networks, Inc. (the "Company") was incorporated in Delaware on January 12, 1999 as Unisphere Solutions, Inc. and is an indirect wholly-owned subsidiary of Siemens AG. The Company changed its name from Unisphere Solutions, Inc. to Unisphere Networks, Inc. in September 2000. The Company develops, markets and supports data and voice networking products for the delivery of integrated voice and high speed data services to businesses and residential users. In March 1999, Siemens purchased Argon Networks, Inc. ("Argon"). In April 1999, Siemens purchased Castle Networks, Inc. ("Castle") and Redstone Communications, Inc. ("Redstone"). All three companies were development-stage companies engaged in research and development of next generation products for the networking industry. In April 1999, Siemens contributed a research and development group for voice switching products to the Company as an equity contribution (net assets were equal to zero). In June 1999, Siemens contributed the stock of Argon, Castle and Redstone to the Company. In accordance with AICPA Interpretation AIN-APB 16, #39, Transfers and Exchanges Between Companies Under Common Control, the assets and liabilities of the businesses contributed to Unisphere were recorded at historical cost. The results of operations of Argon, Castle and Redstone are included in the consolidated financial statements of the Company from the respective dates of acquisition. The Company considers Redstone and Castle to be the predecessor business as these two businesses represent the primary ongoing business operations of the Company.


     Through August 31, 1999, the Company was considered to be in the development stage and was principally engaged in research and development, and building its management team. As of September 30, 1999, the Company had begun shipping product for commercial deployment.

     The Company is subject to risks common to technology-based companies including, but not limited to, the development of new technology, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to meet its product plans. The Company has a limited operating history and has never achieved profitability. To date the Company has been funded by Siemens, which has agreed to continue funding the Company's operations until the successful completion of a public offering.

(2) SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements of the Company reflect the application of certain significant accounting policies as described below.

  (a) Principles of Consolidation


     The consolidated financial statements include the accounts of Unisphere Networks, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.


  (b) Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  (c) Inventories

     Inventories are stated at the lower of cost (first-in, first-out basis) or market (net realizable value).

                            UNISPHERE NETWORKS, INC.

              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (d) Property and Equipment

     Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method, based upon the following asset lives:


Computer and telecommunications
  equipment                                 2 to 3 years
Evaluation and service components           1 to 2 years
Furniture and office equipment              5 years
                                            Shorter of lease term or useful life of
Leasehold improvements                      asset


     The cost of significant additions and improvements is capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost and related accumulated depreciation of the assets are removed from the accounts and any resulting gain or loss is reflected in the determination of net income or loss.

  (e) Intangible Assets

     Intangible assets include goodwill and other intangible assets resulting from business combinations accounted for using the purchase method of accounting. Goodwill is amortized on a straight-line basis over seven years and other intangible assets are amortized on a straight-line basis over three years.

  (f) Impairment of Long-Lived Assets and Goodwill


     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Intangible assets, including goodwill, are reviewed continually to determine whether events and circumstances warrant revised estimates of useful life. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. Recoverability of goodwill is measured by a comparison of the carrying amount of goodwill to future net undiscounted cash flows expected to be generated by the business from which the goodwill was generated. If such assets or goodwill are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets or goodwill exceeds the related fair value. Estimated fair value is generally based on either appraised value or measured by discounted estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows.


     During the second quarter of fiscal 2000, management of the Company cancelled Argon's original development effort of its gigabit switch router, which was the primary focus of Argon. The cancellation of the project was due to continuing technology problems, major delays and insufficient technical features for the competitive marketplace. The cancellation of this development effort included discarding and abandoning all software development and substantially all hardware components.


     As a result of the cancellation of the Argon gigabit switch router, the Company performed an impairment review of the goodwill generated from the Argon acquisition. At the time this impairment review was performed, it was determined that there would be no future cash flows generated from the Argon development concept. Accordingly, the Company recorded an impairment charge of $126,959 for the writedown of the remaining unamortized value of the Argon goodwill in the nine months ended June 30, 2000.


     The Company also performed an impairment review of the workforce intangible asset generated from the Argon acquisition. At the time this impairment review was performed, it was determined that there was a partial impairment of this asset, based on the higher than expected level of employee turnover experienced to date. Accordingly, the Company recorded an impairment charge of $315 for the writedown

                            UNISPHERE NETWORKS, INC.

              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


of a portion of the unamortized value of the Argon workforce intangible asset in the nine months ended June 30, 2000.


  (g) Fair Value of Financial Instruments

     The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.

  (h) Revenue Recognition


     Revenue from product sales is recognized upon shipment provided that there are no uncertainties regarding customer acceptance, persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectibility is deemed probable. If uncertainties exist, revenue is recognized when such uncertainties are resolved. A significant portion of the Company's sales are made through value-added resellers, including various Siemens sales entities. Under these arrangements, value-added resellers purchase product from us only after they have secured a sale to an end-user. We ship the product directly to the end-user. Revenue from professional services is recognized when the services are completed. Revenue from technical support and maintenance contracts is recognized ratably over the period of the related agreements.



     A provision for sales returns and allowances is recorded at the time of revenue recognition based on estimated future returns and allowances. In addition, the Company records a warranty liability for parts and labor on its products at the time of revenue recognition. Warranty periods are generally one year from installation date.


  (i) Research and Development and Software Development Costs

     The Company's products are highly technical in nature and require a large and continuing research and development effort. All research and development costs are expensed as incurred. Software development costs incurred prior to the establishment of technological feasibility are charged to expense. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized until the product is available for general release to customers. Amortization is based on the straight-line method over the remaining estimated life of the product. To date, the period between achieving technological feasibility and the general availability of the related products has been short and software development costs qualifying for capitalization have not been material. Accordingly, the Company has not capitalized any software development costs.

  (j) Advertising Costs


     The Company expenses advertising costs in the period in which they are incurred. Advertising costs for the period ended September 30, 1999 and for the nine months ended June 30, 2000 were $736 and $6,647, respectively.


  (k) Income Taxes

     Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are

                            UNISPHERE NETWORKS, INC.

              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Company does not file separate income tax returns, but rather is included in the consolidated income tax returns of its parent, Siemens Corporation, a wholly-owned subsidiary of Siemens AG. The Company has entered into a tax sharing agreement with Siemens Corporation. Under this agreement, the Company will reimburse Siemens Corporation for the Company's federal and state income tax liability computed as if its tax returns were filed on a stand alone basis. The Company may use the tax benefits of net operating losses and credits generated by the Company solely to reduce its liability to Siemens Corporation. Siemens Corporation is not obligated to reimburse the Company for any tax benefits in excess of the aggregate liability to Siemens Corporation up to the date of an initial public offering ("IPO") of the Company's stock. Subsequent to the date of the IPO, Siemens Corporation will reimburse the Company for any tax attributes utilized by Siemens Corporation when the Company could have used them on a separate return basis. The Company is obligated to pay Siemens Corporation for any adjustment made by a taxing authority in a consolidated return year, the benefit of which is subsequently realized by the Company in a non-consolidated tax year.

  (l) Net Loss Per Share

     Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period, if dilutive. Common equivalent shares are composed of incremental common shares issuable upon the exercise of stock options. There were no dilutive common equivalent shares for the period ended September 30, 1999 and for the six months ended March 31, 2000.

     The following table sets forth the computation of basic and diluted net loss per share:


                                                            JANUARY 12, 1999
                                                           (DATE OF INCEPTION)
                                                                 THROUGH          NINE MONTHS
                                                              SEPTEMBER 30,          ENDED
                                                                  1999           JUNE 30, 2000
                                                           -------------------   -------------
Numerator:
  Net loss...............................................       $(367,571)         $(332,664)
                                                                =========          =========
Denominator:
  Weighted average common shares outstanding.............          86,133             86,133
                                                                =========          =========
Basic and diluted net loss per share.....................       $   (4.27)         $   (3.86)
                                                                =========          =========



     At September 30, 1999 and June 30, 2000, options to purchase 2,896 and 10,667 shares of common stock, respectively, at an average exercise price of $7.35 and $8.95 per share, respectively, have not been included in the computation of diluted net loss per share as their effect would have been anti-dilutive.


  (m) Other Comprehensive Income

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" for the period from inception to September 30, 1999. This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. To date, comprehensive loss and net loss are the same.

                            UNISPHERE NETWORKS, INC.

              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (n) Concentrations of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and receivables. The Company invests its excess cash primarily in deposits with commercial banks.

  (o) Stock-Based Compensation

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

  (p) Segment Information

     The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. The Company has determined that it conducts its operations in one business segment.

  (q) Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Certain components and parts used in the Company's products are procured from a single source. The Company obtains some of its parts from one vendor only, even where multiple sources are available, to maintain quality control and enhance working relationships with suppliers. These purchases are made on a purchase order basis. In addition, the majority of the Company's products are manufactured by a single contract manufacturer. The failure of a supplier or the contract manufacturer to deliver on schedule could delay or interrupt the Company's delivery of products and thereby adversely affect the Company's revenues and profits.

     The Company is subject to the rapid technological change inherent in the networking industry. This change includes new product introduction, changes in customer requirements and new technologies. The Company works closely with its customers to understand its customers and the industry requirements. The delay in product and feature introductions could adversely affect the Company's revenues and profits.


(3) ACQUISITIONS



     On April 27, 1999, Siemens purchased Redstone. Under the terms of the Agreement, Siemens purchased all outstanding securities of Redstone for $450,000 in cash. The transaction was accounted for as a purchase. In conjunction with the acquisition, Siemens entered into a Milestone Incentive Compensation Plan whereby if certain performance criteria and development milestones were achieved, Siemens would compensate the employees of Redstone with cash incentives. In June 1999, Siemens contributed the stock of Redstone to the Company, which has accounted for the acquisition and Redstone's results of operations from the date of acquisition, as if the Company had effectively acquired Redstone. During the periods ended September 30, 1999 and June 30, 2000, the Company expensed $35,000 (paid in November 1999) and $15,000 (paid in April 2000), respectively, related to the Milestone

                            UNISPHERE NETWORKS, INC.

              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


Incentive Compensation Plan for milestones which had been achieved as of those dates. No additional milestone payments remain as of June 30, 2000.



     On April 20, 1999, Siemens acquired Castle. Under the terms of the Agreement, Siemens purchased all outstanding securities of Castle for $300,000 in cash. The transaction was accounted for as a purchase. In conjunction with the acquisition, Siemens entered into a Milestone Incentive Compensation Plan whereby if certain performance criteria and development milestones were achieved, Siemens would compensate the employees of Castle with cash incentives. In June 1999, Siemens contributed the stock of Castle to the Company, which has accounted for the acquisition and Castle's results of operations from the date of acquisition, as if the Company had effectively acquired Castle. During the periods ended September 30, 1999 and June 30, 2000, the Company had expensed and paid $10,000 and $5,000, respectively, related to the Milestone Incentive Compensation Plan for milestones which had been achieved as of those dates. No additional milestone payments remain as of June 30, 2000.



     On March 12, 1999, Siemens acquired Argon. Under the terms of the Agreement, Siemens purchased all outstanding securities of Argon for $200,000 in cash. The transaction was accounted for as a purchase. In conjunction with the acquisition, Siemens entered into a Milestone Incentive Compensation Plan whereby if certain performance criteria and development milestones were achieved, Siemens would compensate the employees of Argon with cash incentives. In June 1999, Siemens contributed the stock of Argon to the Company, which has accounted for the acquisition and Argon's results of operations from the date of acquisition, as if the Company had effectively acquired Argon. No development milestones had been achieved during the period ended September 30, 1999, therefore no costs were accrued. At the time of acquisition, Siemens also initiated a retention bonus plan, for which the Company expensed $2,140 and $8,932 of cost related to time-based payments in the periods ended September 30, 1999 and June 30, 2000, respectively. Of the amount accrued, $3,507 has been paid as of June 30, 2000. Future costs associated with retention will be an additional $1,952 during fiscal 2000.


     The amounts allocated to purchased in-process research and development were determined through established valuation techniques in the high-technology communications industry and were expensed upon acquisition, because technological feasibility had not been established and no future alternative uses existed.

     Summary of purchase transactions:

                                     ALLOCATED TO
                                       PURCHASED     ALLOCATED                 NET
                                      IN-PROCESS        TO       ALLOCATED   TANGIBLE    TOTAL
                                     RESEARCH AND    ASSEMBLED      TO        ASSETS    PURCHASE
ENTITY ACQUIRED                       DEVELOPMENT    WORKFORCE   GOODWILL    ACQUIRED    PRICE
---------------                      -------------   ---------   ---------   --------   --------
Redstone Communications                $101,700       $1,130     $342,127    $ 5,043    $450,000
Castle Networks                          79,300          870      214,363      5,467     300,000
Argon Networks                           36,400          990      148,119     14,491     200,000
                                       --------       ------     --------    -------    --------
                                       $217,400       $2,990     $704,609    $25,001    $950,000
                                       ========       ======     ========    =======    ========

                            UNISPHERE NETWORKS, INC.

              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     All payments related to the milestone incentive compensation plans and retention plan are being recorded as expense in the consolidated financial statements of Unisphere in the periods following the acquisitions. The expense is recorded as the milestones are achieved for the milestone plans and ratably over the retention period for the retention plan. For the period from January 12, 1999 (date of inception) to September 30, 1999 and for the nine months ended June 30, 2000, aggregate expense of $47,140 and $28,932, respectively, was recorded as follows in the accompanying consolidated statement of operations:



                                                           JANUARY 12, 1999
                                                          (DATE OF INCEPTION)    NINE MONTHS
                                                                THROUGH             ENDED
                                                             SEPTEMBER 30,        JUNE 30,
                                                                 1999               2000
                                                          -------------------    -----------
Cost of revenues........................................        $   923            $ 1,051
Research and development................................         34,895             23,572
Sales and marketing.....................................          3,919              1,278
General and administrative..............................          7,403              3,031
                                                                -------            -------
                                                                $47,140            $28,932
                                                                =======            =======

                            UNISPHERE NETWORKS, INC.

              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4) FINANCIAL STATEMENT DETAILS

     The following table summarizes balance sheet items by major component:


                                                             SEPTEMBER 30,      JUNE 30,
                                                                 1999             2000
                                                             -------------    ------------
Inventories, net:
  Finished goods...........................................    $    532        $   6,803
                                                               ========        =========
Prepaid expenses and other current assets:
  Deposits.................................................         447            1,206
  Non-trade receivables....................................          --            1,192
  Service contracts........................................         211            1,020
  Offering costs...........................................          --              162
  Other....................................................         447              927
                                                               --------        ---------
                                                               $  1,105        $   4,507
                                                               ========        =========
Property and equipment:
  Computer and telecommunications equipment................    $ 15,152        $  35,082
  Evaluation and service components........................       1,178            4,893
  Furniture and office equipment...........................         986            1,602
  Leasehold improvements...................................         248            1,789
                                                               --------        ---------
                                                                 17,564           43,366
  Less: accumulated depreciation and amortization..........      (3,359)         (10,982)
                                                               --------        ---------
       Property and equipment, net.........................    $ 14,205        $  32,384
                                                               ========        =========
Intangible assets:
  Goodwill.................................................    $704,609        $ 556,490
  Workforce................................................       2,990            2,555
                                                               --------        ---------
                                                                707,599          559,045
  Less: accumulated amortization...........................     (44,147)         (93,782)
                                                               --------        ---------
       Intangible assets, net..............................    $663,452        $ 465,263
                                                               ========        =========
Accrued expenses:
  Accrued employee-related expenses........................    $  4,732        $   8,537
  Accrued professional fees................................         850            2,161
  Accrued warranty.........................................          19            4,006
  Accrued marketing........................................         930              694
  Other liabilities........................................       5,355            3,542
                                                               --------        ---------
                                                               $ 11,886        $  18,940
                                                               ========        =========

                            UNISPHERE NETWORKS, INC.

              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5) COMMITMENTS AND CONTINGENCIES


     The Company's primary office facilities are leased under noncancelable leases that expire at various times through 2004. Rent expense under operating leases was $1,252 and $3,120 for the period from inception through September 30, 1999 and for the nine months ended June 30, 2000, respectively. At June 30, 2000, future minimum lease payments under all non-cancelable operating leases were as follows:



2000.......................................................  $   600
2001.......................................................    4,309
2002.......................................................    5,572
2003.......................................................    5,488
2004.......................................................    5,024
2005.......................................................    3,936
Thereafter.................................................   23,251
                                                             -------
Total future minimum lease payments........................  $48,180
                                                             =======



     In March 2000, the Company entered into a 10-year lease for a 225,000 square foot building in Westford, Massachusetts. The landlord is in the process of constructing the building and the Company anticipates occupancy in January 2001. The Company has placed $9,250 in escrow to cover the cost of tenant improvements. At the time of occupancy, the escrow account will be released to the lessor and the Company will commence paying annual lease payments ranging from $2,386 to $2,829, which are included in the table above. The escrow payment is included in long-term deposits in the accompanying consolidated balance sheets.


(6) RELATED PARTY TRANSACTIONS


     The Company has been funded since inception by Siemens. The funding is provided based on the Company's operating needs and is accounted for as a capital contribution. Total capital contributions from Siemens, including the initial capitalization of the Company of $258,401, were $999,951 and $175,203 for the period ended September 30, 1999 and for the nine months ended June 30, 2000, respectively.



     The Company has transactions in the normal course of business with Siemens group companies. Balances resulting from these transactions are reflected on the balance sheet as accounts receivable from related parties and accounts payable to related parties. Transactions included in the statement of operations for the period ended September 30, 1999 and for the nine months ended June 30, 2000 are as follows:



                                                          JANUARY 12, 1999
                                                         (DATE OF INCEPTION)    NINE MONTHS
                                                               THROUGH             ENDED
                                                            SEPTEMBER 30,         JUNE 30,
                                                                1999                2000
                                                         -------------------    ------------
Sales to related parties...............................        $1,786             $10,816
Engineering expenses...................................         1,350               6,601
Rent expenses..........................................           269                 803
Other expenses.........................................           806                 727


(7) COMMON STOCK


     The Company has authorized 104,404 shares of common stock, $.01 par value, of which 86,133 are outstanding at September 30, 1999 and June 30, 2000. The holders of the common stock are entitled to one vote for each share held.

                            UNISPHERE NETWORKS, INC.

              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On April 21, 2000, the Board of Directors approved a 1-for-3 reverse stock split. The accompanying financial statements reflect the effects of this reverse split for all periods presented. In addition, the Board of Directors increased the authorized number of shares of common stock to 104,404 and increased the common stock reserved for issuance pursuant to the 1999 Stock Incentive Plan to 18,271 shares.

(8) INCOME TAXES


     The Company prepared its tax provision as if it filed tax returns on a stand-alone basis. No current provision for federal or state income taxes has been recorded as the Company has incurred net operating losses since inception. The following table reconciles the federal statutory income tax rate to the Company's effective income tax rate:



                                                            JANUARY 12, 1999
                                                           (DATE OF INCEPTION)
                                                                 THROUGH          NINE MONTHS
                                                              SEPTEMBER 30,          ENDED
                                                                  1999           JUNE 30, 2000
                                                           -------------------   --------------
Income taxes at federal statutory rate...................          34.0%              34.0%
Write-off of acquired in-process research and
  development............................................          (4.0)                --
Non-deductible goodwill amortization.....................         (20.1)              (7.1)
Write-off of impaired intangible asset...................            --              (12.9)
Tax benefit utilized by parent company...................          (9.5)             (16.0)
Change in valuation allowance............................          (0.4)               2.1
                                                                  -----              -----
                                                                     --%                --%
                                                                  =====              =====

                            UNISPHERE NETWORKS, INC.

              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     At September 30, 1999 and June 30, 2000, the Company had net operating loss and tax credit carryforwards resulting from current operations and from its acquisitions of Redstone, Castle and Argon. The Company has recorded a full valuation allowance against these net operating loss and tax credit carryforwards, as well as the net deferred tax assets since management believes that, after considering all the available objective evidence, both positive and negative, it is more likely than not that these assets will not be realized. No deferred income tax provision has been recorded because of the valuation allowance. Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of federal deferred tax assets and liabilities are comprised of the following:



                                                              SEPTEMBER 30,   JUNE 30,
                                                                  1999          2000
                                                              -------------   --------
Deferred tax assets:
  Net operating loss and credit carryforwards...............     $18,192      $ 9,967
  Employee-related costs....................................      54,309       48,213
  Accrued compensation......................................       1,532        1,131
  Amortizable start-up costs................................         546          526
  Inventory reserves........................................         256        4,524
  Bad debt reserves.........................................          --          417
  Warranty reserves.........................................          --        1,211
  Other.....................................................           8        1,493
                                                                 -------      -------
          Total gross deferred tax asset....................      74,843       67,482
          Less valuation allowance..........................      73,781       65,801
                                                                 -------      -------
          Net deferred tax asset............................       1,062        1,681
                                                                 -------      -------
Deferred tax liabilities:
  Basis differences in acquired intangible assets...........       1,027          613
  Accelerated depreciation..................................          35        1,068
                                                                 -------      -------
          Total gross deferred tax liability................       1,062        1,681
                                                                 -------      -------
          Net deferred tax asset............................     $    --      $    --
                                                                 =======      =======



     Subsequently reported tax benefits relating to the valuation allowance for deferred tax assets as of June 30, 2000 will be allocated as follows:



                                                              JUNE 30, 2000
                                                              -------------
Income tax benefit that would be reported in the statement
  of operations.............................................     $11,848
Income tax benefit that would be reported as a decrease to
  goodwill..................................................      53,953
                                                                 -------
                                                                 $65,801
                                                                 =======



     The Company has federal and state net operating loss carryforwards of approximately $6,013 and $108,656, respectively, as of June 30, 2000. The federal net operating loss carryforward will expire in 2018 and the state net operating loss carryforwards will expire from 2002 through 2005. In addition, the Company has federal and state tax credit carryforwards of approximately $738 and $564, respectively, as of June 30, 2000, which will expire from 2011 through 2018. The utilization of the net operating losses may be limited pursuant to Internal Revenue Code Section 382 as a result of prior and future ownership changes. In addition, to the extent these net operating losses can be utilized by Siemens Corporation, the

                            UNISPHERE NETWORKS, INC.

              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company is not entitled to any reimbursement under the existing tax sharing arrangement and the Company will not receive any current or future income tax benefit related to these net operating losses.

(9) STOCK-BASED COMPENSATION

     In July 1999, the Company adopted the 1999 Stock Incentive Plan (the "Plan"). The Plan provides for the granting of stock options to acquire common stock to employees, advisors and consultants of the Company. Options granted under the Plan may be either incentive stock options or non-statutory (i.e., nonqualified) stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees, non-employee directors, advisors and consultants. The Company has reserved 18,271 shares of Common Stock for issuance under the Plan.

     Options under the Plan may be granted for periods of up to ten years and at prices to be determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO shall not be less than 100% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options granted generally vest over four years.


     The following table presents activity under the Plan for the period from January 12, 1999 (date of inception) to September 30, 1999 and for the nine months ended June 30, 2000:



                                                 SHARES
                                                AVAILABLE      NUMBER       WEIGHTED AVERAGE
                                                FOR GRANT    OUTSTANDING     EXERCISE PRICE
                                                ---------    -----------    ----------------
Shares authorized.............................    4,533                          $  --
Options granted...............................   (3,104)        3,104             7.35
Options terminated............................      208          (208)            7.35
                                                 ------        ------
Balance at September 30, 1999.................    1,637         2,896             7.35
Shares authorized.............................   13,738            --               --
Options granted...............................   (8,992)        8,992             9.12
Options terminated............................    1,221        (1,221)            7.77
                                                 ------        ------
Balance at June 30, 2000 .....................    7,604        10,667             8.95
                                                 ======        ======



     At June 30, 2000, the weighted average remaining contractual life of the options outstanding was 9.27 years and the weighted average exercise price was $8.95. The exercise prices of the outstanding options ranged from $7.35 to $10.50 at June 30, 2000. There were 1,277 options exercisable at June 30, 2000, with exercise prices ranging from $7.35 to $9.30.



     The weighted average grant date fair value of options granted in the periods ended September 30, 1999 and June 30, 2000 was $1.92 and $2.50, respectively. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been $367,904 and $335,868 and basic and diluted net loss per share would have been $4.27 and $3.90, for the periods ended September 30, 1999 and June 30, 2000, respectively.

                            UNISPHERE NETWORKS, INC.
              (AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The Company calculated the fair value of each option on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions:



                                             JANUARY 12, 1999
                                           (DATE OF INCEPTION)    NINE MONTHS
                                                 THROUGH             ENDED
                                              SEPTEMBER 30,         JUNE 30,
                                                   1999               2000
                                           --------------------   ------------
Expected life (years)....................             5                  5
Risk free interest rate..................          6.03%              6.25%
Volatility...............................            --                 --
Dividend yield...........................            --                 --



     During the nine months ended June 30, 2000, the Company issued 175 non-qualified stock options to non-employees for services rendered and has valued these stock options using a Black-Scholes option pricing model. The Company used a volatility factor of 65%, a risk free interest rate of 6.03%, a dividend rate of zero and the contractual lives of the grants, which ranged from one to ten years. At June 30, 2000, the Company had 175 non-qualified stock options outstanding to non-employees. The Company has recorded deferred compensation of $415 and stock-based compensation expense of $344 for the grant of options to non-employees for the nine months ended June 30, 2000.


(10) EMPLOYEE BENEFIT PLAN


     The Company sponsors several defined contribution plans covering substantially all of its employees which are designed to be qualified under
Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. The Company recorded expense of $13 and $0 related to the plans in the period from January 12, 1999 (date of inception) to September 30, 1999 and for the nine months ended June 30, 2000, respectively.


(11) GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS

     The Company operates in a single industry segment encompassing the design, development, manufacture, marketing, and technical support of networking products and services.


     In the period ended September 30, 1999 and for the nine months ended June 30, 2000, Siemens accounted for approximately 63.5% and 33.8%, respectively, of net revenues. In addition, the Company had three customers who accounted for 31.9%, 12.5%, and 10.5% of net revenue for the nine months ended June 30, 2000.



     Geographic revenues, which are attributed to countries based on the location of the customer, are as follows:



                                               JANUARY 12, 1999
                                              (DATE OF INCEPTION)    NINE MONTHS
                                                    THROUGH             ENDED
                                              SEPTEMBER 30, 1999    JUNE 30, 2000
                                              -------------------   --------------
United States...............................        $2,020             $21,567
International
  Asia Pacific..............................           229               4,223
  Europe....................................           564               6,208
                                                    ------             -------
          Total international revenues......           793              10,431
                                                    ------             -------
          Total net revenues................        $2,813             $31,998
                                                    ======             =======



     There were no significant long-lived assets located in foreign countries at September 30, 1999 and June 30, 2000.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Redstone Communications, Inc.:

     We have audited the accompanying balance sheet of Redstone Communications, Inc. (a development stage enterprise) as of April 27, 1999 and the related statements of operations, stockholders' deficit and cash flows for the period from January 1, 1999 to April 27, 1999 and for the cumulative period from inception (September 16, 1997) to April 27, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Redstone Communications, Inc. as of April 27, 1999, and the results of its operations and its cash flows for the period from January 1, 1999 to April 27, 1999 and for the cumulative period from inception (September 16, 1997) to April 27, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

June 28, 2000
Boston, Massachusetts

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS
       FOR THE PERIOD FROM JANUARY 1, 1999 TO APRIL 27, 1999 AND FOR THE CUMULATIVE PERIOD FROM INCEPTION (SEPTEMBER 16, 1997) TO APRIL 27, 1999

                                                              JANUARY 1, 1999 TO      CUMULATIVE
                                                                APRIL 27, 1999      FROM INCEPTION
                                                              ------------------    --------------
Operating expenses:
  Research and development..................................     $ 6,759,114         $ 16,029,120
  Sales and marketing.......................................       1,323,107            2,094,928
  General and administrative................................         930,939            1,828,536
                                                                 -----------         ------------
          Total operating expenses..........................       9,013,160           19,952,584
                                                                 -----------         ------------
Loss from operations........................................      (9,013,160)         (19,952,584)
                                                                 -----------         ------------
Other income (expense), net:
  Interest income...........................................         124,709              614,819
  Interest expense..........................................         (15,455)             (38,629)
  Other income (expense)....................................          (2,446)             (24,284)
                                                                 -----------         ------------
          Other income (expense), net.......................         106,808              551,906
                                                                 -----------         ------------
          Net loss..........................................     $(8,906,352)        $(19,400,678)
                                                                 ===========         ============
Net loss per share -- basic and diluted.....................     $     (6.20)
                                                                 ===========
Weighted average shares outstanding -- basic and diluted....       1,436,754
                                                                 ===========

                See accompanying notes to financial statements.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET
                                 APRIL 27, 1999

ASSETS
Current assets:
  Cash and cash equivalents.................................  $  3,969,424
  Inventory.................................................       419,857
  Prepaid expenses and other current assets.................       305,879
                                                              ------------
          Total current assets..............................     4,695,160
Property and equipment, net.................................     1,753,710
                                                              ------------
          Total assets......................................  $  6,448,870
                                                              ============
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  DEFICIT
Current liabilities:
  Accounts payable..........................................  $    983,578
  Accrued expenses..........................................       966,417
                                                              ------------
          Total current liabilities.........................     1,949,995
                                                              ------------
Commitments and contingencies
Redeemable preferred stock, $.01 par value; 10,000,000
  shares authorized:
  Series A redeemable convertible preferred stock, $.01 par
     value; 5,670,000 shares designated, issued and
     outstanding; liquidation value of $7,200,900...........     7,200,900
  Series B redeemable convertible preferred stock, $.01 par
     value; 2,486,702 shares designated, issued and
     outstanding; liquidation value of $12,433,510..........    12,433,510
Stockholders' deficit:
  Common stock, $.001 par value; 20,000,000 shares
     authorized, 5,005,250 shares issued and outstanding....         5,005
  Additional paid-in capital................................    23,869,854
  Deficit accumulated during the development stage..........   (19,400,678)
  Deferred compensation.....................................   (19,605,047)
  Common stock in treasury, at cost, 54,375 shares..........        (4,669)
                                                              ------------
          Total stockholders' deficit.......................   (15,135,535)
                                                              ------------
          Total liabilities, redeemable preferred stock and
          stockholders' deficit.............................  $  6,448,870
                                                              ============

                See accompanying notes to financial statements.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
     FOR THE PERIODS FROM INCEPTION (SEPTEMBER 16, 1997) TO APRIL 27, 1999

                                                                 DEFICIT
                                                               ACCUMULATED
                              COMMON STOCK       ADDITIONAL       DURING                       TREASURY STOCK         TOTAL
                           -------------------     PAID-IN     DEVELOPMENT      DEFERRED      -----------------   STOCKHOLDERS'
                            SHARES     AMOUNT      CAPITAL        STAGE       COMPENSATION    SHARES     COST        DEFICIT
                           ---------   -------   -----------   ------------   -------------   -------   -------   -------------
Issuance of common
  stock..................  3,437,500   $3,438    $    12,932   $         --   $         --         --   $    --   $     16,370
Net loss.................         --       --             --       (592,207)            --         --        --       (592,207)
                           ---------   ------    -----------   ------------   ------------    -------   -------   ------------
Balance at December 31,
  1997...................  3,437,500   $3,438    $    12,932   $   (592,207)  $         --         --   $    --   $   (575,837)
Issuance of common
  stock..................  1,501,500    1,502        291,259             --             --         --        --        292,761
Repurchase of common
  stock..................         --       --             --             --             --    (45,000)  $  (450)          (450)
Options exercised........      5,000        4             45             --             --         --        --             49
Deferred compensation on
  employee grants........         --       --      7,349,675             --     (7,349,675)        --        --             --
Amortization of deferred
  compensation on
  employee grants........         --       --             --             --        541,774         --        --        541,774
Deferred compensation on
  non-employee grants....         --       --      2,456,793             --     (2,456,793)        --        --             --
Amortization of deferred
  compensation on non-
  employee grants........         --       --             --             --        808,306         --        --        808,306
Net loss.................         --       --             --     (9,902,119)            --         --        --     (9,902,119)
                           ---------   ------    -----------   ------------   ------------    -------   -------   ------------
Balance at December 31,
  1998...................  4,944,000   $4,944    $10,110,704   $(10,494,326)  $ (8,456,388)   (45,000)  $  (450)  $ (8,835,516)
Options exercised........     14,750       15          1,380             --             --         --        --          1,395
Issuance of common
  stock..................     46,500       46         23,205             --             --         --        --         23,251
Repurchase of common
  stock..................         --       --             --             --             --     (9,375)   (4,219)        (4,219)
Deferred compensation on
  employee grants........         --       --     10,836,241             --    (10,836,241)        --        --             --
Amortization of deferred
  compensation on
  employee grants........         --       --             --             --      1,024,431         --        --      1,024,431
Deferred compensation on
  non-employee grants....         --       --      2,898,324             --     (2,898,324)        --        --             --
Amortization of deferred
  compensation on non-
  employee grants........         --       --             --             --      1,561,475         --        --      1,561,475
Net loss.................         --       --             --     (8,906,352)            --         --        --     (8,906,352)
                           ---------   ------    -----------   ------------   ------------    -------   -------   ------------
Balance at April 27,
  1999...................  5,005,250   $5,005    $23,869,854   $(19,400,678)  $(19,605,047)   (54,375)  $(4,669)  $(15,135,535)
                           =========   ======    ===========   ============   ============    =======   =======   ============

                See accompanying notes to financial statements.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
       FOR THE PERIOD FROM JANUARY 1, 1999 TO APRIL 27, 1999 AND FOR THE CUMULATIVE PERIOD FROM INCEPTION (SEPTEMBER 16, 1997) TO APRIL 27, 1999

                                                              JANUARY 1, 1999 TO      CUMULATIVE
                                                                APRIL 27, 1999      FROM INCEPTION
                                                              ------------------    --------------
Cash flows from operating activities:
  Net loss..................................................     $(8,906,352)        $(19,400,678)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................         211,750              581,632
     Amortization of deferred compensation on employee
       grants...............................................       1,024,431            1,566,205
     Amortization of deferred compensation on non-employee
       grants...............................................       1,561,475            2,369,781
     Changes in operating assets and liabilities:
       Inventory............................................        (419,857)            (419,857)
       Prepaid expenses and other current assets............        (213,546)            (305,879)
       Accounts payable.....................................          94,116              983,578
       Accrued expenses.....................................         699,189              966,417
                                                                 -----------         ------------
          Net cash used in operations.......................      (5,948,794)         (13,658,801)
                                                                 -----------         ------------
Cash flows from investing activity:
  Purchases of property and equipment.......................        (523,790)          (2,335,342)
                                                                 -----------         ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock....................          24,646              333,826
  Proceeds from issuance of preferred stock, Series A.......              --            7,200,900
  Proceeds from issuance of preferred stock, Series B.......              --           12,433,510
  Repurchase of common stock................................          (4,219)              (4,669)
  Proceeds from issuance of long-term debt..................              --              550,000
  Repayment of long-term debt...............................        (550,000)            (550,000)
                                                                 -----------         ------------
          Net cash provided by (used in) financing
            activities......................................        (529,573)          19,963,567
                                                                 -----------         ------------
          Net increase (decrease) in cash and cash
            equivalents.....................................      (7,002,157)           3,969,424
Cash and cash equivalents at beginning of period............      10,971,581                   --
                                                                 -----------         ------------
Cash and cash equivalents at end of period..................     $ 3,969,424         $  3,969,424
                                                                 ===========         ============
Supplemental cash flow information:
  Interest paid.............................................     $    14,233         $     23,742
                                                                 ===========         ============
  Income taxes paid.........................................     $        --         $      1,190
                                                                 ===========         ============

                See accompanying notes to financial statements.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JANUARY 1, 1999 TO APRIL 27, 1999 AND FOR THE CUMULATIVE PERIOD FROM INCEPTION (SEPTEMBER 16, 1997) TO APRIL 27, 1999

(1) NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

     Redstone Communications, Inc. (the "Company") was incorporated in Delaware on September 16, 1997. The Company was founded to develop a high density routing solution that concentrates hundreds of permanent access lines into the public IP network. The Company's products will allow service providers to increase revenues by offering tiered bandwidth and pricing options.

     The Company is a development stage enterprise as defined in Statement of Financial Accounting Standards No. 7, and is devoting substantially all of its efforts to conducting research and development and raising capital to fund operations. The ultimate success of the Company is dependent upon the development and marketing of its products and its ability to secure adequate financing until the Company is operating profitably.

     The Company is subject to a number of risks similar to other companies in the industry, including rapid technological change, uncertainty of market acceptance of products, competition from substitute products and larger companies, protection of proprietary technology and dependence on key individuals.

     On March 14, 1999, the Company entered into an agreement and plan of merger (the "Merger") by and among Siemens Corporation ("Siemens"), Wolf Acquisition Corp. ("WAC"), a wholly owned subsidiary of Siemens, and Redstone Communications Inc., whereby WAC acquired all of the outstanding capital stock of the Company for $450 million in cash (the "Consideration") and WAC merged with and into the Company, with the Company becoming a wholly owned subsidiary of Siemens. In addition, the employees of the Company are entitled to receive an additional $50 million based on certain project milestones and employee retention criteria as defined.

     Upon consummation of the Merger on April 27, 1999, all shares of treasury stock owned by the Company were canceled and retired and the vesting for all unvested restricted common shares and outstanding common stock options was accelerated by 50%. The consideration received by the common stockholders, preferred stockholders and common stock option holders was equal to $32.59 per share.

     The financial statements and notes to financial statements herein have been prepared to reflect the financial position of the Company immediately prior to the effective time of the Merger and do not include any adjustments for the application of push-down accounting or the recognition of compensation expense related to the accelerated vesting of common stock options.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Financial and Credit Risk

     Financial investments which potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains a bank account with a major financial institution.

  (b) Cash and Cash Equivalents

     Cash equivalents consist of commercial paper, mutual funds, discount notes and repurchase agreements with remaining maturities at acquisition of three months or less and are carried at cost plus accrued interest which approximates fair value.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, typically three years. Upon sale or retirement, the asset cost and the related accumulated depreciation would be removed from the accounts and any resulting gain or loss would be reflected in operations. Expenditures for maintenance and repair are charged to expense when incurred.

  (d) Research and Development Costs

     Research and development costs are charged to expense as incurred.

  (e) Income Taxes

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax basis of assets and liabilities using current statutory tax rates. A valuation reserve against deferred tax assets is recorded if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  (f) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions regarding items that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  (g) Stock-Based Compensation

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of stock-based awards on the date of grant. For employee stock-based awards, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net earnings disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure of SFAS No. 123.

     The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the grant date fair value of the equity instruments issued, whichever is more reliably measurable.

  (h) Basic and Diluted Net Loss Per Common Share

     Basic and diluted net loss per share is presented under the provisions of SFAS No. 128, Earnings per Share, and is calculated by dividing the net loss for the period by the weighted average number of unrestricted common shares outstanding during the period. Since the Company incurred a net loss for the periods presented, common stock options of 701,313 and restricted common shares of 3,381,836 outstanding at April 27, 1999 were excluded from the diluted net loss per share calculation, as their effect would be antidilutive. As a result, diluted net loss per share is the same as basic net loss per share, and has not been presented separately.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (i) Impairment of Long-Lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Estimated fair value is generally based on either appraised value or measured by discounted estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows.

  (j) Fair Value of Financial Instruments

     The carrying amounts of cash, cash equivalents, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.

  (k) Other Comprehensive Income

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" for the period from inception to April 27, 1999. This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. To date, comprehensive loss and net loss are the same.

  (l) Segment Information

     The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company is a development stage enterprise and has not generated any revenue. The Company has determined that it conducts its operations in one business segment.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at April 27, 1999:

Computer equipment..........................................  $2,174,685
Furniture and fixtures......................................     129,782
                                                              ----------
                                                               2,304,467
Less: accumulated depreciation..............................     550,757
                                                              ----------
Property and equipment, net.................................  $1,753,710
                                                              ==========

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(4) ACCRUED EXPENSES

     Accrued expenses consisted of the following at April 27, 1999:

Accrued legal expenses......................................  $360,000
Payroll and related benefits and taxes......................   297,563
Other accruals..............................................   308,854
                                                              --------
          Total accrued expenses............................  $966,417
                                                              ========

(5) LINE OF CREDIT

     On January 6, 1998, the Company entered into a $1,000,000 commercial equipment line of credit agreement with interest at one quarter of one (.25%) percentage point in excess of the bank's prime rate. On October 15, 1998, the Company entered into an interest rate swap with a notional amount of $600,000 (the outstanding balance on the line of credit on that date), which effectively established an interest rate collar between 7.5% and 8.75% on the interest the Company pays on the outstanding line of credit. During the period ended April 27, 1999, the Company repaid the line of credit and settled the interest rate swap agreement.

(6) INCOME TAXES

     No income tax provision or benefit has been provided for federal income tax purposes as the Company has incurred losses since inception. The actual tax benefit for the period from January 1, 1999 to April 27, 1999 differed from the expected tax benefit (computed by applying the U.S. federal income tax rate of 34% to loss before income taxes) as a result of the following:

Computed expected tax benefit...............................  $(3,028,160)
Increase in deferred tax asset valuation allowance..........    2,500,000
Nondeductible expenses, primarily deferred compensation.....      882,075
Increase in federal tax credits.............................     (356,718)
Other.......................................................        2,803
                                                              -----------
                                                              $        --
                                                              ===========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred income taxes were as follows:

Gross deferred tax assets:
  Net operating losses and tax credit carryforwards.........  $ 6,420,000
  Start-up costs............................................      382,000
  Reserves..................................................       16,000
                                                              -----------
          Total.............................................    6,818,000
Valuation allowance.........................................   (6,778,000)
                                                              -----------
          Net deferred tax asset............................       40,000
Deferred tax liability:
  Excess of tax over financial statement depreciation.......  $    40,000
                                                              -----------
                                                              $        --
                                                              ===========

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Management of the Company has evaluated the positive and negative evidence impacting the realizability of its deferred tax assets, and has determined that based on the weight of the available evidence, it is more likely than not that all of the deferred tax assets will not be realized, accordingly, the net deferred tax asset has been fully reserved. If the Company achieves profitability, the net deferred tax asset would be available to offset future income tax expense.

     At April 27, 1999, the Company had federal and state net operating loss carryforwards of approximately $14.6 million and $14.4 million, respectively, which expire in 2017 through 2019 and 2002 through 2004. The use of net operating loss carryforwards may be limited due to changes in ownership of the Company's stock.

(7) REDEEMABLE PREFERRED STOCK

     The Company has authorized 10,000,000 shares of preferred stock of which 1,843,298 remain undesignated and 5,670,000 shares are designated and issued as Series A Redeemable Convertible Preferred Stock ("Series A"), and 2,486,702 shares are designated and issued as Series B Redeemable Convertible Preferred Stock ("Series B"). During 1997, the Company issued 5,500,000 shares of Series A and recorded net proceeds of $6,985,000. During 1998, the Company issued 170,000 shares of Series A and 2,486,702 shares of Series B and recorded net proceeds of $215,900 and $12,433,510, respectively. The terms of Series A and Series B are as follows:

  Conversion

     Each share of Series A and Series B is convertible into one share of common stock at the option of the stockholder, subject to antidilution and other adjustments, by dividing $1.27 for Series A and $5.00 for Series B by the conversion price (in effect at the time). The conversion price shall initially be $1.27 for Series A and $5.00 for Series B. If the Company issues additional shares without consideration or for consideration per share less than the applicable conversion price in effect on the date of such issue, such conversion price shall be reduced, concurrently with such issue, to a price calculated pursuant to the guidelines outlined in the preferred stock agreement.

     Upon the closing of an initial public offering of the Company's common stock, which results in proceeds of at least $10,000,000 and a per share price of at least $10.00, all outstanding shares of Series A and Series B shall be automatically converted into shares of common stock at the then effective conversion rate.

  Dividend, Voting and Other Rights

     Stockholders of Series A and Series B are entitled to the amount of noncumulative dividends per share as would be payable as if the Series A and Series B had been converted into common shares. The holders of Series A and Series B are entitled to vote on all matters and are entitled to the number of votes equal to the number of common shares into which the Series A and Series B are convertible as of the date of record.

  Liquidation Preferences

     In the event of liquidation, dissolution or winding up of the Company, the holders of Series A and Series B are entitled to a liquidation preference of $1.27 and $5.00 per share, respectively, subject to adjustment under certain events as defined in the preferred stock agreement, prior to any distribution to holders of common stock. If upon such liquidation the remaining assets shall be insufficient to pay the holders of Series A and Series B, the holders of Series A, Series B and any other class or series of stock

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

ranking on liquidation on a parity with Series A and Series B shall share ratably in any distribution of the remaining assets of the Company.

  Redemption

     The Company is required to redeem Series A and Series B at a price of $1.27 and $5.00 per share, respectively, plus all accrued but unpaid dividends. The Company will be required to redeem the following respective portions of the number of shares of Series A and Series B held by such holder on the following dates:

                             PORTION OF THEN OUTSTANDING
                           SHARES OF SERIES A AND SERIES B
MANDATORY REDEMPTION DATE  PREFERRED STOCK TO BE REDEEMED
-------------------------  -------------------------------
     August 26, 2003                  33 1/3%
     August 26, 2004                    50%
     August 26, 2005            All shares then held

(8) COMMON STOCK

     The Company has authorized 20,000,000 shares of common stock, $.001 par value. Common stock has full voting rights. Dividend and liquidation rights of common stock are subordinated to those of all series of preferred stock. Additionally, 8,156,702 shares of common stock are reserved for the conversion of preferred stock.

(9) STOCK INCENTIVE PLAN

     In 1997, the Company adopted the 1997 Stock Incentive Plan (the "Plan") for directors, officers, employees and consultants of the Company. In accordance with the Plan, the Company has reserved 4,500,000 shares of common stock for issuance of stock options, restricted stock, and other awards as determined by the Board of Directors (the "Board"). As of April 27, 1999, 836,502 shares of common stock were available for future awards.

  Stock Options

     The Plan provides for the granting of incentive stock options and nonstatutory stock options. All options granted under the Plan are subject to terms and conditions, as determined by the Board, including exercise price, vesting and expiration period. The Board shall establish the exercise price and vesting period at the time each option is granted and specify it in the applicable option agreement. Options typically are granted at fair value and vest over 4 to 5 years with partial acceleration upon certain acquisition events, as defined. The options expire ten years from the date of grant.

     The following is a summary of the Company's stock option plan as of April 27, 1999:

                                                            NUMBER OF     EXERCISE PRICE
                                                             SHARES      WEIGHTED AVERAGE
                                                            ---------    ----------------
Options outstanding at December 31, 1998..................   286,500          $0.30
Granted...................................................   440,813           1.33
Exercised.................................................   (14,750)          (.09)
Cancelled.................................................   (11,250)          (.02)
                                                             -------
Options outstanding at April 27, 1999.....................   701,313            .96
                                                             =======

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes stock options outstanding and exercisable at April 27, 1999:

                             OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
           -------------------------------------------------------   ------------------------------
EXERCISE     NUMBER         WEIGHTED AVERAGE      WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
 PRICES    OUTSTANDING   REMAINING LIFE (YEARS)    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
--------   -----------   ----------------------   ----------------   -----------   ----------------
 $ .01        48,000              8.88                 $ .01            41,127          $ .01
   .10        33,500              9.05                   .10            32,876            .10
   .45       182,500              9.50                   .45            96,792            .45
   .50       168,813              9.70                   .50            86,123            .50
  1.00       152,500              9.83                  1.00            76,250           1.00
  3.00       116,000              9.87                  3.00            58,000           3.00
             -------                                                   -------
             701,313              9.58                   .96           391,168            .87
             =======                                                   =======

  Restricted Stock

     All restricted stock awards granted under the Plan are subject to terms and conditions, as determined by the Board including the right of the Company to repurchase any vested shares a stockholder desires to sell at fair market value. In the event that employment is terminated, the Company may elect to repurchase any unvested shares for the original purchase price.

     During the period from January 1, 1999 to April 27, 1999, the Company issued 46,500 shares of restricted common stock to various employees and consultants at a purchase price of $.50 per share. Prior to the inception of the plan, 2,000,000 shares were issued at a purchase price of $.001 per share. Pursuant to the plan, 1,863,500 were issued at $.01 per share, 558,500 at $.10 per share and 517,000 shares were issued at $.45 per share. These shares generally vest between four and five years and are subject to accelerated vesting in the event the Company is acquired. At April 27, 1999, 1,603,664 shares of restricted stock had vested.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires that companies either recognize compensation expense for grants to employees of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income or loss in the notes to the financial statements. For stock-based awards granted to employees, the Company has adopted the disclosure provisions of SFAS 123 and recognizes compensation cost using the intrinsic value based method described in Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." For stock-based awards granted to non-employees, the Company recognizes compensation costs in accordance with the requirements of SFAS 123. Had compensation expense for stock-based awards issued to employees been determined based upon the fair value at the grant dates in accordance with SFAS 123 for the period from January 1, 1999 to April 27, 1999, net loss would have been $8,956,272 and net loss per share would have been $1.79.

     The fair value of stock options granted to employees at the date of grant was estimated using a Black Scholes option pricing model. The following table details the weighted-average assumptions used in the calculations of fair value for stock options for the period from January 1, 1999 to April 27, 1999:

Expected volatility.........................................       0%
Risk-free interest rate.....................................     6.5%
Dividend rate...............................................       0%
Expected life...............................................  8 years

     The weighted average grant date fair value for options granted during 1999 was $23.48.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred compensation recognized in connection with the issuance of stock options and restricted stock to nonemployees was $2,898,324 for the period ended April 27, 1999, of which $1,561,475 was amortized into expense. This compensation cost was calculated using the Black-Scholes option pricing model and the following weighted average assumptions; expected volatility of 70%, risk-free interest rate of 5%, zero dividend rate and a contractual life of 10 years.

     In connection with the Merger discussed in Note 1, the Company's common and preferred stockholders and common stock option holders received consideration equal to $32.59 per share. During the period from January 1, 1999 to April 27, 1999, the Company sold 46,500 shares of restricted common stock and granted 440,813 options to purchase common stock at amounts, in some cases, lower than the estimated fair market value. Accordingly, the Company has estimated and recorded deferred compensation related to the restricted common stock and common stock options that were sold or issued at amounts less than estimated fair market value.

     During fiscal 1998 and the period from January 1, 1999 to April 27, 1999, the Company recorded $7,349,675 and $10,836,241, respectively, in deferred compensation related to restricted common stock and stock options issued to employees of the Company. In addition, the Company recorded compensation expense of $541,774 for fiscal 1998 and $1,024,431 for the period from January 1, 1999 to April 27, 1999 related to the amortization of the deferred compensation balances over the vesting period of five years.

(10) EMPLOYEE BENEFIT PLAN

     The Company maintains the Redstone Communications, Inc. 401(k) Plan and Trust (the "Plan") for all eligible employees which provides for matching employer contributions determined annually by the Board of Directors. There have been no matching employer contributions made to the Plan for the period ended April 27, 1999.

(11) COMMITMENTS AND CONTINGENCIES

     The Company entered into an operating lease in March 1999 for its office facility, which expires March 2004. Under the office facility lease agreement, the Company is also obligated to pay for utilities. The Company has also entered into three other leases for office equipment. Total rent expense for the period ended April 27, 1999 was $89,953.

     At April 27, 1999, the Company has commitments under these long-term leases requiring approximate annual payments as follows:

CALENDAR YEAR ENDING DECEMBER 31,
---------------------------------
1999.....................................................  $  465,233
2000.....................................................     662,732
2001.....................................................     678,827
2002.....................................................     698,873
2003.....................................................     717,213
2004.....................................................     180,414
                                                           ----------
          Total minimum rental payments..................  $3,403,292
                                                           ==========

     The Company, from time to time, is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Redstone Communications, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Redstone Communications, Inc. (a development stage enterprise) (the "Company") at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from inception (September 16, 1997) through December 31, 1997, for the year ended December 31, 1998, and cumulative from inception through December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

February 8, 1999,
except for Note 11, as to which
the date is March 14, 1999
Boston, Massachusetts

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS
  FOR THE PERIOD FROM INCEPTION (SEPTEMBER 16, 1997) TO DECEMBER 31, 1997, THE
                                   YEAR ENDED
DECEMBER 31, 1998, AND FOR THE CUMULATIVE PERIOD FROM INCEPTION THROUGH DECEMBER
                                    31, 1998

                                                                                    CUMULATIVE
                                                       1997           1998        FROM INCEPTION
                                                     ---------    ------------    --------------
Operating expenses:
  Research and development.........................  $ 502,776    $  8,767,230     $  9,270,006
  Sales and marketing..............................     40,657         731,164          771,821
  General and administrative.......................    132,738         764,859          897,597
                                                     ---------    ------------     ------------
          Total operating expenses.................    676,171      10,263,253       10,939,424
                                                     ---------    ------------     ------------
Loss from operations...............................   (676,171)    (10,263,253)     (10,939,424)
                                                     ---------    ------------     ------------
Interest income, net...............................     83,964         361,134          445,098
                                                     =========    ============     ============
Net loss...........................................  $(592,207)   $ (9,902,119)    $(10,494,326)
                                                     =========    ============     ============
Net loss per share -- basic and diluted............               $     (13.35)
                                                                  ============
Weighted average shares outstanding -- basic and
  diluted..........................................                    741,832
                                                                  ============

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                 1997          1998
                                                              ----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $6,318,337    $10,971,581
  Prepaid expenses and other current assets.................      16,149         92,333
                                                              ----------    -----------
          Total current assets..............................   6,334,486     11,063,914
Property and equipment, net.................................     223,448      1,441,670
                                                              ----------    -----------
          Total assets......................................  $6,557,934    $12,505,584
                                                              ==========    ===========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable..........................................         300        889,462
  Accrued expenses..........................................     148,471        267,228
  Debt currently due........................................          --        200,000
                                                              ----------    -----------
          Total current liabilities.........................     148,771      1,356,690
Long-term debt..............................................          --        350,000
                                                              ----------    -----------
          Total liabilities.................................     148,771      1,706,690
                                                              ----------    -----------
Commitments and contingencies (Note 9)
Redeemable preferred stock, $.01 par value; 10,000,000
  shares authorized:
  Series A redeemable convertible preferred stock, $.01 par
     value; 5,500,000 and 5,670,000 shares designated,
     issued and outstanding at December 31, 1997 and 1998,
     respectively; liquidation value of $6,985,000 and
     $7,200,900.............................................   6,985,000      7,200,900
  Series B redeemable convertible preferred stock, $.01 par
     value; 2,486,702 shares designated, issued and
     outstanding at December 31, 1998; liquidation value of
     $12,433,510............................................          --     12,433,510
Stockholders' equity:
  Common stock, $.001 par value; 20,000,000 shares
     authorized, 3,437,500 and 4,944,000 shares issued and
     outstanding at December 31, 1997 and 1998,
     respectively...........................................       3,438          4,944
  Additional paid-in capital................................      12,932     10,110,704
  Deficit accumulated during the development stage..........    (592,207)   (10,494,326)
  Deferred compensation.....................................          --     (8,456,388)
  Common stock in treasury, at cost -- 45,000 shares in
     1998...................................................          --           (450)
                                                              ----------    -----------
          Total stockholders' equity........................    (575,837)    (8,835,516)
                                                              ----------    -----------
          Total liabilities, redeemable preferred stock and
            stockholders' equity............................  $6,557,934    $12,505,584
                                                              ==========    ===========

    The accompanying notes are an integral part of the financial statements.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM INCEPTION (SEPTEMBER 16, 1997) TO DECEMBER 31, 1997, FOR THE
                                   YEAR ENDED
     DECEMBER 31, 1998, AND CUMULATIVE FROM INCEPTION TO DECEMBER 31, 1998

                                                                      DEFICIT
                                                                    ACCUMULATED
                                    COMMON STOCK      ADDITIONAL       DURING                     TREASURY STOCK        TOTAL
                                 ------------------     PAID-IN     DEVELOPMENT      DEFERRED     ---------------   STOCKHOLDERS'
                                  SHARES     AMOUNT     CAPITAL        STAGE       COMPENSATION   SHARES    COST       EQUITY
                                 ---------   ------   -----------   ------------   ------------   -------   -----   -------------
Issuance of common stock.......  3,437,500   $3,438   $    12,932             --            --         --      --    $    16,370
Net loss.......................                                     $   (592,207)           --         --      --       (592,207)
                                 ---------   ------   -----------   ------------   -----------    -------   -----    -----------
Balance, December 31, 1997.....  3,437,500   3,438         12,932       (592,207)           --         --      --       (575,837)
                                 ---------   ------   -----------   ------------   -----------    -------   -----    -----------
Issuance of common stock.......  1,501,500   1,502        291,259             --   $        --         --      --        292,761
Repurchase of common stock.....         --      --             --             --            --    (45,000)  $(450)          (450)
Options exercised..............      5,000       4             45             --            --         --      --             49
Deferred compensation on
  employee grants..............         --      --      7,349,675             --    (7,349,675)        --      --             --
Amortization of deferred
  compensation on employee
  grants.......................         --      --             --             --       541,774         --      --        541,774
Deferred compensation on non-
  employee grants..............         --      --      2,456,793             --    (2,456,793)        --      --             --
Amortization of deferred
  compensation on non-employee
  grants.......................         --      --             --             --       808,306                           808,306
Net loss.......................         --      --             --     (9,902,119)           --         --      --     (9,902,119)
                                 ---------   ------   -----------   ------------   -----------    -------   -----    -----------
Balance, December 31, 1998.....  4,944,000   $4,944   $10,110,704   $(10,494,326)  $(8,456,388)   (45,000)  $(450)   $(8,835,516)
                                 =========   ======   ===========   ============   ===========    =======   =====    ===========

    The accompanying notes are an integral part of the financial statements.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (SEPTEMBER 16, 1997) TO DECEMBER 31, 1997, FOR THE
                                   YEAR ENDED
DECEMBER 31, 1998, AND FOR THE CUMULATIVE PERIOD FROM INCEPTION TO DECEMBER 31,
                                      1998

                                                                                     CUMULATIVE
                                                         1997          1998        FROM INCEPTION
                                                      ----------    -----------    --------------
Cash flows from operating activities:
  Net loss..........................................  $ (592,207)   $(9,902,119)    $(10,494,326)
  Adjustment to reconcile net loss to net cash used
     in operating activities:
     Depreciation...................................      12,116        357,766          369,882
     Amortization of deferred compensation on
       employee grants..............................          --        541,774          541,774
     Amortization of deferred compensation on non-
       employee grants..............................          --        808,306          808,306
     Changes in operating assets and liabilities:
       Prepaid expenses and other current assets....     (16,149)       (76,184)         (92,333)
       Accounts payable.............................         300        889,162          889,462
       Accrued expenses.............................     148,471        118,757          267,228
                                                      ----------    -----------     ------------
          Net cash used in operations...............    (447,469)    (7,262,538)      (7,710,007)
                                                      ----------    -----------     ------------
Cash flows from investing activities:
  Purchases of property and equipment...............    (235,564)    (1,575,988)      (1,811,552)
                                                      ----------    -----------     ------------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..........          --        550,000          550,000
  Proceeds from issuance of preferred stock, Series
     A..............................................   6,985,000        215,900        7,200,900
  Proceeds from issuance of preferred stock, Series
     B..............................................          --     12,433,510       12,433,510
  Proceeds from issuance of common stock............      16,370        292,810          309,180
  Repurchase of common stock........................          --           (450)            (450)
                                                      ----------    -----------     ------------
          Net cash provided by financing
            activities..............................   7,001,370     13,491,770       20,493,140
                                                      ----------    -----------     ------------
Net increase in cash and cash equivalents...........   6,318,337      4,653,244       10,971,581
Cash and cash equivalents, beginning of period......          --      6,318,337               --
                                                      ----------    -----------     ------------
Cash and cash equivalents, end of period............  $6,318,337    $10,971,581     $ 10,971,581
                                                      ----------    -----------     ------------
Supplemental cash flow information:
  Interest paid.....................................          --    $     9,509     $      9,509
  Income taxes paid.................................          --    $     1,190     $      1,190

    The accompanying notes are an integral part of the financial statements.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION:

     Redstone Communications, Inc. (the "Company") was incorporated in Delaware on September 16, 1997. The Company was founded to develop a high density routing solution that concentrates hundreds of permanent access lines into the public IP network. The Company's products will allow service providers to increase revenues by offering tiered bandwidth and pricing options.

     The Company is a development stage enterprise as defined in Statement of Financial Accounting Standards No. 7, and is devoting substantially all of its efforts to conducting research and development and raising capital to fund operations. The ultimate success of the Company is dependent upon the development and marketing of its products and its ability to secure adequate financing until the Company is operating profitably.

     The Company is subject to a number of risks similar to other companies in the industry, including rapid technological change, uncertainty of market acceptance of products, competition from substitute products and larger companies, protection of proprietary technology and dependence on key individuals.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Financial and Credit Risk

     Financial investments which potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains a bank account with a major financial institution.

  Cash and Cash Equivalents

     Cash equivalents consist of commercial paper, mutual funds, discount notes and repurchase agreements with remaining maturities at acquisition of three months or less and are carried at cost plus accrued interest which approximates fair value.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, typically three years. Upon sale or retirement, the asset cost and the related accumulated depreciation would be removed from the accounts and any resulting gain or loss would be reflected in operations. Expenditures for maintenance and repair are charged to expense when incurred.

  Research and Development Costs

     Research and development costs are charged to expense as incurred.

  Income Taxes

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax basis of assets and liabilities using current statutory tax rates. A valuation reserve against deferred tax assets is recorded if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions regarding items that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Stock-Based Compensation

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of stock-based awards on the date of grant. For employee stock-based awards, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net earnings disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure of SFAS No. 123.

     The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the grant date fair value of the equity instruments issued, whichever is more reliably measurable.

  Basic and Diluted Net Loss Per Common Share

     Basic and diluted net loss per share is presented under the provisions of SFAS No. 128, "Earnings per Share." Since the Company incurred a net loss in 1998, common stock options of 286,500 and restricted common shares of 3,698,040 outstanding at December 31, 1998 were excluded from the diluted net loss per share calculation, as their effect would be antidilutive. As a result, diluted net loss per share is the same as basic net loss per share, and has not been presented separately. No loss per share calculation is presented for 1997 because all of the 3,437,500 common shares outstanding were restricted.

     The following table sets forth the computation of basic and diluted net loss per share:

                                                                 1998
                                                              -----------
Numerator:
  Net loss..................................................  $(9,902,119)
                                                              ===========
Denominator:
  Weighted average unrestricted common shares outstanding...      741,832
                                                              ===========
Basic and diluted net loss per share........................  $    (13.35)
                                                              ===========

  Impairment of Long-Lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Estimated fair value is generally based on either appraised value or measured by discounted estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Fair Value of Financial Instruments

     The carrying amounts of cash, cash equivalents, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.

  Other Comprehensive Income

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. To date, comprehensive loss and net loss are the same.

  Segment Information

     The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company is a development stage enterprise and has not generated any revenue. The Company has determined that it conducts its operations in one business segment.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at December 31, 1997 and 1998:

                                                                1997         1998
                                                              --------    ----------
Computer equipment..........................................  $229,314    $1,780,677
Furniture and fixtures......................................     6,250        30,875
                                                              --------    ----------
                                                               235,564     1,811,552
Less: accumulated depreciation..............................   (12,116)     (369,882)
                                                              --------    ----------
Property and equipment, net.................................  $223,448    $1,441,670
                                                              ========    ==========

4. INCOME TAXES:

     No income tax provision or benefit has been provided for federal income tax purposes as the Company has incurred losses since inception.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred income taxes were as follows:

                                                                1997         1998
                                                              --------    ----------
Gross deferred tax assets:
  Net operating losses......................................  $103,079    $3,036,640
  Start-up costs............................................   134,973            --
  Temporary differences.....................................        --       676,162
                                                              --------    ----------
          Total.............................................   238,052     3,712,802
  Valuation allowance.......................................  (238,052)   (3,712,802)
                                                              --------    ----------
          Net deferred tax asset............................        --            --
                                                              ========    ==========

     Management of the Company has evaluated the positive and negative evidence impacting the realizability of its deferred tax assets, and has determined that based on the weight of the available evidence, it is more likely than not that all of the deferred tax assets will not be realized, accordingly, the deferred tax assets have been fully reserved. If the Company achieves profitability, the net deferred tax asset would be available to offset future income tax expense.

     At December 31, 1998, the Company had federal and state net operating loss carryforwards of $7,540,842 and $7,539,530, respectively, which expire in the year 2018 and 2013. The use of net operating loss carryforwards may be limited due to changes in ownership of the Company's stock.

5. REDEEMABLE PREFERRED STOCK:

     The Company has authorized 10,000,000 shares of preferred stock of which 1,843,298 remain undesignated and 5,670,000 shares are designated and issued as Series A Redeemable Convertible Preferred Stock ("Series A"), and 2,486,702 shares are designated and issued as Series B Redeemable Convertible Preferred Stock ("Series B").

     The terms of Series A and Series B are as follows:

  Conversion

     Each share of Series A and Series B is convertible into one share of common stock at the option of the stockholder, subject to antidilution and other adjustments, by dividing $1.27 for Series A and $5.00 for Series B by the conversion price (in effect at the time). The conversion price shall initially be $1.27 for Series A and $5.00 for Series B. If the Company issues additional shares without consideration or for a consideration per share less than the applicable conversion price in effect on the date of such issue, such conversion price shall be reduced, concurrently with such issue, to a price calculated pursuant to the guidelines outlined in the preferred stock agreement.

     Upon the closing of an initial public offering of the Company's common stock, which results in proceeds of at least $10,000,000 and a per share price of at least $10.00, all outstanding shares of Series A and Series B shall be automatically converted into shares of common stock at the then effective conversion rate.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Dividend, Voting and Other Rights

     Stockholders of Series A and Series B are entitled to the amount of noncumulative dividends per share as would be payable as if the Series A and Series B had been converted into common shares. The holders of Series A and Series B are entitled to vote on all matters and are entitled to the number of votes equal to the number of common shares into which the Series A and Series B are convertible as of the date of record.

  Liquidation Preferences

     In the event of liquidation, dissolution or winding up of the Company, the holders of Series A and Series B are entitled to a liquidation preference of $1.27 and $5.00 per share, respectively, subject to adjustment under certain events as defined in the preferred stock agreement, prior to any distribution to holders of common stock. If upon such liquidation the remaining assets shall be insufficient to pay the holders of Series A and Series B, the holders of Series A, Series B and any other class or series of stock ranking on liquidation on a parity with Series A and Series B shall share ratably in any distribution of the remaining assets of the Company.

  Redemption

     The Company is required to redeem Series A and Series B at a price of $1.27 and $5.00 per share, respectively, plus all accrued but unpaid dividends. The Company will be required to redeem the following respective portions of the number of shares of Series A and Series B held by such holder on the following dates:

                              PORTION OF THEN OUTSTANDING
                            SHARES OF SERIES A AND SERIES B
MANDATORY REDEMPTION DATE   PREFERRED STOCK TO BE REDEEMED
-------------------------   -------------------------------
  August 26, 2003                    33 1/3%
  August 26, 2004                      50%
  August 26, 2005             All shares then held

6. COMMON STOCK:

     The Company has authorized 20,000,000 shares of common stock, $.001 par value. Common stock has full voting rights. Dividend and liquidation rights of common stock are subordinated to those of all series of preferred stock. Additionally, 8,156,702 shares of common stock are reserved for the conversion of preferred stock.

7. STOCK INCENTIVE PLAN:

     In 1997, the Company adopted the 1997 Stock Incentive Plan (the "Plan") for directors, officers, employees and consultants of the Company. In accordance with the Plan, the Company has reserved 4,500,000 shares of common stock for issuance of stock options, restricted stock, and other awards as determined by the Board of Directors (the "Board"). As of December 31, 1998, 1,314,500 shares of common stock were available for future awards.

  Stock Options

     The Plan provides for the granting of incentive stock options and nonstatutory stock options. All options granted under the Plan are subject to terms and conditions, as determined by the Board, including exercise price, vesting and expiration period. The Board shall establish the exercise price and vesting

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

period at the time each option is granted and specify it in the applicable option agreement. Options typically vest over 4 to 5 years with partial acceleration upon acquisition. The options expire ten years from the date of grant.

     The following is a summary of the Company's stock option plan as of December 31, 1997 and 1998 and the change during the period and year ending on those dates:

                                                            NUMBER OF    WEIGHTED AVERAGE
                                                             SHARES       EXERCISE PRICE
                                                            ---------    ----------------
Options outstanding at September 16, 1997.................        --              --
  Granted.................................................    43,500          $ 0.01
  Exercised...............................................        --              --
  Canceled................................................        --              --
                                                             -------          ------
Options outstanding at December 31, 1997..................    43,500            0.01
  Granted.................................................   248,000            0.35
  Exercised...............................................    (5,000)          (0.01)
  Canceled................................................        --              --
                                                             -------          ------
Options outstanding at December 31, 1998..................   286,500          $ 0.30
                                                             =======          ======

     The following table summarizes stock options outstanding and exercisable at December 31, 1998:

                             OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
RANGE OF   -------------------------------------------------------   -------------------------------
EXERCISE     NUMBER         WEIGHTED AVERAGE      WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
 PRICES    OUTSTANDING   REMAINING LIFE (YEARS)    EXERCISE PRICE    EXERCISABLE   EXERCISABLE PRICE
--------   -----------   ----------------------   ----------------   -----------   -----------------
 $0.01        69,500              1.7                  $0.01           44,688            $0.01
  0.10        34,500              2.2                   0.10           24,500             0.10
  0.45       182,500              9.5                   0.45            5,542             0.45

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires that companies either recognize compensation expense for grants to employees of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income or loss in the notes to the financial statements. For stock options granted to employees, the Company has adopted the disclosure provisions of SFAS 123 and recognizes compensation cost using the intrinsic value based method described in Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." For stock options granted to nonemployees, the Company recognizes compensation costs in accordance with the requirements of SFAS 123. Had compensation expense for stock options issued to employees been determined based upon the fair value at the grant dates for awards issued under that Plan in accordance with SFAS 123 for 1997 and 1998, net loss would have been $592,473 and $9,783,326, respectively, and net loss per share would have been $0.22 and $2.27, respectively.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The fair value of the incentive stock options granted to employees at the date of grant was estimated using the minimum value method. The following table details the weighted-average assumptions used in the calculations of fair value for incentive stock options:

                                                                INCENTIVE
                                                              STOCK OPTIONS
                                                              -------------
Expected volatility.........................................          0%
Risk-free interest rates....................................       6.42%
Dividend rates..............................................          0%
Expected life...............................................     8 years

     The weighted average grant date fair value for options granted during 1998 was $8.20.

     Deferred compensation cost recognized in connection with the issuance of stock options to non-employees was $2,456,793 for 1998 of which $808,306 was amortized into expense. This compensation cost was calculated using the Black-Scholes option pricing model and the following assumptions; expected volatility of 70%, risk-free interest rate of 4.66%, zero dividend rate and a contractual life of 10 years.

  Restricted Stock

     All restricted stock awards granted under the Plan are subject to terms and conditions, as determined by the Board including the right of the Company to repurchase any vested shares a stockholder desires to sell at fair market value. In the event that employment is terminated, the Company may elect to repurchase any unvested shares for the original purchase price.

     During fiscal years 1997 and 1998, the Company issued 3,437,500 and 1,501,500 shares of restricted common stock, respectively, to various employees and consultants. Prior to the inception of the Plan, 2,000,000 shares were issued at a purchase price of $.001 per share. Pursuant to the Plan, 1,863,500 shares were issued at a purchase price of $.01 per share, 558,500 shares were issued at a purchase price of $.10 per share and 517,000 shares were issued at a purchase price of $.45 per share. These shares generally vest between four and five years and are subject to accelerated vesting in the event of an acquisition. At December 31, 1998, 359,467 shares of stock had vested.

     During fiscal 1998, the Company recorded $7,349,675 in deferred compensation related to restricted common stock and stock options issued to employees of the Company at exercise prices lower than the estimated fair market value. In addition, the Company recorded compensation expense of $541,774 for fiscal 1998 related to the amortization of the deferred compensation balances.

8. EMPLOYEE BENEFIT PLAN:

     The Company maintains the Redstone Communications, Inc. 401(k) Plan and Trust (the "Plan") for all eligible employees which provides for matching employer contributions determined annually by the Board of Directors. There have been no matching employer contributions made to the Plan as of December 31, 1998.

9. COMMITMENTS AND CONTINGENCIES:

     The Company has entered into an eighteen-month operating lease for its office facility, which expires March 31, 1999. Under the office facility lease agreement, the Company is also obligated to pay for utilities. The Company intends to enter into a new lease for its current office facility. The Company has also entered into three other leases for office equipment. Total rent expense for the period ended

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 1997 and the year ended December 31, 1998 was approximately $38,600 and $177,992, respectively.

     At December 31, 1998, the Company has commitments under these long-term leases requiring approximate annual payments as follows:

1999.......................................................  $56,378
2000.......................................................    6,225
2001.......................................................    2,274
2002.......................................................    2,274
2003.......................................................      568
                                                             -------
Total minimum rental payments..............................  $67,719
                                                             =======

10. LONG-TERM DEBT:

     On January 6, 1998 the Company entered into a $1,000,000 commercial equipment line of credit agreement with interest of one quarter of one (.25%) percentage point in excess of the bank's prime rate (7.75% at December 31, 1998). On October 15, 1998, the Company entered into an interest rate swap with a notional amount of $600,000, (the outstanding balance on the line of credit on that date), which effectively established an interest rate collar between 7.5% and 8.75% on the interest the Company pays on the outstanding line of credit. The fair market value of the swap at December 31, 1998 was immaterial. At December 31, 1998, $550,000 was outstanding. The outstanding balance on the line is being repaid in equal monthly installments through October 2001. Maturities of long-term debt are as follows: 1999 -- $194,118; 2000 -- $194,118; 2001-
$161,764.

11. SUBSEQUENT EVENT:

     On March 14, 1999 the Company entered into an "Agreement and Plan of Merger" with Siemens Corporation whereby all of the issued and outstanding capital stock and the number of shares of capital stock that are issuable under all options, warrants and similar rights to acquire shares of capital stock of the Company shall be converted into the right to receive an amount per share in cash.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Castle Networks, Inc.:

     We have audited the accompanying balance sheet of Castle Networks, Inc. (a development stage enterprise) as of April 20, 1999 and the related statements of operations, stockholders' deficit, and cash flows for the period from January 1, 1999 to April 20, 1999 and for the cumulative period from inception (October 16, 1997) to April 20, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Castle Networks, Inc. as of April 20, 1999, and the results of its operations and its cash flows for the period from January 1, 1999 to April 20, 1999 and for the cumulative period from inception (October 16, 1997) to April 20, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

June 28, 2000
Boston, Massachusetts

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS
       FOR THE PERIOD FROM JANUARY 1, 1999 TO APRIL 20, 1999 AND FOR THE CUMULATIVE PERIOD FROM INCEPTION (OCTOBER 16, 1997) TO APRIL 20, 1999

                                                              JANUARY 1, 1999 TO      CUMULATIVE
                                                                APRIL 20, 1999      FROM INCEPTION
                                                              ------------------    --------------
Operating expenses
  Research and development..................................     $ 4,248,001         $ 10,321,672
  Selling and marketing.....................................       2,780,559            4,567,598
  General and administrative................................       1,902,160            2,767,433
                                                                 -----------         ------------
          Total operating expenses..........................       8,930,720           17,656,703
                                                                 -----------         ------------
Other income (expense), net:
  Interest income...........................................         131,880              452,857
  Interest expense..........................................         (31,380)             (75,967)
                                                                 -----------         ------------
          Other income (expense), net.......................         100,500              376,890
                                                                 -----------         ------------
          Net loss..........................................     $(8,830,220)        $(17,279,813)
                                                                 ===========         ============
Net loss per share -- basic and diluted.....................     $     (7.17)
                                                                 ===========
Weighted average shares outstanding -- basic and diluted....       1,231,857
                                                                 ===========

                See accompanying notes to financial statements.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET
                                 APRIL 20, 1999

ASSETS
Current assets:
  Cash and cash equivalents.................................  $  6,219,412
  Prepaid expenses and other current assets.................       216,719
                                                              ------------
          Total current assets..............................     6,436,131
Property and equipment, net.................................     1,706,803
Other assets................................................       105,892
                                                              ------------
          Total assets......................................  $  8,248,826
                                                              ============
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  DEFICIT
Current liabilities:
  Accounts payable..........................................  $    621,208
  Accrued expenses..........................................     2,141,590
  Current portion of capital lease obligation...............        13,472
                                                              ------------
          Total current liabilities.........................     2,776,270
Lease obligation, excluding current portion.................         5,945
                                                              ------------
          Total liabilities.................................     2,782,215
                                                              ------------
Preferred stock, Series A, $0.001 par value; mandatorily
  redeemable, convertible; authorized 6,925,000 shares;
  issued and outstanding 6,925,000 shares; at liquidation
  value.....................................................     6,925,000

Preferred stock, Series B, $0.001 par value; mandatorily
  redeemable, convertible; authorized 4,084,967 shares;
  issued and outstanding 4,084,967 shares; at liquidation
  value.....................................................    11,249,999

Stockholders' deficit:
  Common stock, $0.001 par value, 19,090,033 shares
     authorized; issued and outstanding 5,991,250 shares....         5,991
  Additional paid-in capital................................    18,029,748
  Deficit accumulated during the development stage..........   (17,281,788)
  Treasury stock, at cost, 105,000 shares...................        (3,075)
  Deferred compensation.....................................   (13,459,264)
                                                              ------------
          Total stockholders' deficit.......................   (12,708,388)
                                                              ------------
          Total liabilities, redeemable preferred stock, and
          stockholders' deficit.............................  $  8,248,826
                                                              ============

                See accompanying notes to financial statements.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
      FOR THE PERIODS FROM INCEPTION (OCTOBER 16, 1997) TO APRIL 20, 1999

                                                                                                 DEFICIT
                                                                                               ACCUMULATED
                                                                                 ADDITIONAL     DURING THE
                                           COMMON STOCK        COMMON STOCK        PAID-IN     DEVELOPMENT    TREASURY
                                          $.01 PAR VALUE     $.001 PAR VALUE       CAPITAL        STAGE        STOCK
                                         ----------------   ------------------   -----------   ------------   --------
                                         SHARES    AMOUNT    SHARES     AMOUNT
                                         -------   ------   ---------   ------
Issuance of common stock at $.01 per
  share................................   20,000   $ 200           --   $  --    $        --   $         --   $    --
Net loss...............................       --      --           --      --             --        (63,202)       --
                                         -------   -----    ---------   ------   -----------   ------------   -------
Balance at December 31, 1997...........   20,000     200           --      --             --        (63,202)       --
Conversion of $.01 par value common to
  $.001 par value common...............  (20,000)   (200)   2,175,000   2,175             --         (1,975)       --
Issuance of common stock...............       --      --    3,419,250   3,419        221,197             --        --
Purchase of common shares..............       --      --           --      --             --             --    (3,075)
Deferred compensation on employee
  grants...............................       --      --           --      --      6,523,199             --        --
Amortization of deferred compensation
  on employee grants...................       --      --           --      --             --             --        --
Deferred compensation on non-employee
  grants...............................       --      --           --      --      1,504,945             --        --
Amortization of deferred compensation
  on non-employee grants...............       --      --           --      --             --             --        --
Net loss...............................       --      --           --      --             --     (8,386,391)       --
                                         -------   -----    ---------   ------   -----------   ------------   -------
Balance at December 31, 1998...........       --      --    5,594,250   5,594      8,249,341     (8,451,568)   (3,075)
Issuance of common stock...............       --      --      397,000     397        118,703             --        --
Deferred compensation on employee
  grants...............................       --      --           --      --      7,718,710             --        --
Amortization of deferred compensation
  on employee grants...................       --      --           --      --             --             --        --
Deferred compensation on non-employee
  grants...............................       --      --           --      --      1,942,994             --        --
Amortization of deferred compensation
  on non-employee grants...............       --      --           --      --             --             --        --
Net loss...............................               --           --      --             --     (8,830,220)       --
                                         -------   -----    ---------   ------   -----------   ------------   -------
Balance at April 20, 1999..............       --   $  --    5,991,250   $5,991   $18,029,748   $(17,281,788)  $(3,075)
                                         =======   =====    =========   ======   ===========   ============   =======


                                                            TOTAL
                                           DEFERRED     STOCKHOLDERS'
                                         COMPENSATION      DEFICIT
                                         ------------   -------------

Issuance of common stock at $.01 per
  share................................  $         --   $        200
Net loss...............................            --        (63,202)
                                         ------------   ------------
Balance at December 31, 1997...........            --        (63,002)
Conversion of $.01 par value common to
  $.001 par value common...............            --             --
Issuance of common stock...............            --        224,616
Purchase of common shares..............            --         (3,075)
Deferred compensation on employee
  grants...............................    (6,523,199)            --
Amortization of deferred compensation
  on employee grants...................       815,060        815,060
Deferred compensation on non-employee
  grants...............................    (1,504,945)            --
Amortization of deferred compensation
  on non-employee grants...............       906,770        906,770
Net loss...............................            --     (8,386,391)
                                         ------------   ------------
Balance at December 31, 1998...........    (6,306,314)    (6,506,022)
Issuance of common stock...............            --        119,100
Deferred compensation on employee
  grants...............................    (7,718,710)            --
Amortization of deferred compensation
  on employee grants...................     1,010,205      1,010,205
Deferred compensation on non-employee
  grants...............................    (1,942,994)            --
Amortization of deferred compensation
  on non-employee grants...............     1,498,549      1,498,549
Net loss...............................            --     (8,830,220)
                                         ------------   ------------
Balance at April 20, 1999..............  $(13,459,264)  $(12,708,388)
                                         ============   ============

                See accompanying notes to financial statements.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
       FOR THE PERIOD FROM JANUARY 1, 1999 TO APRIL 20, 1999 AND FOR THE CUMULATIVE PERIOD FROM INCEPTION (OCTOBER 16, 1997) TO APRIL 20, 1999

                                                              JANUARY 1, 1999 TO      CUMULATIVE
                                                                APRIL 20, 1999      FROM INCEPTION
                                                              ------------------    --------------
Cash flows from operating activities:
  Net loss..................................................     $(8,830,220)        $(17,279,813)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................         119,907              254,164
     Amortization of deferred compensation on employee
       grants...............................................       1,010,205            1,825,265
     Amortization of deferred compensation on non-employee
       grants...............................................       1,498,549            2,405,319
     Loss on disposal of property and equipment.............              --                8,461
     Proceeds from insurance claim..........................              --               18,109
  Changes in assets and liabilities:
     Prepaid expenses and other current assets..............         (62,672)            (216,719)
     Other assets...........................................         (92,168)            (105,892)
     Accounts payable.......................................         374,378              621,208
     Accrued expenses.......................................       1,632,280            2,141,590
                                                                 -----------         ------------
          Net cash used in operating activities.............      (4,349,741)         (10,328,308)
                                                                 -----------         ------------
Cash flows from investing activity:
  Purchases of property and equipment.......................        (512,364)          (1,939,201)
                                                                 -----------         ------------
          Net cash used in investing activity...............        (512,364)          (1,939,201)
                                                                 -----------         ------------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock Series A........              --            6,550,000
  Proceeds from issuance of preferred stock Series B........              --           11,249,999
  Proceeds from issuance of common stock....................         119,100              343,916
  Purchase of treasury stock................................              --               (3,075)
  Payments on capital lease obligation......................          (5,477)             (28,919)
  Net proceeds from (repayment of) line of credit...........      (1,250,000)                  --
  Proceeds from notes payable...............................              --              375,000
                                                                 -----------         ------------
          Net cash provided by (used in) financing
            activities......................................      (1,136,377)          18,486,921
                                                                 -----------         ------------
          Net increase (decrease) in cash and cash
            equivalents.....................................      (5,998,482)           6,219,412
Cash and cash equivalents at beginning of period............      12,217,894                   --
                                                                 -----------         ------------
Cash and cash equivalents at end of period..................     $ 6,219,412         $  6,219,412
                                                                 ===========         ============
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................     $    31,380         $     75,967
Supplemental disclosures of noncash investing and financing
  activities:
  Equipment acquired under capital leases...................              --               48,336
  Conversion of notes payable to preferred stock............              --              375,000

                See accompanying notes to financial statements.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JANUARY 1, 1999 TO APRIL 20, 1999 AND FOR THE CUMULATIVE PERIOD FROM INCEPTION (OCTOBER 16, 1997) TO APRIL 20, 1999

(1) NATURE OF BUSINESS

     Castle Networks. Inc. (the "Company") was incorporated in The Commonwealth of Massachusetts on October 16, 1997. The Company reincorporated in the state of Delaware on February 19, 1998. The Company was organized to design, manufacture, market, and sell voice and data convergence equipment for the telecommunications market. The Company's principal market is in the United States.

     Since its inception, the Company has devoted a substantial portion of its efforts toward establishing its business, raising capital, developing hardware and software, and marketing. No revenues have been derived from operations. Accordingly, through the date of these financial statements, the Company is considered to be a development stage enterprise as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises."

     The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis or to obtain additional financing as may be required. The Company has yet to generate any revenues from customers and has no assurance of future revenues. To date the Company has been funded by private equity financing.

     On March 7, 1999, the Company entered into an agreement and plan of merger (the "Merger") by and among Siemens Corporation ("Siemens"), Mediator Acquisition Corp. ("MAC"), a wholly-owned subsidiary of Siemens, and Castle Networks, Inc., whereby MAC acquired all of the outstanding capital stock of the Company for $300 million in cash (the "Consideration") and MAC merged with and into the Company, with the Company becoming a wholly-owned subsidiary of Siemens. In addition, the employees of the Company are entitled to receive an additional $15 million based on certain project milestones and employee retention criteria.

     Upon consummation of the Merger on April 20, 1999, all shares of treasury stock owned by the Company were canceled and retired and the vesting for all unvested restricted common shares and outstanding common stock options were accelerated by 50%. The consideration received by the common stockholders, preferred stockholders and common stock option holders was equal to $17.21 per share.

     The financial statements and notes to financial statements herein have been prepared to reflect the financial position of the Company immediately prior to the effective time of the Merger and do not include any adjustments for the application of push-down accounting or the recognition of compensation expense related to the vesting of common stock options.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Cash and Cash Equivalents

     The Company considers all short-term investments with original maturities of three months or less at acquisition to be cash equivalents. Cash and cash equivalents include cash held in banks and short-terns investments in money market funds. Due to the short-term nature of these assets cost approximates fair value.

  (b) Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments. The Company maintains temporary cash investments with major financial institutions with high credit standing.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on estimated useful lives of three to five years. The cost of significant additions and improvements is capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

     Equipment under capital leases is recorded at the present value of the minimum lease payments required during the lease period. Equipment under capital leases is amortized over the shorter of the estimated useful lives or the term of the lease.

  (d) Research and Development and Software Development Costs

     Research and development costs are expensed as incurred. Software production costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Software production costs incurred subsequent to the establishment of technological feasibility are capitalized until the product is available for general release to customers. As of April 20, 1999, the Company's products have not established technological feasibility and accordingly, no software development costs have been capitalized.

  (e) Income Taxes

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax basis of assets and liabilities using current statutory tax rates. A valuation reserve against deferred tax assets is recorded if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  (f) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (g) Stock-Based Compensation

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of stock-based awards on the date of grant. For employee stock-based awards, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net earnings disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure of SFAS No. 123 for employee awards.

     The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (h) Basic and Diluted Net Loss Per Common Share

     Basic and diluted net loss per share is presented under the provisions of SFAS No. 128, "Earnings per Share", and is calculated by dividing the net loss for the period by the weighted average number of unrestricted common shares outstanding during the period. As the Company incurred a net loss for the period presented, potential dilutive common stock options of 533,950 and restricted common shares of 4,402,003 were excluded from the diluted net loss per share calculation as their effect would have been antidilutive. As a result, diluted net loss per share is the same as basic net loss per share, and has not been presented separately.

  (i) Impairment of Long-Lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Estimated fair value is generally based on either appraised value or measured by discounted estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows.

  (j) Fair Value of Financial Instruments

     The carrying amounts of cash, cash equivalents, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.

  (k) Other Comprehensive Income

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" for the period from inception to April 20, 1999. This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. To date, comprehensive loss and net loss are the same.

  (l) Segment Information

     The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company is a development stage enterprise and has not generated any revenue. The Company has determined it conducts its operations in one business segment.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) PROPERTY AND EQUIPMENT

     Property and equipment at April 20, 1999 consist of the following:

Furniture and fixtures......................................  $   63,743
Office equipment............................................      18,326
Data processing equipment...................................     449,590
Test equipment..............................................   1,293,554
Leasehold improvements......................................      17,488
Equipment under capital lease...............................      48,336
Construction in progress....................................      69,930
                                                              ----------
                                                               1,960,967
Less accumulated depreciation and amortization..............     254,164
                                                              ----------
Property and equipment, net.................................  $1,706,803
                                                              ==========

     At April 20, 1999, accumulated amortization amounted to $28,858 on equipment under capital leases.

(4) ACCRUED EXPENSES

     Accrued expenses consisted of the following at April 20, 1999:

Accrued legal and accounting fees...........................  $  536,320
Payroll and related benefits and taxes......................     226,649
Consulting fees.............................................   1,000,000
Other accruals..............................................     378,621
                                                              ----------
Total accrued expenses......................................  $2,141,590
                                                              ==========

(5) INCOME TAXES

     No income tax provision or benefit has been provided for federal income tax purposes as the Company has incurred losses since inception. The actual tax benefit for the period from January 1, 1999 to April 20, 1999 differed from the expected tax benefit (computed by applying the U.S. federal income tax rate of 34% to loss before income taxes) as a result of the following:

Computed expected tax benefit...............................  $(3,002,275)
Increase in deferred tax asset valuation allowance..........    2,322,000
Nondeductible expenses, primarily deferred compensation.....      854,758
Increase in federal tax credits.............................     (174,052)
Other.......................................................         (431)
                                                              -----------
                                                              $        --
                                                              ===========

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred income taxes were as follows:

Gross deferred tax assets:
  Net operating losses and tax credit carryforwards.........  $ 5,556,000
  Start-up costs............................................       15,000
  Reserves and accruals.....................................      168,000
                                                              -----------
          Total.............................................    5,739,000
Valuation allowance.........................................   (5,669,000)
                                                              -----------
          Net deferred tax asset............................       70,000
                                                              -----------
Deferred tax assets:
  Excess of tax over financial statement depreciation.......  $    66,000
  Other.....................................................        4,000
                                                              -----------
          Total.............................................       70,000
                                                              -----------
                                                                       --
                                                              ===========

     Management of the Company has evaluated the positive and negative evidence impacting the realizability of its deferred tax assets, and has determined that based on the weight of the available evidence, it is more likely than not that all of the deferred tax assets will not be realized, accordingly, the net deferred tax asset has been fully reserved. If the Company achieves profitability, the net deferred tax asset would be available to offset future income tax expense.

     At April 20, 1999, the Company had federal and state net operating loss carryforwards of approximately $12.7 million and $12.5 million, respectively, which expire in 2017 through 2019 and 2002 through 2004. The use of net operating loss carryforwards may be limited due to changes in ownership of the Company's stock.

(6) LINE OF CREDIT

     In March 1998, the Company obtained an equipment line of credit from a bank which provides for maximum borrowings of $1,250,000 and bears interest at 0.5% over the Bank's prime rate (8.25% at December 31, 1998). The line of credit is collateralized by the Company's inventories (if any), accounts receivable (if any), and equipment. In addition, the agreement places certain financial restrictions on the Company, including limitations on the payment of dividends, the acquisition of capital assets, and the incurrence of additional indebtedness. During 1999, the Company repaid the entire $1,250,000 balance that was outstanding at December 31, 1998.

(7) COMMITMENTS AND CONTINGENCIES

     The Company leases its office space and certain office equipment under noncancelable operating leases. Total rent expense under these operating leases was approximately $59,000 for the period from January 1, 1999 to April 20, 1999.

     At April 20, 1999, the Company has various capital leases for office equipment expiring during calendar year 1999.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease commitments at April 20, 1999 are as follows:

                                                              CAPITAL    OPERATING
              CALENDAR YEAR ENDING DECEMBER 31                LEASES       LEASES
              --------------------------------                -------    ----------
1999........................................................  $15,627    $  324,539
2000........................................................    6,000       711,468
2001........................................................      543       605,828
2002........................................................       --       553,008
2003........................................................       --       553,008
Thereafter..................................................       --       553,008
                                                              -------    ----------
Total minimum lease payment.................................   22,170    $3,300,859
                                                                         ==========
Less amount representing interest...........................    2,753
                                                              -------
Present value of minimum lease payments.....................   19,417
Less current portion........................................   13,472
                                                              -------
Obligations under capital lease, excluding current
  portion...................................................  $ 5,945
                                                              =======

     The Company, from time to time, is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

(8) REDEEMABLE PREFERRED STOCK

     The Company's Board of Directors has authorized 6,925,000 shares of Series A Convertible Preferred Stock ("Series A"), $.001 par value and 4,084,967 shares of Series B Convertible Preferred Stock ("Series B"), $.001 par value. In February 1998, the Company sold 6,550,000 shares of Series A at a price of $1.00 per share and received proceeds of $6,550,000. In connection with the sale of Series A, the Company converted $375,000 of promissory notes and issued 375,000 shares of Series A preferred stock. In September 1998, the Company sold 4,084,967 shares of Series B at a price of $2.754 per share and received proceeds of $11,249,999.

     The terms of the Series A and Series B preferred stock are as follows:

  Conversion

     Each share of Series A and Series B may be converted into one share of common stock at any time at the option of the holder, subject to adjustment for certain events such as a stock split, stock dividend, or stock issuance. Upon the closing of an initial public offering of the Company's common stock at a price which equals or exceeds $5.00 per share and results in proceeds of a least $10,000,000, all outstanding Series A automatically convert into shares of common stock. Upon the closing of an initial public offering of the Company's common stock at a price which equals or exceeds $11.00 per share and results in proceeds of a least $20,000,000, all outstanding Series B automatically convert into shares of common stock.

  Dividend and Voting Rights

     Commencing February 25, 2002, the holders of Series A and Series B are entitled to fixed, preferential, cumulative dividends in the amount of 8% per annum of the issue price per share of $1.00 and $2.754 for Series A and Series B, respectively, When and if declared by the Company's Board of Directors, dividends on Series A and Series B are payable in cash in preference and prior to any payment

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

of any dividend on common shares. Any dividends that are not declared by the Board of Directors shall accrue. The holders of Series A and Series B are entitled to vote on all matters and are entitled to the number of votes equal to the number of common share into which the Series A and Series B are convertible as of the date of record.

  Liquidation Preference

     In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A and Series B are entitled to receive, prior and in preference to any payment or distribution of any assets or surplus funds of the Company to holders of the common shares, an amount for each share of Series A and Series B held, equal to $1.00 and $2.754, respectively, plus in each case, any accrued and unpaid dividends on Series A and Series B that have been declared. In addition, the Series A and Series B share on a pro rata basis with common shareholders in the remaining assets of the Company up to a maximum of $4.00 per share for Series A and $5.516 per share for Series B.

  Redemption

     If the holders of 65% of Series A or Series B, at any time after February 25, 2002, so demand, the Company will be required to redeem 25% of the shares of Series A and Series B outstanding and an additional 25% of each on the three succeeding anniversaries of such demand. The redemption price of each share of Series A and Series B will be $1.00 and $2.754, respectively, plus all accrued and unpaid dividends, if any, whether or not declared.

(9) STOCK-BASED COMPENSATION

     In accordance with the Company's 1998 Stock Incentive Plan (the "Plan"), incentive stock options (ISOs) and nonqualified stock options, restricted stock, or other stock-based awards may be granted to qualified individuals by the Company's Board of Directors. Options of the Plan are exercisable over periods determined by the Board of Directors. The maximum number of shares authorized for award under the Plan is 8,080,066.

  Stock Options

     ISOs are granted to employees of the Company at not less than the fair market value of the shares on the date of grant, as determined by the Company's Board of Directors. Nonqualified options may be granted to employees, officers, directors, consultants and other advisors to the Company on terms set forth by the Company's Board of Directors on an individual basis. Generally, one-fourth of the original number of shares vest on the first anniversary of the grant date and one-thirty-sixth of the original number of shares vest on each successive full-month period following the first anniversary of the grant date. The options expire ten years from the date of grant.

     In the event of a sale, liquidation, merger or acquisition of the Company, the then unexercised stock options will, as determined by the Board of Directors, be substituted for equivalent options of the succeeding company or alternatively such unexercised options will become exercisable in full. In the event of a sale, merger or acquisition under the terms of which the holders of common stock will receive a cash payment for each share held, all options shall terminate and each option holder will receive a cash payment based on a formula outlined in the Plan.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of the Company's stock option activity for the period from January 1, 1999 to April 20, 1999 is presented below:

                                                                        WEIGHTED AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                             -------    ----------------
Options outstanding at December 31, 1998...................  183,000          $.22
  Granted..................................................  350,950           .43
                                                             -------
Options outstanding at April 20, 1999......................  533,950           .36
                                                             =======

     The following table summarizes stock options outstanding and exercisable at April 20, 1999:

                             OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
           -------------------------------------------------------   ------------------------------
EXERCISE     NUMBER         WEIGHTED AVERAGE      WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
 PRICES    OUTSTANDING   REMAINING LIFE (YEARS)    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
--------   -----------   ----------------------   ----------------   -----------   ----------------
  $.10        78,000              9.02                  $.10            58,583           $.10
   .30       215,500              9.62                   .30           109,110            .30
   .50       240,450              9.86                   .50           116,091            .50
             -------                                                   -------
             533,950              9.58                   .36           283,784            .34
             =======                                                   =======

  Restricted Stock

     Restricted stock may be issued to employees, officers, directors, consultants, and other advisors. The Plan states that the Company has the right to repurchase the common stock at the issuance price (which shall be at least equal to the par value per share for each share of common stock subject to such award) or other stated or formula price in the event that conditions specified by the Board of Directors in the award agreement are not satisfied prior to the end of the applicable restriction period or periods established for such award. The vesting period for employees is four years.

     The following table summarizes restricted stock outstanding at April 20, 1999:

PURCHASE     NUMBER      WEIGHTED AVERAGE
 PRICES    OUTSTANDING    PURCHASE PRICE
--------   -----------   ----------------
 $  --      2,175,000         $  --
  .001      1,390,000          .001
   .01      1,769,250           .01
   .30        552,000           .30
            ---------
            5,886,250          .058
            =========

     At April 20, 1999, 1,484,247 shares of stock had vested.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires that companies either recognize compensation expense for grants to employees of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income or loss in the notes to the financial statements. For stock-based awards granted to employees, the Company has adopted the disclosure provisions of SFAS 123 and recognizes compensation cost using the intrinsic value based method described in Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." For stock-based awards granted to nonemployees, the Company recognizes compensation costs in accordance with the requirements of SFAS 123. Had compensation expense for stock-based awards issued to employees been determined based upon the fair

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

value at the grant dates in accordance with SFAS 123 for the period from January 1, 1999 to April 20, 1999, net loss would have been $8,838,064 and net loss per share would have been $1.49.

     The fair value of stock options granted to employees at the date of grant was estimated using a Black-Scholes option pricing model. The following table details the weighted-average assumptions used in the calculations of fair value for stock options for the period from January 1, 1999 to April 20, 1999:

Expected volatility.........................................       0%
Risk-free interest rate.....................................     6.5%
Dividend rate...............................................       0%
Expected life...............................................  7 years

     The weighted average grant date fair value for options granted during 1999 was $12.57.

     Deferred compensation cost recognized in connection with the issuance of stock options and restricted stock to non-employees was $1,942,994 for the period from January 1, 1999 to April 20, 1999, of which $1,498,549 was amortized into expense. This compensation cost was calculated using the Black-Scholes option pricing model and the following weighted average assumptions; expected volatility of 70%, risk-free interest rate of 5%, zero dividend rate and a contractual life of 10 years.

     In connection with the Merger discussed in Note 1, the Company's common and preferred stockholders and common stock option holders received consideration equal to $17.21 per share. During the period from January 1, 1999 to April 20, 1999, the Company sold 397,000 shares of restricted common stock and granted 350,950 options to purchase common stock at amounts, in some cases, lower than the estimated fair market value. Accordingly, the Company has estimated and recorded deferred compensation related to the restricted common stock and common stock options that were sold or issued at amounts less than estimated fair market value.

     During 1998 and for the period from January 1, 1999 to April 20, 1999, the company recorded $6,523,199 and $7,718,710, respectively, in deferred compensation related to restricted common stock and stock options issued to employees of the Company. In addition, the Company recorded compensation expense of $815,060 in 1998 and $1,010,205 for the period from January 1, 1999 to April 20, 1999 related to the amortization of the deferred compensation balance over the vesting period of four years.

(10) EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution plan covering substantially all of its employees which is designed to be qualified under section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. The Company has not contributed to the plan.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Castle Networks, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Castle Networks, Inc. (a development stage enterprise) (the "Company") at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from inception (October 16, 1997) to December 31, 1997, the year ended December 31, 1998, and for the period from inception (October 16, 1997) to December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

March 19, 1999
Boston, Massachusetts

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (OCTOBER 16, 1997) TO DECEMBER 31, 1997, THE YEAR
                                     ENDED
  DECEMBER 31, 1998, AND FOR THE CUMULATIVE PERIOD FROM INCEPTION (OCTOBER 16,
                           1997) TO DECEMBER 31, 1998

                                                                                     CUMULATIVE FROM
                                               FROM INCEPTION                           INCEPTION
                                             (OCTOBER 16, 1997)                     (OCTOBER 16, 1997)
                                            TO DECEMBER 31, 1997       1998        TO DECEMBER 31, 1998
                                            --------------------    -----------    --------------------
Operating expenses:
  Research and development................       $   22,450         $ 6,051,221        $ 6,073,671
  Selling and marketing...................            2,339           1,784,700          1,787,039
  General and administrative..............           38,413             826,860            865,273
                                                 ----------         -----------        -----------
          Total operating expenses........           63,202           8,662,781          8,725,983
                                                 ----------         -----------        -----------
Interest income...........................               --            (320,977)          (320,977)
Interest expense..........................               --              44,587             44,587
                                                 ----------         -----------        -----------
Net loss..................................       $  (63,202)        $(8,386,391)       $(8,449,593)
                                                 ==========         ===========        ===========
Net loss per share basic and diluted......                          $    (14.99)
                                                                    ===========
Weighted average shares outstanding, basic
  and diluted.............................                              559,450
                                                                    ===========

    The accompanying notes are an integral part of the financial statements.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1998

                                                               1997         1998
                                                              -------    -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $47,302    $12,217,894
  Prepaid expenses and other current assets.................    6,348        154,047
                                                              -------    -----------
          Total current assets..............................   53,650     12,371,941
Property and equipment, net.................................      754      1,314,346
Other assets................................................    6,238         13,724
                                                              -------    -----------
          Total assets......................................  $60,642    $13,700,011
                                                              =======    ===========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  DEFICIT
Current liabilities:
  Accounts payable..........................................    5,602        246,830
  Accrued expenses..........................................   10,000        509,310
  Notes payable.............................................  108,042             --
  Current portion of line of credit.........................       --        479,200
  Current portion of capital lease obligations..............       --         21,266
                                                              -------    -----------
          Total current liabilities.........................  123,644      1,256,606
Line of credit..............................................       --        770,800
Capital lease obligations, excluding current portion........       --          3,628
Commitments and contingencies (Note F)
Preferred stock, Class A, $.001 par value; mandatorily
  redeemable, convertible; authorized 6,925,000 shares;
  issued and outstanding 0 and 6,925,000 shares at December
  31, 1997 and 1998, respectively; at liquidation value.....       --      6,925,000
Preferred stock, Class B. $.001 par value; mandatorily
  redeemable, convertible; authorized 4,084,967 shares;
  issued and outstanding 0 and 4,084,967 shares at December
  31, 1997 and 1998, respectively; at liquidation value.....       --     11,249,999
Stockholders' deficit:
  Common stock, $.01 par value, 200,000 shares authorized;
     issued and outstanding 20,000 shares at December 31,
     1997...................................................      200             --
  Common stock, $.001 par value, 19,090,033 shares
     authorized; issued 5,594,250 shares at December 31,
     1998...................................................       --          5,594
  Additional paid-in capital................................       --      8,249,341
  Deficit accumulated during the development stage..........  (63,202)    (8,451,568)
  Less treasury stock, at cost, 105,000 shares..............       --         (3,075)
  Deferred compensation.....................................       --     (6,306,314)
                                                              -------    -----------
          Total stockholders' deficit.......................  (63,002)    (6,506,022)
                                                              -------    -----------
          Total liabilities, redeemable preferred stock, and
            stockholders' deficit...........................  $60,642    $13,700,011
                                                              =======    ===========

    The accompanying notes are an integral part of the financial statements.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE PERIOD FROM INCEPTION (OCTOBER 16, 1997) TO DECEMBER 31, 1997, THE YEAR
                                     ENDED
   DECEMBER 31, 1998, AND FOR THE PERIOD FROM INCEPTION (OCTOBER 16, 1997) TO
                               DECEMBER 31, 1998

                                                                                                DEFICIT
                                          COMMON STOCK        COMMON STOCK                    ACCUMULATED
                                         $.01 PAR VALUE      $.001 PAR VALUE     ADDITIONAL   DURING THE
                                        ----------------   -------------------    PAID-IN     DEVELOPMENT     TREASURY
                                        SHARES    AMOUNT    SHARES     AMOUNT     CAPITAL        STAGE      STOCK AMOUNT
                                        -------   ------   ---------   -------   ----------   -----------   ------------
October 16, 1997:
  Issuance of common stock at $.01 per
    share.............................   20,000   $ 200           --       --            --            --          --
October 16, 1997 through December 31,
  1997: Net loss......................       --      --           --       --            --   $   (63,202)         --
                                        -------   -----    ---------   ------    ----------   -----------     -------
Balance at December 31, 1997..........   20,000     200           --       --            --       (63,202)         --
February 19, 1998:
  Conversion of $.01 par value common
    stock to $.001 par value common
    stock.............................  (20,000)   (200)   2,175,000   $2,175            --        (1,975)         --
February 20, 1998 - December 31, 1998:
  Issuance of common stock to
    employees and non-employees.......       --      --    3,419,250    3,419    $  221,197            --          --
  Purchase of 105,000 shares of
    treasury stock, at cost...........       --      --           --       --            --            --     $(3,075)
Deferred compensation on employee
  grants..............................       --      --           --       --     6,523,199            --          --
Amortization of deferred compensation
  on employee grants..................       --      --           --       --            --            --          --
Deferred compensation on non-employee
  grants..............................       --      --           --       --     1,504,945            --          --
Amortization of deferred compensation
  on non-employee grants..............       --      --           --       --            --            --          --
Net loss..............................       --      --           --       --            --    (8,386,391)         --
                                        -------   -----    ---------   ------    ----------   -----------     -------
Balance at December 31, 1998                 --   $  --    5,594,250   $5,594    $8,249,341   $(8,451,568)    $(3,075)
                                        =======   =====    =========   ======    ==========   ===========     =======


                                                           TOTAL
                                          DEFERRED     STOCKHOLDERS'
                                        COMPENSATION      DEFICIT
                                        ------------   -------------
October 16, 1997:
  Issuance of common stock at $.01 per
    share.............................           --     $       200
October 16, 1997 through December 31,
  1997: Net loss......................           --         (63,202)
                                        -----------     -----------
Balance at December 31, 1997..........           --         (63,002)
February 19, 1998:
  Conversion of $.01 par value common
    stock to $.001 par value common
    stock.............................           --              --
February 20, 1998 - December 31, 1998:
  Issuance of common stock to
    employees and non-employees.......           --         224,616
  Purchase of 105,000 shares of
    treasury stock, at cost...........           --          (3,075)
Deferred compensation on employee
  grants..............................  $(6,523,199)             --
Amortization of deferred compensation
  on employee grants..................      815,060         815,060
Deferred compensation on non-employee
  grants..............................   (1,504,945)             --
Amortization of deferred compensation
  on non-employee grants..............      906,770         906,770
Net loss..............................           --      (8,386,391)
                                        -----------     -----------
Balance at December 31, 1998            $(6,306,314)    $(6,506,022)
                                        ===========     ===========

    The accompanying notes are an integral part of the financial statements.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (OCTOBER 16, 1997) TO DECEMBER 31, 1997, THE YEAR
                                     ENDED
  DECEMBER 31, 1998, AND FOR THE CUMULATIVE PERIOD FROM INCEPTION (OCTOBER 16,
                           1997) TO DECEMBER 31, 1998

                                                                                FOR THE YEAR     CUMULATIVE FROM
                                                            FROM INCEPTION         ENDED            INCEPTION
                                                          (OCTOBER 16, 1997)    DECEMBER 31,    (OCTOBER 16, 1997)
                                                         TO DECEMBER 31, 1997       1998       TO DECEMBER 31, 1998
                                                         --------------------   ------------   --------------------
Cash flows from operating activities:
  Net loss.............................................        $(63,202)        $(8,386,391)       $(8,449,593)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization.....................              --             134,257            134,257
     Loss on disposal of property and equipment........              --               8,461              8,461
     Proceeds from insurance claim.....................              --              18,109             18,109
     Amortization of deferred compensation on employee
       grants..........................................              --             815,060            815,060
     Amortization of deferred compensation on
       non-employee grants.............................              --             906,770            906,770
  Changes in assets and liabilities:
     Prepaid expenses and other current assets.........          (6,348)           (147,699)          (154,047)
     Other assets......................................          (6,238)             (7,486)           (13,724)
     Accounts payable..................................           5,602             241,228            246,830
     Accrued expenses..................................          10,000             499,310            509,310
                                                               --------         -----------        -----------
          Net cash used in operating activities........         (60,186)         (5,918,381)        (5,978,567)
Cash flows from investing activities:
  Purchases of property and equipment..................            (754)         (1,426,083)        (1,426,837)
                                                               --------         -----------        -----------
          Net cash used in investing activities........            (754)         (1,426,083)        (1,426,837)
Cash flows from financing activities:
  Proceeds from issuance of common stock...............             200             224,616            224,816
  Proceeds from issuance of preferred stock Series A...              --           6,550,000          6,550,000
  Proceeds from issuance of preferred stock Series B...              --          11,249,999         11,249,999
  Proceeds from line of credit.........................              --           1,250,000          1,250,000
  Proceeds from notes payable..........................         108,042             266,958            375,000
  Purchase of treasury stock...........................              --              (3,075)            (3,075)
  Payments on capital lease............................              --             (23,442)           (23,442)
                                                               --------         -----------        -----------
          Net cash provided by financing activities....         108,242          19,515,056         19,623,298
                                                               --------         -----------        -----------
Net increase in cash and cash equivalents..............          47,302          12,170,592         12,217,894
Cash and cash equivalents, beginning of period.........              --              47,302                 --
                                                               --------         -----------        -----------
Cash and cash equivalents, end of period...............        $ 47,302         $12,217,894        $12,217,894
                                                               ========         ===========        ===========
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest.............              --         $    44,587        $    44,587
Supplemental disclosures of noncash investing and
  financing activities:
  Equipment acquired under capital leases..............              --              48,336             48,336
  Conversion of notes payable to preferred stock.......        $108,042         $   266,958        $   375,000

    The accompanying notes are an integral part of the financial statements.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

A. NATURE OF BUSINESS:


     Castle Networks, Inc. (the "Company") began operations on October 16, 1997 and was incorporated in The Commonwealth of Massachusetts in November, 1997. The Company reincorporated in the state of Delaware on February 19, 1998. The Company was organized to design, manufacture, market, and sell voice and data convergence equipment for the telecommunications market. The Company's principal market is in the United States.


     Since its inception, the Company has devoted a substantial portion of its efforts toward establishing its business, raising capital, developing hardware and software, and marketing. No revenues have been derived from operations. Accordingly, through the date of these financial statements, the Company is considered to be a development stage enterprise as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises."

     The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis or to obtain additional financing as may be required. The Company has yet to generate any revenues from customers and has no assurance of future revenues. To date the Company has been funded by private equity financings. On March 7, 1999, the Company signed a definitive plan of merger agreement to be acquired by Siemens Corporation ("Siemens") for an estimated aggregate purchase price of $300,000,000 based on the value of the shares to be exchanged on the date of closing. Therefore, the Company expects to operate as a subsidiary of Siemens and receive future funding from Siemens as its parent.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents

     The Company considers all short-term investments with original maturities of three months or less at acquisition to be cash equivalents. Cash and cash equivalents include cash held in banks and short-term investments in money market funds. Due to the short-term nature of these assets cost approximates fair value.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments. The Company maintains temporary cash investments with major financial institutions with high credit standing.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on estimated useful lives of three to five years.

     The cost of significant additions and improvements is capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

     Equipment under capital leases is recorded at the present value of the minimum lease payments required during the lease period. Equipment under capital leases is amortized over the shorter of the estimated useful lives or the term of the lease.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Research and Development and Software Development Costs

     Research and development costs are expensed as incurred. Software production costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Software production costs incurred subsequent to the establishment of technological feasibility are capitalized until the product is available for general release to customers. As of December 31, 1998, the Company's products have not established technological feasibility and accordingly, no software development costs have been capitalized.

  Income Taxes

     Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax basis carrying amounts of assets and liabilities measured using current statutory rates in effect for the year in which the differences are expected to reverse. At December 31, 1998, the Company had a net deferred tax asset of $2,794,000 consisting principally of net operating loss carryforwards for federal income tax purposes of approximately $2,638,000. The carryforwards begin to expire in 2013. The Company's net deferred tax asset at December 31, 1998 has been offset in full by a valuation allowance as the realization of related tax benefits is uncertain. The net operating loss carryforwards could be limited in future years if there is a significant change in Company ownership.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Stock-based Compensation

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of stock-based awards on the date of grant. For employee stock-based awards, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net earnings disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure of SFAS No. 123 for employee awards.

     The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

  Basic and Diluted Net Loss Per Common Share

     Basic and diluted net loss per share is presented under the provisions of SFAS No. 128, "Earnings per Share." As the Company incurred a net loss in 1998, potential dilutive common stock options of 183,000 and restricted common shares of 4,544,004 were excluded from the diluted net loss per share calculation at December 31, 1998 as their effect would have been antidilutive. As a result, diluted net loss per share is the same as basic net loss per share, and has not been presented separately. No loss per share calculation is presented for 1997 because all of the common shares outstanding were restricted.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table sets forth the computation of basic and diluted net loss per share:

                                                                 1998
                                                              -----------
Numerator:
  Net loss..................................................  $(8,386,391)
                                                              ===========
Denominator
  Weighted average unrestricted common shares outstanding...      559,450
                                                              ===========
Basic and diluted net loss per share........................  $    (14.99)
                                                              ===========

  Impairment of Long-Lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Estimated fair value is generally based on either appraised value or measured by discounted estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows.

  Fair Value of Financial Instruments

     The carrying amounts of cash, cash equivalents, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.

  Other Comprehensive Income

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" for the period from inception to December 31, 1998. This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. To date, comprehensive loss and net loss are the same.

  Segment Information

     The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company is a development stage enterprise and has not generated any revenue. The Company has determined it conducts its operations in one business segment.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

C. PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, 1997 and 1998 consist of the following:

                                                              1997       1998
                                                              ----    ----------
Furniture and fixtures......................................  $154    $   51,047
Office equipment............................................   600        16,966
Data processing equipment...................................    --       347,773
Test equipment..............................................    --       966,993
Leasehold improvements......................................    --        17,488
Equipment under capital lease...............................    --        48,336
                                                              ----    ----------
                                                               754     1,448,603
                                                              ----    ----------
Less accumulated depreciation and amortization..............    --      (134,257)
                                                              ----    ----------
Property and equipment, net.................................  $754    $1,314,346
                                                              ====    ==========

     At December 31, 1997 and 1998, accumulated amortization amounted to $0 and $12,746, respectively, on equipment under capital leases. Depreciation and amortization expense for the years ended December 31, 1997 and 1998 was $0 and $134,257, respectively.

D. RELATED PARTY:

     In 1998, the Company purchased $109,260 of computer equipment and furniture and fixtures from a related party.

E. LINE OF CREDIT:

     In March 1998, the Company obtained an equipment line of credit from a bank which provides for maximum borrowings of $1,250,000 and bears interest at 0.5% over the Bank's prime rate (8.25% at December 31, 1998). During 1998, the Company borrowed $1,250,000 under this line. Beginning January 1, 1999, the outstanding principal balance will be repaid monthly in 36 equal installments for hardware purchases and 24 equal installments for software purchases. The line of credit is collateralized by the Company's inventories (if any), accounts receivable (if any), and equipment. In addition, the agreement places certain financial restrictions on the Company, including limitations on the payment of dividends, the acquisition of capital assets, and the incurrence of additional indebtedness. Beginning on March 31, 1999, the Company will be required to maintain a minimum tangible capital base (defined as stockholder's equity plus subordinated debt less intangible assets) not less than the greater of (i) $500,000 or (ii) 75% of outstanding borrowings on the facility.

F. COMMITMENTS:

     The Company leases its office space and certain office equipment under noncancelable operating leases. Total rent expense under these operating leases was approximately $12,162 and $137,626 for the years ended December 31, 1997 and 1998, respectively.

     At December 31, 1998 the Company has two 36 month capital equipment leases expiring on November 30, 2000 and December 31, 2000, respectively, and a 24 month capital equipment lease ending on November 30, 1999.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease commitments at December 31, 1998 are as follows:

                                                              OPERATING    CAPITAL
YEAR ENDING DECEMBER 31,                                       LEASES      LEASES
------------------------                                      ---------    -------
1999........................................................  $192,973     $21,266
2000........................................................   192,973       3,628
2001........................................................    63,443          --
2002........................................................        --          --
2003........................................................        --          --
     Thereafter.............................................        --          --
                                                              --------     -------
                                                              $449,389      24,894
                                                              ========
Less: long-term portion.....................................                (3,628)
                                                                           -------
                                                                           $21,266
                                                                           =======

     The Company has entered into an operating lease for new office space which commences on April 10, 1999 and terminates on December 31, 2004. Annual rent expenses under this operating lease, not included above, will be $218,899 for the year ended December 31, 1999 and $553,008 per year for each year ended December 31, 2000 to 2004.

G. REDEEMABLE PREFERRED STOCK:

     The Company's Board of Directors has authorized 6,925,000 shares of Series A Convertible Preferred Stock ("Series A"), $.001 par value and 4,084,967 shares of Series B Convertible Preferred Stock ("Series B"), $.001 par value. In February 1998, the Company sold 6,550,000 shares of Series A at a price of $1 per share and received proceeds of $6,550,000. In connection with the sale of Series A, the Company converted $375,000 of promissory notes and issued 375,000 shares of Series A preferred stock. In September 1998, the Company sold 4,084,967 shares of Series B at price of $2.754 per share and received proceeds of $11,249,999.

     The terms of the Series A and Series B preferred stock are as follows:

  Conversion

     Each share of Series A and Series B may be converted into one share of common stock at any time at the option of the holder, subject to adjustment for certain events such as a stock split, stock dividend, or stock issuance. Upon the closing of an initial public offering of the Company's common stock at a price which equals or exceeds $5 per share and results in proceeds of a least $10,000,000, all outstanding Series A automatically convert into shares of common stock. Upon the closing of an initial public offering of the Company's common stock at a price which equals or exceeds $11 per share and results in proceeds of a least $20,000,000, all outstanding Series B automatically convert into shares of common stock.

  Dividend and Voting Rights

     Commencing February 25, 2002, the holders of Series A and Series B are entitled to fixed, preferential, cumulative dividends in the amount of 8% per annum of the issue price per share of $1 and $2.754 for Series A and Series B, respectively. When and if declared by the Company's Board of Directors, dividends on Series A and Series B are payable in cash in preference and prior to any payment of any dividend on common shares. Any dividends that are not declared by the Board of Directors shall accrue. The holders of Series A and Series B are entitled to vote on all matters and are entitled to the

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

number of votes equal to the number of common shares into which the Series A and Series B are convertible as of the date of record.

  Liquidation Preference

     In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A and Series B are entitled to receive, prior and in preference to any payment or distribution of any assets or surplus funds of the Company to holders of the common shares, an amount for each share of Series A and Series B held, equal to $1 and $2.754, respectively, plus in each case, any accrued and unpaid dividends on Series A and Series B that have been declared. In addition, the Series A and Series B share on a pro rata basis with common shareholders in the remaining assets of the Company up to a maximum of $4 per share for Series A and $5.516 per share for Series B.

  Redemption

     If the holders of 65% of Series A or Series B, at any time after February 25, 2002, so demand, the Company will be required to redeem 25% of the shares of Series A and Series B outstanding and an additional 25% of each on the three succeeding anniversaries of such demand. The redemption price of each share of Series A and Series B will be $1 and $2.754, respectively, plus all accrued and unpaid dividends, if any, whether or not declared.

H. STOCK-BASED COMPENSATION:

     In accordance with the Company's 1998 Stock Incentive Plan (the "Plan"), incentive stock options (ISOs) and nonqualified stock options, restricted stock, or other stock based awards may be granted to qualified individuals by the Company's Board of Directors. Options of the Plan are exercisable over periods determined by the Board of Directors. The maximum number of shares authorized for award under the Plan is 8,080,066.

  Stock Options

     ISOs are granted to employees of the Company at not less than the fair market value of the shares on the date of grant, as determined by the Company's Board of Directors. Nonqualified options may be granted to employees, officers, directors, consultants and other advisors to the Company on terms set forth by the Company's Board of Directors on an individual basis. Generally, one-fourth of the original number of shares vest on the first anniversary of the grant date and one-thirty-sixth of the original number of shares vest on each successive full-month period following the first anniversary of the grant date. The options expire ten years from the date of grant.

     In the event of a sale, liquidation, merger or acquisition of the Company, the then unexercised stock options will, as determined by the Board of Directors, be substituted for equivalent options of the succeeding company or alternatively such unexercised options will become exercisable in full. In the event of a sale, merger or acquisition under the terms of which the holders of common stock will receive a cash payment for each share held, all options shall terminate and each option holder will receive a cash payment based on a formula outlined in the Plan.

  Restricted Stock

     Restricted stock may be issued to employees, officers, directors, consultants, and other advisors. The Plan states that the Company has the right to repurchase the common stock at the issuance price (which shall be at least equal to the par value per share for each share of common stock subject to such award)

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

or other stated or formula price in the event that conditions specified by the Board of Directors in the award agreement are not satisfied prior to the end of the applicable restriction period or periods established for such award. The vesting period for employees is four years. The number of restricted stock shares outstanding at December 31, 1997 and 1998 was 0 and 5,489,250, respectively.

     A summary of the Company's stock option activity for 1998 is presented below:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                              SHARES     EXERCISE PRICE
                                                              -------    --------------
Options outstanding at January 1, 1998:
  Granted...................................................  195,000        $0.23
  Exercised.................................................       --           --
  Cancelled.................................................   12,000         0.30
                                                              -------        -----
Options outstanding at December 31, 1998....................  183,000        $0.22
                                                              =======        =====

     At December 31, 1998, no options were exercisable. The weighted-average grant-date fair value of options granted during 1998 was $6.84. The weighted average remaining contractual life for options outstanding at December 31, 1998 is nine years. No options were granted prior to 1998.

     The Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting or Stock Issued to Employees." Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company's net loss for the year ended December 31, 1998 would have been $8,253,068 and net loss per share would have been $1.88.

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts and additional awards in future years are anticipated.

     The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: an expected life of 7 years, no dividends, no volatility, and a risk-free rate of 4.95% for the year ended December 31, 1998.

     During 1998, the Company recorded $6,523,199 in deferred compensation related to restricted common stock and stock options issued to employees of the Company at exercise prices lower than the estimated fair market value. In addition, the Company recorded $815,060 in compensation expense related to the amortization of the deferred compensation balance.

     Deferred compensation cost recognized in connection with the issuance of stock options and restricted stock to non-employees was $1,504,945 for the year ended December 31, 1998, of which $906,770 was amortized into expense. This compensation cost was calculated using the Black-Scholes option pricing model and the following weighted average assumptions; expected volatility of 70%, risk-free interest rate of 5.5%, zero dividend rate and a contractual life of 10 years.

I. EMPLOYEE BENEFIT PLAN:

     The Company sponsors a defined contribution plan covering substantially all of its employees which is designed to be qualified under section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. The Company has not contributed to the plan.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Argon Networks, Inc.:

     We have audited the accompanying balance sheets of Argon Networks, Inc. (a Delaware corporation in the development stage) as of March 31, 1998 and March 12, 1999 and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for the year ended March 31, 1998, the period from April 1, 1998 to March 12, 1999 and the period from inception (March 13, 1997) to March 12, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Argon Networks, Inc. as of March 31, 1998 and March 12, 1999 and the results of its operations and its cash flows for the year ended March 31, 1998, the period from April 1, 1998 to March 12, 1999 and for the period from inception (March 13, 1997) to March 12, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
April 30, 1999

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

                                                                  PERIOD FROM     CUMULATIVE PERIOD
                                                  YEAR ENDED     APRIL 1, 1998     FROM INCEPTION
                                                   MARCH 31,     TO MARCH 12,     (MARCH 13, 1997)
                                                     1998            1999         TO MARCH 12, 1999
                                                  -----------    -------------    -----------------
Operating Expenses:
  Research and development......................  $ 3,821,567    $ 13,832,630       $ 17,654,197
  Selling, general and administrative...........    1,044,678       4,147,760          5,192,438
                                                  -----------    ------------       ------------
          Total operating expenses..............    4,866,245      17,980,390         22,846,635
Interest Income.................................      330,710       1,280,236          1,610,946
Interest Expense................................      (27,019)       (114,767)          (141,786)
                                                  -----------    ------------       ------------
     Net loss...................................  $(4,562,554)   $(16,814,921)      $(21,377,475)
                                                  ===========    ============       ============
Basic and Diluted Net Loss per Share............  $   (105.97)   $     (13.45)
                                                  ===========    ============
Basic and Diluted Weighted Average Shares
  Outstanding...................................       43,056       1,249,794
                                                  ===========    ============

   The accompanying notes are an integral part of these financial statements.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                       MARCH 31, 1998 AND MARCH 12, 1999

                                                                 1998            1999
                                                              -----------    ------------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $20,484,105    $  6,811,905
  Short-term investments....................................    9,874,350      10,064,191
  Prepaid expenses and other current assets.................           --          32,460
                                                              -----------    ------------
          Total current assets..............................   30,358,455      16,908,556
                                                              -----------    ------------
Property and Equipment, at cost:
  Software and computer equipment...........................      956,421       2,501,142
  Research and development test equipment...................           --         684,731
  Furniture and fixtures....................................       70,422         122,623
  Leasehold improvements....................................           --          29,183
                                                              -----------    ------------
                                                                1,026,843       3,337,679
  Less -- Accumulated depreciation..........................      213,577         974,614
                                                              -----------    ------------
                                                                  813,266       2,363,065
                                                              -----------    ------------
Other Assets................................................       38,000          38,375
                                                              -----------    ------------
                                                              $31,209,721    $ 19,309,996
                                                              ===========    ============
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Current portion of long-term debt (Note 4)................  $   186,825    $    622,619
  Accounts payable..........................................      215,410         958,592
  Accrued expenses..........................................      364,470       1,792,961
                                                              -----------    ------------
          Total current liabilities.........................      766,705       3,374,172
                                                              -----------    ------------
Long-term Debt, less current portion (Note 4)...............      745,476       1,444,330
                                                              -----------    ------------
Commitments (Note 5)
Series A Redeemable Convertible Preferred Stock, $0.01 par
  value -- Authorized, issued and outstanding -- 5,704,063
  shares, at redemption value...............................    7,779,778       7,779,778
                                                              -----------    ------------
Series B Redeemable Convertible Preferred Stock, $0.01 par
  value -- Authorized, issued and outstanding -- 7,154,469
  shares at March 31, 1998 and March 12, 1999, at redemption
  value.....................................................   26,399,991      26,399,991
                                                              -----------    ------------
Stockholders' Deficit:
  Common stock, $0.01 par value --
     Authorized -- 20,000,000 shares
     Issued -- 3,545,000 and 3,955,625 shares, at March 31,
       1998 and March 12, 1999, respectively
     Outstanding -- 3,545,000 and 3,688,125 shares at March
       31, 1998 and March 12, 1999, respectively............       35,450          39,556
  Additional paid-in capital................................       96,000       6,136,425
  Deferred compensation.....................................           --      (4,397,430)
  Deficit accumulated during the development stage..........   (4,613,679)    (21,428,600)
  Treasury stock, at cost -- No shares at March 31, 1998 and
     267,500 shares at March 12, 1999.......................           --         (38,226)
                                                              -----------    ------------
          Total stockholders' deficit.......................   (4,482,229)    (19,688,275)
                                                              -----------    ------------
                                                              $31,209,721    $ 19,309,996
                                                              ===========    ============

   The accompanying notes are an integral part of these financial statements.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                             STOCKHOLDERS' DEFICIT
        FOR THE PERIOD FROM INCEPTION (MARCH 13, 1997) TO MARCH 12, 1999

                                     REDEEMABLE CONVERTIBLE                                                          DEFICIT
                                        PREFERRED STOCK            COMMON STOCK                                    ACCUMULATED
                                    ------------------------   ---------------------   ADDITIONAL                   DURING THE
                                    NUMBER OF    REDEMPTION    NUMBER OF     $.01       PAID-IN       DEFERRED     DEVELOPMENT
                                      SHARES        VALUE       SHARES     PAR VALUE    CAPITAL     COMPENSATION      STAGE
                                    ----------   -----------   ---------   ---------   ----------   ------------   ------------
Inception (March 13, 1997)........          --   $        --   2,000,000    $20,000    $       --   $        --    $         --
 Sale of restricted common
   stock..........................          --            --   1,545,000     15,450        96,000            --              --
 Sale of Series A redeemable
   convertible preferred stock,
   net of issuance costs of
   $24,011........................   5,704,063     7,779,778          --         --            --            --         (24,011)
 Sale of Series B redeemable
   convertible preferred stock,
   net of issuance costs of
   $27,114........................   7,154,469    26,399,991          --         --            --            --         (27,114)
 Net loss.........................          --            --          --         --            --            --      (4,562,554)
                                    ----------   -----------   ---------    -------    ----------   -----------    ------------
Balance, March 31, 1998...........  12,858,532    34,179,769   3,545,000     35,450        96,000            --      (4,613,679)
 Sale of restricted common stock
   and exercise of common stock
   options........................          --            --     410,625      4,106       118,875            --              --
 Repurchase of restricted common
   stock..........................          --            --          --         --            --            --              --
 Deferred compensation related to
   the issuance of restricted
   common stock and stock options
   to employees...................          --            --          --         --     5,267,250    (5,267,250)             --
 Compensation expense related to
   the issuance of restricted
   common stock and stock options
   to employees...................          --            --          --         --            --       869,820              --
 Compensation expense related to
   the issuance of restricted
   common stock and stock options
   to nonemployees................          --            --          --         --       654,300            --              --
 Net loss.........................          --            --          --         --            --                   (16,814,921)
                                    ----------   -----------   ---------    -------    ----------   -----------    ------------
Balance, March 12, 1999...........  12,858,532   $34,179,769   3,955,625    $39,556    $6,136,425   $(4,397,430)   $(21,428,600)
                                    ==========   ===========   =========    =======    ==========   ===========    ============


                                       TREASURY STOCK
                                    ---------------------       TOTAL
                                    NUMBER OF               STOCKHOLDERS'
                                      SHARES       COST        DEFICIT
                                    ----------   --------   -------------
Inception (March 13, 1997)........          --   $     --   $     20,000
 Sale of restricted common
   stock..........................          --         --        111,450
 Sale of Series A redeemable
   convertible preferred stock,
   net of issuance costs of
   $24,011........................          --         --        (24,011)
 Sale of Series B redeemable
   convertible preferred stock,
   net of issuance costs of
   $27,114........................          --         --        (27,114)
 Net loss.........................          --         --     (4,562,554)
                                    ----------   --------   ------------
Balance, March 31, 1998...........          --         --     (4,482,229)
 Sale of restricted common stock
   and exercise of common stock
   options........................          --         --        122,981
 Repurchase of restricted common
   stock..........................     267,500    (38,226)       (38,226)
 Deferred compensation related to
   the issuance of restricted
   common stock and stock options
   to employees...................          --         --
 Compensation expense related to
   the issuance of restricted
   common stock and stock options
   to employees...................          --         --        869,820
 Compensation expense related to
   the issuance of restricted
   common stock and stock options
   to nonemployees................          --         --        654,300
 Net loss.........................          --         --    (16,814,921)
                                    ----------   --------   ------------
Balance, March 12, 1999...........     267,500   $(38,226)  $(19,688,275)
                                    ==========   ========   ============

   The accompanying notes are an integral part of these financial statements.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                          CUMULATIVE
                                                                                          PERIOD FROM
                                                                     PERIOD FROM           INCEPTION
                                                   YEAR ENDED      APRIL 1, 1998 TO    (MARCH 13, 1997)
                                                 MARCH 31, 1998     MARCH 12, 1999     TO MARCH 12, 1999
                                                 --------------    ----------------    -----------------
Cash Flows from Operating Activities:
  Net loss.....................................   $(4,562,554)       $(16,814,921)       $(21,377,475)
  Adjustments to reconcile net loss to net cash
     used in operating activities --
     Compensation expense related to the
       issuance of restricted common stock and
       stock options to employees and
       nonemployees............................            --           1,524,120           1,524,120
     Depreciation and amortization.............       213,577             761,037             974,614
     Changes in assets and liabilities --
       Prepaid expenses and other current
          assets...............................            --             (32,460)            (32,460)
       Increase in other assets................       (38,000)               (375)            (38,375)
       Accounts payable........................       214,410             743,182             958,592
       Accrued expenses........................       364,470           1,428,491           1,792,961
                                                  -----------        ------------        ------------
          Net cash used in operating
            activities.........................    (3,808,097)        (12,390,926)        (16,198,023)
                                                  -----------        ------------        ------------
Cash Flows from Investing Activities:
  Sale of short-term investments...............     2,200,000          26,997,000          29,197,000
  Purchase of short-term investments...........   (12,074,350)        (27,186,841)        (39,261,191)
  Purchase of property and equipment, net......    (1,026,843)         (2,159,261)         (3,186,104)
                                                  -----------        ------------        ------------
          Net cash used in investing
            activities.........................   (10,901,193)         (2,349,102)        (13,250,295)
                                                  -----------        ------------        ------------
Cash Flows from Financing Activities:
  Net proceeds from sale of Series A redeemable
     convertible preferred stock...............     7,755,767                  --           7,755,767
  Net proceeds from sale of Series B redeemable
     convertible preferred stock...............    26,372,877                  --          26,372,877
  Proceeds from sale of restricted common stock
     and exercise of common stock options......       111,450             122,981             254,431
  Repurchase of restricted common stock........            --             (38,226)            (38,226)
  Proceeds from officer (stockholder)
     promissory note payable...................       100,000                  --             100,000
  Payments on officer (stockholder) promissory
     note payable..............................      (100,000)                 --            (100,000)
  Payments under equipment line of credit and
     note payable..............................        (7,083)           (383,509)           (390,592)
  Borrowings under equipment line of credit and
     note payable..............................       939,384           1,366,582           2,305,966
                                                  -----------        ------------        ------------
          Net cash provided by financing
            activities.........................    35,172,395           1,067,828          36,260,223
                                                  -----------        ------------        ------------
Net (Decrease) Increase in Cash and Cash
  Equivalents..................................    20,463,105         (13,672,200)          6,811,905
                                                  -----------        ------------        ------------
Cash and Cash Equivalents, beginning of
  period.......................................        21,000          20,484,105                  --
                                                  -----------        ------------        ------------
Cash and Cash Equivalents, end of period.......   $20,484,105        $  6,811,905        $  6,811,905
                                                  ===========        ============        ============
Supplemental Disclosure of Cash Flow
  Information:
  Cash paid for --
  Interest.....................................   $    27,019        $    114,767        $    141,786
                                                  ===========        ============        ============
Supplemental Disclosure of Noncash Financing
  Activities:
  Equipment acquired under capital lease.......   $        --        $    151,575        $    151,575
                                                  ===========        ============        ============

   The accompanying notes are an integral part of these financial statements.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 12, 1999

(1) OPERATIONS AND MERGER

     Argon Networks, Inc. (the Company) was incorporated as a Delaware corporation on March 13, 1997 and is engaged in the development of data communications hardware and software. The Company commenced operations in April 1997.

     On February 4, 1999, the Company entered into an agreement and plan of merger (the Merger) by and among Siemens Corporation (Siemens), Arthur Acquisition Corp. (AAC), a wholly owned subsidiary of Siemens, and Argon Networks, Inc. whereby Siemens and AAC acquired all of the outstanding capital stock of the Company for $200 million in cash (the Consideration) and AAC merged with and into the Company, with the Company becoming a wholly owned subsidiary of Siemens. In addition, the employees of the Company are entitled to receive an additional $32.1 million based on certain project milestones and employee retention criteria, as defined.

     Upon consummation of the Merger on March 12, 1999, all shares of treasury stock owned by the Company were canceled and retired. All nondissenting shares of common stock converted into the right to receive 21.52% of the Consideration divided by the number of common shares outstanding immediately prior to the effective date of the transaction. All nondissenting shares of preferred stock converted into the right to receive 71.45% of the Consideration divided by the number of preferred shares outstanding immediately prior to the effective date of the transaction. Additionally, the vesting of all outstanding common stock options accelerated and were canceled and converted into the right to receive 7.03% of the Consideration divided by the number of common shares issuable pursuant to the outstanding stock options immediately prior to the effective date of the transaction. The consideration received by the common stockholders, preferred stockholders and common stock optionholders was equal to $11.44, $11.11 and $11.46 per share, respectively.


     At the effective time of the Merger, Siemens distributed $180 million in cash and entered into an escrow agreement, whereby $20 million was deposited into an escrow account. The escrow account will be released 18 months after the effective date of the transaction.


     The financial statements and notes to financial statements herein have been prepared to reflect the financial position of the Company immediately prior to the effective time of the Merger and do not include any adjustments for the application of push-down accounting or the recognition of compensation expense related to the acceleration vesting of common stock options (see Note 8(b)).

     The Company is in the development stage and is devoting substantially all of its efforts toward product research and development. The Company is subject to a number of risks similar to those of other development stage companies, including dependence on key individuals, competition from established companies, the development of commercially viable products and the continued financial support of Siemens, necessary to fund product development.

(2) SIGNIFICANT ACCOUNTING POLICIES

  (a) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (b) Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash equivalents.

  (c) Short-Term Investments

     The Company accounts for investments under Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. As of March 12, 1999, all of the Company's investments are classified and accounted for as held-to-maturity and reported at amortized cost. As of March 31, 1998 and March 12, 1999, the amortized cost of the Company's short-term investments, which approximates fair market value, consists of the following:

                                                                1998          1999
                                                             ----------    -----------
U.S. government agencies...................................  $4,939,278    $ 5,399,842
Commercial paper...........................................   4,935,072      4,664,349
                                                             ----------    -----------
                                                             $9,874,350    $10,064,191
                                                             ==========    ===========

     The average maturity of the Company's short-term investments at March 31, 1998 and March 12, 1999 is 104 and 125 days, respectively. Realized gains and losses from the sale of investment securities are recorded on the trade date by specific identification of the security sold. Realized gains and losses were not material during the period from April 1, 1998 to March 12, 1999 and the year ended March 31, 1998.

  (d) Depreciation and Amortization

     The Company provides for depreciation by charges to operations on a straight-line basis in amounts estimated to allocate the cost of the assets over their estimated useful lives, as follows:

                                                                ESTIMATED
ASSET CLASSIFICATION                                           USEFUL LIFE
--------------------                                          -------------
Software and computer equipment.............................  2-3 years
Research and development test equipment.....................  5 years
Furniture and fixtures......................................  2-5 years
Leasehold improvements......................................  Life of lease

  (e) Software Development Costs

     All of the Company's research and development expenses have been charged to operations as incurred. In accordance with SFAS No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed, the Company will capitalize material software development costs incurred after the technological feasibility of software development projects has been established. For the year ended March 31, 1998 and the period from April 1, 1998 to March 12, 1999, no software development costs met the criteria for capitalization.

  (f) Comprehensive Income (Loss)

     SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive net loss is the same as net loss for all periods presented.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (g) Loss Per Share

     Basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of unrestricted common shares outstanding during the period. Basic and diluted net loss per share are the same, as the effect of the inclusion of shares of common stock issuable upon the conversion of redeemable convertible preferred stock, as well as stock options and restricted common stock, would be antidilutive. In accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 98, Earnings Per Share in an Initial Public Offering, the Company has determined that there were no nominal issuances of common stock or potential common stock. The following weighted average total of securities were excluded from the calculation of dilutive weighted average shares outstanding, as their effect would be antidilutive:

                                                                             PERIOD FROM
                                                          YEAR ENDED        APRIL 1, 1998
                                                        MARCH 31, 1998    TO MARCH 12, 1999
                                                        --------------    -----------------
Redeemable convertible preferred stock................    4,962,942          12,858,532
Common stock options..................................      122,441           1,011,421
Restricted common stock...............................    3,000,713           2,419,437
                                                          ---------          ----------
          Total.......................................    8,086,096          16,289,390
                                                          =========          ==========

  (h) New Accounting Standards

     American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities, was issued in April 1998. SOP 98-5 requires that all nongovernmental entities expense the costs of start-up activities, including organizational costs, as those costs are incurred. The Company has recorded all start-up costs as expense when incurred.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This new standard is not anticipated to have a significant impact on the Company's financial statements.

(3) INCOME TAXES

     The Company accounts for federal and state income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates assumed to be in effect when these differences reverse. As of March 12, 1999, the Company had net operating loss and tax credit carryforwards that could result in future potential tax benefits.

     As of March 12, 1999, the Company had federal and state net operating loss carryforwards and research and development credit carryforwards available to offset future taxable income, if any, of approximately $14,502,000, $14,021,000 and $625,000, respectively. These carryforwards expire beginning in 2012 and are subject to review and possible adjustment by the Internal Revenue Service. In addition, the occurrence of certain events, including significant changes in ownership interests (see Note 1), may limit the amount of the net operating loss carryforward available to be used in any given year.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the Company's net deferred tax assets at March 31, 1998 and March 12, 1999 are as follows:

                                                               1998           1999
                                                            -----------    -----------
Net operating loss and credit carryforwards...............  $ 1,604,000    $ 6,706,000
Other temporary differences...............................      420,000      1,803,000
Valuation allowance.......................................   (2,024,000)    (8,509,000)
                                                            -----------    -----------
                                                            $        --    $        --
                                                            ===========    ===========

     The Company has recorded a full valuation allowance against its net deferred tax asset as of March 31, 1998 and March 12, 1999, because the future realizability of such asset is uncertain.

(4) LONG-TERM DEBT

  (a) Equipment Line of Credit and Note Payable

     The Company has entered into three equipment lines of credit with a bank totaling $2,500,000, $1,600,000 and $30,000, respectively. All outstanding borrowings bear interest at the prime rate (7.75% at March 12, 1999) and are collateralized by substantially all assets of the Company. In addition, the Company is required to comply with certain restrictive covenants regarding minimum levels of tangible net worth and liquidity. As of March 12, 1999, the Company was in compliance with all covenants.

     All advances that are outstanding under the $2,500,000 line of credit as of December 11, 1999 convert into a promissory note that is payable in 36 equal monthly installments of principal plus interest beginning January 11, 2000. As of March 12, 1999, $676,106 was outstanding under this facility. The $1,600,000 line of credit converted to a promissory note on August 28, 1998 and is payable in 36 equal monthly installments of principal plus interest through August 28, 2001. The $30,000 line of credit converted to a promissory note on July 28, 1997 and is payable in 36 equal monthly installments of principal plus interest through July 28, 2000.

  (b) Capital Lease

     During fiscal 1999, the Company entered into a capital lease with a financing institution with the principal amount totaling $151,575. The capital lease bears interest at 13.5% and is payable in 12 equal monthly installments of principal and interest of $13,423 through July 1999.

  (c) Officer/Stockholder Promissory Note Payable

     On May 30, 1997, the Company entered into a $100,000 promissory note payable (the Note) with an officer/stockholder of the Company. The Note was repaid, including interest of $611, with the proceeds from the sale of the Series A redeemable convertible preferred stock (Series A Preferred Stock) (see
Note 6) during June 1997.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (d) Future Minimum Payments

     The following table summarizes future principal payments required on these facilities:

FISCAL YEAR-
------------
2000........................................................    $  622,619
2001........................................................       763,914
2002........................................................       492,754
2003........................................................       187,662
                                                                ----------
                                                                $2,066,949
                                                                ==========

(5) COMMITMENTS

     The Company conducts its operations in a leased facility and is obligated to pay monthly rent through 2004. In addition, the Company leases certain office equipment under operating lease agreements. The minimum future rental payments under these operating lease agreements are approximately as follows:

FISCAL YEAR-
------------
2000........................................................    $  240,000
2001........................................................       240,000
2002........................................................       240,000
2003........................................................       257,000
2004........................................................        46,000
                                                                ----------
                                                                $1,023,000
                                                                ==========

     Rent expense for the year ended March 31, 1998 and the period ended March 12, 1999 was approximately $94,000 and $174,000, respectively.

(6) REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Company has authorized 12,858,532 shares of redeemable convertible preferred stock, of which 5,704,063 and 7,154,469 have been designated as Series A Preferred Stock and Series B redeemable convertible preferred stock (Series B Preferred Stock), respectively. In April 1997, the Company sold 131,970 shares of Series A Preferred Stock at $1.3639 per share for net proceeds of $180,000 to the two cofounders of the Company. In June, 1997, the Company sold to various investors 5,572,093 shares of Series A Preferred Stock at $1.3639 per share for net proceeds of $7,575,767. On March 10, 1998, the Company sold 7,154,469 shares of Series B Preferred Stock at $3.69 per share for net proceeds of $26,372,877.

     The rights, preferences and privileges of the Series A and Series B Preferred Stock are listed below.

     Dividends

     The Company shall not declare or pay any dividends on shares of common stock unless the holders of the Series A and Series B Preferred Stock then outstanding receive an amount equal to the dividends declared or paid on common stock.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Conversion

     Each share of Series A and Series B Preferred Stock is convertible at the option of the holder into one share of common stock, adjusted for certain dilutive events, as defined. In addition, all shares of the Series A and Series B Preferred Stock shall be automatically converted into shares of common stock upon the closing of an initial public offering at a per share price of at least $11.00 and resulting in net proceeds to the Company of at least $15,000,000.

     Mandatory Redemption

     The Company will be required to redeem, subject to certain conditions, on March 10, 2003, March 10, 2004 and March 10, 2005, each a Mandatory Redemption Date, the percentage of Series A and Series B Preferred Stock, as listed in the following table, at a rate of $1.3639 per share in the case of the Series A Preferred Stock and $3.69 per share in the case of the Series B Preferred Stock.

                                                               PORTION OF SHARES OF SERIES A
                                                               AND SERIES B PREFERRED STOCK
MANDATORY REDEMPTION DATE                                             TO BE REDEEMED
-------------------------                                      -----------------------------
March 10, 2003                                                          33.33%
March 10, 2004                                                          50.00%
March 10, 2005                                                   All shares then held

     Voting Rights

     The Series A and Series B preferred stockholders are entitled to vote on all matters with the common stockholders as if they were one class of stock. The Series A and Series B preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of the Series A and Series B Preferred Stock is then convertible.

     Liquidation

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, as defined, the holders of the Series A and Series B Preferred Stock then outstanding will be entitled to be paid an amount equal to $1.3639 per share and $3.69 per share, respectively, plus any dividends declared but unpaid on such shares prior to any payment to common stockholders. Amounts remaining after payment to the Series A and Series B preferred stockholders, if any, will be shared among all stockholders on a proportional basis depending on the number of shares of common stock into which the shares are convertible.

(7) STOCKHOLDERS' EQUITY

  (a) Merger

     As discussed in Note 1, on February 4, 1999, the Company entered into an Agreement and Plan of Merger, whereby all of the outstanding capital stock of the Company was acquired. All shares of treasury stock owned by the Company were cancelled and retired. All nondissenting shares of common and preferred stock converted into the right to receive 21.52% and 71.45%, respectively, of the Consideration divided by the number of shares outstanding immediately prior to the effective date of the transaction. Additionally, the vesting of all outstanding common stock options were accelerated and were canceled and converted into the right to receive 7.03% of the Adjusted Merger Consideration divided by the number of common shares issuable pursuant to the outstanding stock options immediately prior to the effective date of the transaction.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (b) Reverse Stock Split

     On June 17, 1997, the Company effected a reverse stock split of .26394 per share of Series A Preferred Stock. All share and per share amounts have been retroactively restated.

  (c) Common Stock

     The Company has 20,000,000 authorized shares of common stock, of which a total of 3,955,625 shares have been issued as of March 12, 1999. The Company has reserved a total of 5,704,063 and 7,154,469 shares of common stock for the conversion of the Series A and Series B Preferred Stock, respectively.

  (d) Founders Shares

     On March 13, 1997, the Company sold 2,000,000 shares of common stock to its co-founders at $.01 per share, which represented the fair value of the common stock as determined by the Board of Directors. In conjunction with the sale, the Company entered into a stock restriction agreement with its cofounders under which 500,000 shares became vested on March 1, 1998. In the event that the cofounders are no longer employed by the Company, the Company has the right to repurchase at the original price, through March 1, 2001, the total number of shares that have not vested. This repurchase right on the remaining 1,500,000 shares will lapse at a rate of 125,000 shares at the end of each three-month period beginning on March 1, 1998. As of March 12, 1999 a total of 1,000,000 shares remain unvested and upon consummation of the Merger all such unvested shares vested in full.

(8) THE 1997 STOCK PLAN

     In April 1997, the Company's Board of Directors approved the 1997 Stock Plan (the 1997 Plan), which provides for the granting of Incentive Stock Options
(ISOs) and Nonqualified Stock Options, awards of common stock and the sale of common stock to key employees, directors and consultants of the Company.

  (a) Restricted Common Stock

     Under the 1997 Plan, the Board of Directors may authorize the sale of common stock to employees, directors and consultants of the Company. The purchase price for the common stock shall be determined by the Board of Directors, but shall not be less than the fair market value on the date of the grant. In addition, for each grant, the Board of Directors will determine the terms under which the Company may repurchase such shares.

     During fiscal 1998 and 1999, the Company sold 1,545,000 and 365,000 shares, respectively, of common stock to various employees, directors and consultants. The Company has also entered into stock repurchase agreements with the common stockholders, which provides that in the event the stockholder is no longer employed or affiliated with the Company, the Company has the right initially to repurchase all shares at a price per share equal to the original purchase price. For those stockholders that terminate their employment or affiliation after their first anniversary date but prior to the fourth anniversary date, the Company generally has the right to repurchase 75% of the shares less 6.25% of the shares per quarter beginning on the anniversary date. During fiscal 1999, the Company repurchased 267,500 shares of common stock; no shares of common stock were repurchased in fiscal 1998.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (b) Stock Options

     Under the 1997 Plan, the Board of Directors may grant ISOs and nonqualified stock options to key employees, directors and consultants of the Company. ISOs may be granted only to employees, with the exercise price not less that 100% of the fair market value on the date of grant, or in the case of 10% or greater shareholders, not less that 110% of the fair market value. Nonqualified stock options may be granted to key employees, directors or consultants of the Company. The exercise price of each nonqualified stock option shall be determined by the Board of Directors, but shall not be less than the par value of the common stock on the date of grant. In general the vesting period for common stock options is four years. All stock options issued under the 1997 Plan expire within 10 years, or in the case of 10% or greater stockholders, within five years.

     Activity under the 1997 Plan is summarized as follows:

                                                              OPTION PLAN
                                              -------------------------------------------
                                                           WEIGHTED AVERAGE     EXERCISE
                                              NUMBER OF       PRICE PER        PRICE PER
                                               SHARES           SHARE            SHARE
                                              ---------    ----------------    ----------
Outstanding, March 31, 1997.................         --         $  --          $       --
  Granted...................................    390,000          0.23           0.13-0.37
                                              ---------         -----          ----------
Outstanding, March 31, 1998.................    390,000          0.23           0.13-0.37
  Granted...................................  1,013,000          0.63           0.25-1.50
  Exercised.................................    (45,625)         0.21           0.13-0.25
  Cancelled.................................    (57,500)         0.31           0.25-0.37
                                              ---------         -----          ----------
Outstanding, March 12, 1999.................  1,299,875         $0.54          $0.13-1.50
                                              =========         =====          ==========
Exercisable, March 12, 1999.................    131,877         $0.27          $0.13-0.37
                                              =========         =====          ==========
Exercisable, March 31, 1998.................         --         $  --          $       --
                                              =========         =====          ==========

     Information regarding stock options as of March 12, 1999 is as follows:

                                OUTSTANDING
             -------------------------------------------------            EXERCISABLE
 RANGE OF                  WEIGHTED AVERAGE                      ------------------------------
 EXERCISE      NUMBER         REMAINING       WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
  PRICES     OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
-----------  -----------   ----------------   ----------------   -----------   ----------------
      $0.13     154,375          8.53              $0.13            43,125           0.13
$0.25-$0.37     907,500          9.23               0.36            88,752           0.34
      $1.50     238,000          9.58               1.50                --             --
              ---------                            -----           -------          -----
              1,299,875                            $0.54           131,877          $0.27
              =========                            =====           =======          =====

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to the financial statements. The Company has determined that it will account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123. Options granted during the period ended March 12, 1999 and the year ended March 31, 1998 have been valued for disclosure purposes using the Black-Scholes option pricing model prescribed by SFAS No. 123.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The weighted average assumptions used for the year ended March 31, 1998 and the period from April 1, 1998 to March 12, 1999 are as follows:

                                                                1998          1999
                                                             ----------    ----------
Risk-free interest rate....................................  5.40-6.19%    4.18-5.50%
Expected dividend yield....................................  0.00%         0.00%
Expected lives.............................................  5 years       1 year
Expected volatility........................................  0.00%         0.00%
Weighted average grant date fair value.....................  $0.05         $0.03
Weighted average remaining contractual life................  9.75 years    9.32 years

     Had compensation cost for the Company's stock option plan been determined consistent with SFAS No. 123, the Company's net loss would have resulted in the following pro forma amounts:

                                                              1998            1999
                                                           -----------    ------------
Net loss --
As reported..............................................  $(4,562,554)   $(16,814,921)
  Pro forma..............................................  $(4,564,635)   $(16,824,214)
Basic and diluted net loss per share --
  As reported............................................  $   (105.97)   $     (13.45)
  Pro forma..............................................  $   (106.02)   $     (13.46)

     The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     In connection with the Merger discussed in Note 1, the Company's common and preferred stockholders and common stock option holders received consideration equal to $11.44, $11.11 and $11.46 per share, respectively. During the period from April 1, 1998 to March 12 ,1999, the Company sold 365,000 shares of restricted common stock and granted 1,013,000 options to purchase common stock, at amounts that were, in some cases, lower than the deemed fair market value. Accordingly, the Company has estimated and recorded deferred compensation related to the restricted common stock and common stock options that were sold or issued at amounts less than the deemed fair market value.

     During the period from April 1, 1998 to March 12, 1999, the Company recorded $5,267,250 in deferred compensation related to restricted common stock and stock options issued to employees of the Company. In addition, the Company recorded compensation expense of $869,820 and $654,300 related to the vesting of restricted common stock and stock options issued to employees and nonemployees, respectively.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(9) 401(k) PROFIT SHARING PLAN

     In September 1997, the Board of Directors adopted the Argon Networks, Inc. 401(k) Profit Sharing Plan (the Plan). All employees who are 21 years of age and have completed one year of service, with the exception of the initial plan year, are eligible to contribute 1% to 12% of their annual compensation, subject to IRS limitations. The Company may elect to make discretionary contributions to the Plan. There have been no discretionary contributions made by the Company to date.

(10) ACCRUED EXPENSES

     Accrued expenses at March 31, 1998 and March 12, 1999 consist of the following:

                                                                1998         1999
                                                              --------    ----------
Accrued payroll and benefits................................  $251,373    $  770,608
Accrued professional fees...................................    48,267       196,491
Accrued other...............................................    64,830       825,862
                                                              --------    ----------
                                                              $364,470    $1,792,961
                                                              ========    ==========

                            UNISPHERE NETWORKS, INC.


             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS


     The following unaudited pro forma combined statements of operations are based on the audited financial statements of Unisphere Networks for the period from January 12, 1999 (date of inception) to September 30, 1999, which are included elsewhere in this prospectus, the unaudited financial statements of Unisphere Networks for the period from January 12, 1999 (date of inception) to June 30, 1999, which are not included in this prospectus and the unaudited financial statements of Redstone Communications, Castle Networks and Argon Networks for the period from October 1, 1998 to their respective dates of acquisition, which are not included in this prospectus. The acquisitions of Redstone Communications, Castle Networks and Argon Networks were consummated on April 27, 1999, April 20, 1999 and March 12, 1999, respectively. Accordingly, Unisphere Networks consolidated statements of operations include the results of operations of each of these acquired companies beginning on the dates of the acquisitions.


     The unaudited pro forma combined statements of operations give effect to the acquisitions of Redstone Communications, Castle Networks and Argon Networks as if they were consummated on October 1, 1998. The pro forma adjustments are described more fully in the accompanying notes. The pro forma adjustments are based upon estimates and assumptions that we believe are reasonable under the circumstances. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data.


     The pro forma combined statements of operations are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have been achieved had such transactions been consummated on the dates or for the periods indicated, or the results of operations as of any future date or for any future period. The pro forma combined statements of operations should be read in conjunction with the accompanying notes, the consolidated financial statements and related notes of Unisphere Networks, the financial statements and related notes of Redstone Communications, Castle Networks and Argon Networks, which are included elsewhere in this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            UNISPHERE NETWORKS, INC.


                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1999
                                  (UNAUDITED)


                                UNISPHERE
                                NETWORKS,          ARGON            CASTLE             REDSTONE          PRO FORMA
                                  INC.         NETWORKS, INC.   NETWORKS, INC.   COMMUNICATIONS, INC.   ADJUSTMENTS    PRO FORMA
                             ---------------   --------------   --------------   --------------------   -----------    ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues...............     $   2,813         $    --          $     --            $     --          $      --     $   2,813
Cost of revenue............         6,485              --                                                                  6,485
                                ---------         -------          --------            --------          ---------     ---------
Gross loss.................        (3,672)             --                --                  --                 --        (3,672)
                                ---------         -------          --------            --------          ---------     ---------
Operating expenses:
  Research and
    development............        68,369           7,227             6,612              10,339                           92,547
  Sales and marketing......        20,291             930             3,953               1,839                 --        27,013
  General and
    administrative.........        13,919           1,692             2,312               1,181                 --        19,104
  Amortization of
    intangible assets......        44,147              --                --                  --             57,509(2)    101,656
  Purchased in-process
    research and
    development............       217,400              --                --                  --           (217,400)(1)        --
                                ---------         -------          --------            --------          ---------     ---------
         Total operating
           expenses........       364,126           9,849            12,877              13,359           (159,891)      240,320
                                ---------         -------          --------            --------          ---------     ---------
Loss from operations.......      (367,798)         (9,849)          (12,877)            (13,359)           159,891      (243,992)
                                ---------         -------          --------            --------          ---------     ---------
Other income...............           227             428               230                 259                 --         1,143
                                ---------         -------          --------            --------          ---------     ---------
Net loss...................     $(367,571)        $(9,421)         $(12,647)           $(13,100)         $ 159,891     $(242,849)
                                =========         =======          ========            ========          =========     =========
Basic and diluted net loss
  per share................     $   (4.27)                                                                             $   (2.82)
                                =========                                                                              =========
Weighted average shares
  used in computing basic
  and diluted net loss per
  share....................        86,133                                                                                 86,133
                                =========                                                                              =========


See notes to unaudited pro forma combined statements of operations.

                            UNISPHERE NETWORKS, INC.


                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                    FOR THE NINE MONTHS ENDED JUNE 30, 1999

                                  (UNAUDITED)


                                UNISPHERE
                                NETWORKS,          ARGON            CASTLE             REDSTONE          PRO FORMA
                                  INC.         NETWORKS, INC.   NETWORKS, INC.   COMMUNICATIONS, INC.   ADJUSTMENTS    PRO FORMA
                             ---------------   --------------   --------------   --------------------   -----------    ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Revenue................     $     450         $    --          $     --            $     --                 --     $     450
Cost of revenue............         1,556              --                --                  --                 --         1,556
                                ---------         -------          --------            --------          ---------     ---------
Gross Loss.................        (1,106)             --                --                  --                 --        (1,106)
                                ---------         -------          --------            --------          ---------     ---------
Operating expenses:
  Research and
    development............     $  15,382         $ 7,227          $  6,612            $ 10,339                        $  39,560
  Sales and marketing......         5,383             930             3,953               1,839                 --        12,105
  General and
    administrative.........         4,407           1,692             2,315                 641                 --         9,055
  Amortization of
    intangible assets......        18,733              --                --                  --             57,509(2)     76,242
  Purchased in-process
    research and
    development............       217,400              --                --                  --           (217,400)(1)        --
                                ---------         -------          --------            --------          ---------     ---------
         Total operating
           expenses........       261,305           9,849            12,880              12,819           (159,891)      136,962
                                ---------         -------          --------            --------          ---------     ---------
Loss from operations.......      (262,411)         (9,849)          (12,880)            (12,819)           159,891      (138,068)
Other income...............           176             428               230                 258                 --         1,092
                                ---------         -------          --------            --------          ---------     ---------
Net loss...................     $(262,235)        $(9,421)         $(12,650)           $(12,561)         $ 159,891     $(136,976)
                                =========         =======          ========            ========          =========     =========
Basic and diluted net loss
  per share................     $   (3.04)                                                                             $   (1.59)
                                =========                                                                              =========
Weighted average shares
  used in computing basic
  and diluted net loss per
  share....................        86,133                                                                                 86,133
                                =========                                                                              =========


See notes to unaudited pro forma combined statements of operations.

                            UNISPHERE NETWORKS, INC.


         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

     In March and April 1999, Siemens acquired Argon Networks, Castle Networks and Redstone Communications for aggregate cash consideration of $950.0 million. Siemens contributed the stock of Argon, Castle and Redstone to us in June 1999 and we have accounted for the acquisitions and their results of operations from the date of acquisition as if we had effectively acquired the three companies. Of the aggregate purchase price, $217.4 million was allocated to acquired in-process research and development, $3.0 million was allocated to assembled workforce, and $704.6 million was allocated to goodwill. Assembled workforce is being amortized on a straight-line basis over three years. Goodwill is being amortized on a straight-line basis over seven years.


     (1) In connection with the acquisitions of Redstone Communications, Castle Networks and Argon Networks, Unisphere Networks acquired in-process research and development of $101.7 million, $79.3 million and $36.4 million, respectively. These amounts are required to be charged to operations in the period immediately following the acquisitions. These charges have been excluded from the unaudited pro forma combined statements of operations due to their nonrecurring nature.


     (2) The pro forma adjustment to amortization of intangible assets adjusts the amortization expense to reflect the acquisition of Redstone Communications, Castle Networks and Argon Networks as if they were acquired on October 1, 1998 and the amortization of intangible assets began as of that date. Total amortization expense on intangible assets is as follows:


Pro forma year ended September 30, 1999...................  $101,656
                                                            ========
Pro forma nine months ended June 30, 1999.................  $ 76,242
                                                            ========

                         [GRAPHIC -- INSIDE BACK COVER]

     Centered on top of the page is our logo.

     Below our logo are four boxes lined up in a horizontal row depicting, from left to right, the ERX-1400, the ERX-700, the SMX-2100 and the SRX-3000.

                         [GRAPHIC - INSIDE BACK COVER]


     At the top center of the page is our logo.


     Below our logo are four boxes lined up in a horizontal row depicting, from left to right, the ERX-1400, the ERX-700, the SMX-2100 and the SRX-3000.

                            UNISPHERE NETWORKS LOGO

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of our common stock offered hereby are as follows:


SEC registration fee........................................  $   56,773
                                                              ----------
NASD filing fee.............................................      15,500
                                                              ----------
Nasdaq National Market listing fee..........................      75,000
                                                              ----------
Printing and engraving expenses.............................     300,000
                                                              ----------
Legal fees and expenses.....................................     765,000
                                                              ----------
Accounting fees and expenses................................     600,000
                                                              ----------
Blue Sky fees and expenses (including legal fees)...........      10,000
                                                              ----------
Transfer agent and registrar fees and expenses..............      20,000
                                                              ----------
Directors' and officers' insurance..........................     225,000
                                                              ----------
Miscellaneous...............................................     132,727
                                                              ==========
     Total..................................................
                                                              $2,200,000
                                                              ----------


     We will bear all expenses shown above
---------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article EIGHTH of our amended and restated certificate of incorporation provides that we will indemnify our directors and officers (a) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of us) brought against him by virtue of his position as our director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of us brought against him by virtue of his position as our director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any matter as to which such person will have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, we are required to indemnify him against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to the director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. If we determine that the director or officer did not meet the applicable standard of conduct required for indemnification, or if we fail to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification.

As a condition precedent to the right of indemnification, the director or officer must give us notice of the action for which indemnity is sought and we have the right to participate in such action or assume the defense thereof.

     Article EIGHTH of our amended and restated certificate of incorporation further provides that the indemnification provided therein is not exclusive and that if the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, we must indemnify those persons to the fullest extent permitted by such laws as so amended.

     Article NINTH of the our amended and restated certificate of incorporation provides that none of our directors will be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Under Section 7 of the underwriting agreement, the underwriters are obligated, under certain circumstances, to indemnify our directors and officers against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since our incorporation, we have issued the following securities that were not registered under the Securities Act:

          (a) Issuance of Capital Stock.

          In January 1999, we issued 1,000 shares of our common stock, $.01 par value per share, to Siemens. In June 1999, we issued an additional 258,399,000 shares of our common stock to Siemens. In April 2000, we effected a 1-for-3 reverse stock split of our common stock. Consequently, Siemens Corporation currently owns 86,133,333 shares of our common stock. These shares were issued pursuant to Section 4(2) under the Securities Act.


          In August 2000, we sold an aggregate of 3,221,334 shares of restricted common stock, $.01 par value per share, to James A. Dolce, Jr., Thomas M. Burkardt, Jeffrey P. Lindholm and Kurt A. Melden at an aggregate purchase price of $33,824,007. These shares were issued pursuant to Rule 701 under the Securities Act.


          (b) Grants and Exercises of Stock Options.


          As of September 15, 2000, we had granted options to purchase an aggregate of 12,998,536 shares of common stock under our 1999 stock incentive plan exercisable at a weighted average exercise price of $9.58 per share. As of September 15, 2000, we had issued 874,983 shares of common stock for an aggregate purchase price of $7,480,901 pursuant to exercise of employee options. These options and shares were issued pursuant to Rule 701 under the Securities Act.


     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase our common stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS:


EXHIBIT
NO.                               DESCRIPTION
-------                           -----------
 1.1*     Form of Underwriting Agreement
 3.1+     Certificate of Incorporation
 3.2*     Amended and Restated Certificate of Incorporation, to become effective upon completion of this offering
 3.3+     By-laws
 3.4*     Amended and Restated By-Laws, to become effective upon
          completion of this offering
 4.1*     Specimen certificate for shares of common stock
 5.1*     Opinion of Hale and Dorr LLP
10.1*     1999 Stock Incentive Plan
10.2*     2000 Employee Stock Purchase Plan
10.3*     Employment Agreement by and between the Registrant and James
          A. Dolce, Jr., dated as of July 31, 2000.
10.4+     Employment Agreement by and between the Registrant and John
          J. Connolly, dated as of June 16, 2000
10.5+     Employment Agreement by and between Castle Networks, Inc.
          and Thomas M. Burkardt, dated as of March 7, 1999
10.6+     Employment Agreement by and between Redstone Communications,
          Inc. and Kurt A. Melden, dated as of March 14, 1999
10.7+     Employment Agreement by and between Redstone Communications,
          Inc. and Jeffrey P. Lindholm, dated as of March 14, 1999
10.8+     Employment Agreement by and between the Registrant and
          Martin C. Clague, dated as of April 1, 1999
10.9+     Severance Agreement by and between the Registrant and Martin
          C. Clague, dated as of January 31, 2000
10.10*#   Custom Sales Agreement by and between Redstone
          Communications, Inc. and IBM Corporation, dated as of
          January 1, 1999
10.11*#   Manufacturing Services Agreement by and between Redstone
          Communications, Inc. and ACT Manufacturing, Inc., dated as of December 3, 1998
10.12*#   Software License Agreement by and between Trillium Digital
          Systems, Inc. and Castle Networks, Inc., dated as of
          February 25, 1998
10.13*#   Master Purchase Agreement by and between the Registrant and
          Siemens AG, dated as of August 1, 2000
10.14*    Tax Allocation Agreement by and between the Registrant and
          Siemens Corporation, dated as of July 31, 2000
10.15     OEM Software Distribution Agreement for DirX-Metadirectory
          Software by and between the Registrant and Siemens AG, dated as of March 29, 2000
10.16     Software Development Services Agreement by and between the
          Registrant and Siemens Canada Limited, dated as of May 12,
          2000
10.17+    One Executive Drive Lease by and between MGI Chelmsford
          Corp. and Castle Networks, Inc., dated as of February 25,
          1999, with respect to property located at One Executive
          Drive, Chelmsford, Massachusetts

EXHIBIT
NO.                               DESCRIPTION
-------                           -----------
10.18+    Lease by and between 235 Littleton Road Associates, Inc. and the Registrant, dated as of December 15, 1999, with respect to property located at 235 Littleton Road, Westford,
          Massachusetts
10.19+    Lease by and between Glenborough Fund V and Redstone
          Communications, Inc., dated as of February 17, 1999, with
          respect to property located at 5 Carlisle Drive, Westford,
          Massachusetts
10.20+    Lease by and between Trustees of Michelson Farm-Westford
          Technology Park Trust and the Registrant, dated as of March
          31, 2000, with respect to property located at Michelson
          Farm-Westford Technology Park, Westford, Massachusetts
10.21*    Lease by and between Trustees of Michelson Farm-Westford
          Technology Park Trust and the Registrant, dated as of June
          30, 2000, with respect to property located at Michelson
          Farm-Westford Technology Park, Westford, Massachusetts
10.22+    Lease by and between 7800 Congress L&C and the Registrant, dated as of May 9, 2000, with respect to property located at
          7800 Congress Avenue, Boca Raton, Florida
10.23     Agreement and General Release by and between the Registrant and George S. Donahue, dated as of July 31, 2000
10.24*#   Master Manufacturing and Purchase Agreement by and between
          Castle Networks, Inc. and Bull HN Information Systems Inc.,
          acting through Bull Electronics Unit (now known as Celestica
          Inc.), dated as of September 22, 1999
21.1+     Subsidiaries of the Registrant
23.1      Consent of KPMG LLP
23.2      Consent of KPMG LLP
23.3      Consent of KPMG LLP
23.4      Consent of PricewaterhouseCoopers LLP
23.5      Consent of Arthur Andersen LLP
23.6*     Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24.1      Power of Attorney (included in the signature pages to this registration statement)
27.1      Financial Data Schedule


---------------

+ Previously filed.


* To be filed by amendment.


# We have sought or will seek confidential treatment from the Securities and Exchange Commission for selected portions of this exhibit. The omitted portions will be separately filed with the Securities and Exchange Commission.


     (b) FINANCIAL STATEMENT SCHEDULES

           Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chelmsford, Massachusetts on September 25, 2000.



                                          UNISPHERE NETWORKS, INC.


                                          By: /s/JAMES A. DOLCE, JR.
                                              ----------------------------------
                                                 James A. Dolce, Jr.
                                                 President and Chief Executive
                                                 Officer


                        POWER OF ATTORNEY AND SIGNATURES



     We, the undersigned officers and directors of Unisphere Networks, Inc., hereby severally constitute and appoint James A. Dolce, Jr., John J. Connolly and Stephan D. Howaldt, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any registration statement related to the offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (a "462(b) Registration Statement"), any and all amendments and exhibits to this registration statement or any 462(b) Registration Statement, and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby or thereby, and generally to do all things in our names and on our behalf in such capacities to enable Unisphere Networks, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.



     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                   TITLES                     DATE
                     ---------                                   ------                     ----
              /s/ JAMES A. DOLCE, JR.                President, Chief Executive      September 25, 2000
---------------------------------------------------    Officer and Director
                James A. Dolce, Jr.                    (Principal Executive
                                                       Officer)

               /s/ JOHN J. CONNOLLY                  Chief Financial Officer and     September 25, 2000
---------------------------------------------------    Treasurer (Principal
                 John J. Connolly                      Financial and Accounting
                                                       Officer)

               /s/ ANTHONY T. MAHER                  Chairman of the Board of        September 25, 2000
---------------------------------------------------    Directors
                 Anthony T. Maher

                /s/ CRAIG R. BENSON                  Director                        September 25, 2000
---------------------------------------------------
                  Craig R. Benson

               /s/ DIETRICH A. DIEHN                 Director                        September 25, 2000
---------------------------------------------------
                 Dietrich A. Diehn

              /s/ STEPHAN D. HOWALDT                 Director                        September 25, 2000
---------------------------------------------------
                Stephan D. Howaldt

                /s/ DANIEL E. SMITH                  Director                        September 25, 2000
---------------------------------------------------
                  Daniel E. Smith

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

Unisphere Networks, Inc.:



     Under date of September 6, 2000, we reported on the consolidated balance sheets of Unisphere Networks, Inc. and Subsidiaries (an indirect wholly-owned subsidiary of Siemens AG) as of September 30, 1999 and June 30, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from January 12, 1999 (date of inception) to September 30, 1999 and for the nine months ended June 30, 2000. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related financial statement schedule listed in Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.


     In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Boston, Massachusetts

September 6, 2000



                            UNISPHERE NETWORKS, INC.

                 SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                                                 BALANCE AT     ADDITIONS                   BALANCE AT
                                                BEGINNING OF    CHARGED TO                    END OF
                                                  PERIODS        EXPENSES     DEDUCTIONS      PERIOD
                                                ------------    ----------    ----------    ----------
Allowance for doubtful accounts:
For the period January 12, 1999 to September
  30, 1999....................................     $   --         $   --        $   --        $   --
For the Nine Months Ended June 30, 2000.......     $   --         $  640        $   --        $  640
Reserve for sales returns, allowances & other:
For the period January 12, 1999 to September
  30, 1999....................................     $   --         $   --        $   --        $   --
For the Nine Months Ended June 30, 2000.......     $   --         $  972        $   --        $  972

                                 EXHIBIT INDEX


EXHIBIT
NO.                               DESCRIPTION
-------                           -----------
 1.1*     Form of Underwriting Agreement
 3.1+     Certificate of Incorporation
 3.2*     Amended and Restated Certificate of Incorporation, to become effective upon completion of this offering
 3.3+     By-laws
 3.4*     Amended and Restated By-Laws, to become effective upon
          completion of this offering
 4.1*     Specimen certificate for shares of common stock
 5.1*     Opinion of Hale and Dorr LLP
10.1*     1999 Stock Incentive Plan
10.2*     2000 Employee Stock Purchase Plan
10.3*     Employment Agreement by and between the Registrant and James
          A. Dolce, Jr., dated as of July 31, 2000
10.4+     Employment Agreement by and between the Registrant and John
          J. Connolly, dated as of June 16, 2000
10.5+     Employment Agreement by and between Castle Networks, Inc.
          and Thomas M. Burkardt, dated as of March 7, 1999
10.6+     Employment Agreement by and between Redstone Communications,
          Inc. and Kurt A. Melden, dated as of March 14, 1999
10.7+     Employment Agreement by and between Redstone Communications,
          Inc. and Jeffrey P. Lindholm, dated as of March 14, 1999
10.8+     Employment Agreement by and between the Registrant and
          Martin C. Clague, dated as of April 1, 1999
10.9+     Severance Agreement by and between the Registrant and Martin
          C. Clague, dated as of January 31, 2000
10.10*#   Custom Sales Agreement by and between Redstone
          Communications, Inc. and IBM Corporation, dated as of
          January 1, 1999
10.11*#   Manufacturing Services Agreement by and between Redstone
          Communications, Inc. and ACT Manufacturing, Inc., dated as of December 3, 1998
10.12*#   Software License Agreement by and between Trillium Digital
          Systems, Inc. and Castle Networks, Inc., dated as of
          February 25, 1998
10.13*#   Master Purchase Agreement by and between the Registrant and
          Siemens AG, dated as of August 1, 2000
10.14*    Tax Allocation Agreement by and between the Registrant and
          Siemens Corporation, dated as of July 31, 2000
10.15     OEM Software Distribution Agreement for DirX-Metadirectory
          Software by and between the Registrant and Siemens AG, dated as of March 29, 2000
10.16     Software Development Services Agreement by and between the
          Registrant and Siemens Canada Limited, dated as of May 12,
          2000
10.17+    One Executive Drive Lease by and between MGI Chelmsford
          Corp. and Castle Networks, Inc., dated as of February 25,
          1999, with respect to property located at One Executive
          Drive, Chelmsford, Massachusetts

EXHIBIT
NO.                               DESCRIPTION
-------                           -----------
10.18+    Lease by and between 235 Littleton Road Associates, Inc. and the Registrant, dated as of December 15, 1999, with respect to property located at 235 Littleton Road, Westford,
          Massachusetts
10.19+    Lease by and between Glenborough Fund V and Redstone
          Communications, Inc., dated as of February 17, 1999, with
          respect to property located at 5 Carlisle Drive, Westford,
          Massachusetts
10.20+    Lease by and between Trustees of Michelson Farm-Westford
          Technology Park Trust and the Registrant, dated as of March
          31, 2000, with respect to property located at Michelson
          Farm-Westford Technology Park, Westford, Massachusetts
10.21*    Lease by and between Trustees of Michelson Farm-Westford
          Technology Park Trust and the Registrant, dated as of June
          30, 2000, with respect to property located at Michelson
          Farm-Westford Technology Park, Westford, Massachusetts
10.22+    Lease by and between 7800 Congress L&C and the Registrant, dated as of May 9, 2000, with respect to property located at
          7800 Congress Avenue, Boca Raton, Florida
10.23     Agreement and General Release by and between the Registrant and George S. Donahue, dated as of July 31, 2000
10.24*+   Master Manufacturing and Purchase Agreement by and between
          Castle Networks, Inc. and Bull HN Information Systems Inc.,
          acting through Bull Electronics Unit (now known as Celestica
          Inc.), dated as of September 22, 1999.
21.1+     Subsidiaries of the Registrant.
23.1      Consent of KPMG LLP
23.2      Consent of KPMG LLP
23.3      Consent of KPMG LLP
23.4      Consent of PricewaterhouseCoopers LLP
23.5      Consent of Arthur Andersen LLP
23.6*     Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24.1      Power of Attorney (included in the signature pages to this registration statement)
27.1      Financial Data Schedule


---------------

+ Previously filed.


* To be filed by amendment.


# We have sought or will seek confidential treatment from the Securities and Exchange Commission for selected portions of this exhibit. The omitted portions will be separately filed with the Securities and Exchange Commission.